AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 2005

REGISTRATION STATEMENT NO.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IWT TESORO CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	5000	91-2048019
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

IWT TESORO CORPORATION	HENRY J. BOUCHER, JR.
191 Post Road West, Suite 10	IWT TESORO CORPORATION
Westport, CT 06880	191 Post Road West, Suite 10Westport, CT 06880
(203) 221-2770	(203) 221-2770
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent of service)

COPIES TO

Gayle Coleman, Esq.

Rader and Coleman, P.L.

2101 N.W. Boca Raton Blvd., Suite 1

Boca Raton, Florida 33431

(561) 368-0545

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Amount to be Registered(4)	Proposed Maximum Offering Price Per Security(5)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value (1)	1,094,891	$2.74	$3,000,000	$354
Common Stock, $.001 par value (2)	511,883	$3.15	$1,612,432	$190
Common Stock, $.001 par value (3)	1,170,110	$.001	$1,171	$1

Total Registration and Fee	2,776,884		$4,613,603	$545

(1)                                  The number of shares being registered represents the maximum number of shares to be issued in connection with the exercise of the conversion right granted by Registrant pursuant to a convertible minimum borrowing note having a conversion price of $2.74 per share.

(2)                                  The number of shares being registered represents the maximum number of shares to be issued in connection with the exercise of warrants granted by Registrant having an exercise price of $3.15 per share.

(3)                                  The number of shares being registered represents the maximum number to be issued in connection with the exercise of options granted by Registrant having an exercise price of $.001 per share.

(4)                                  Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, this registration statement also registers a currently indeterminate number of additional shares of our common stock that may be issued upon the occurrence of dilutive events. The Company has made a good faith effort to estimate the actual number of shares issuable.

(5)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the terms contained in the Securities Agreement, the Warrant and the Option.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2005

PROSPECTUS

IWT TESORO CORPORATION

2,776,884 SHARES OF COMMON STOCK

This prospectus relates to the sale by Laurus Master Fund, Ltd. (“Laurus”) of up to 2,776,884 shares of our common stock consisting of:

•                  1,094,891 shares of our common stock issuable by us to Laurus upon exercise by Laurus of the outstanding conversion rights pursuant to a secured convertible minimum borrowing note in the principal amount of $3.0 million,

•                  511,883 shares of common stock issuable by us to Laurus upon exercise by Laurus of the outstanding warrants, and

•                  1,170,110 shares of common stock issuable by us to Laurus upon exercise by Laurus of outstanding options but which are subject to a one-year lock-up through August 26, 2005.

The secured convertible minimum borrowing note is convertible into our common stock at $2.74 per share. The selling stockholders may sell common stock from time to time at the prevailing market price or in negotiated transactions. The selling stockholder may be deemed an underwriter of the shares of common stock that they are offering. We will pay the expenses of registering these shares.

Our common stock currently is quoted on the Over The Counter (OTC) Bulletin Board (Symbol:IWTT).  On September 15, 2005, the closing price of the shares was $2.85 per share.

These are speculative securities. Investment in the securities offered in this prospectus involves a high degree of risk. You may lose your entire investment. Consider carefully the “Risk Factors” beginning on Page 5  before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is not an offer to buy or sell these securities in any state where the offer or sale is not permitted.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER     , 2005.

TABLE OF CONTENTS

Prospectus Summary	1
Summary Financial Data	4
Risk Factors	5
Use of Proceeds and Expenses of the Offering	13
The Laurus Transaction	13
Capitalization	16
Market Price of and Dividends and Related Stockholder Matters	17
Disclosure Regarding Forward Looking Statements	19
Selected Financial Information	20
Management’s Discussion and Analysis of Financial Condition and Results of Operations	22
Quantitative and Qualitative Disclosures About Market Risk	30
Description of our Business	31
Description of Our Properties	40
Legal Proceedings	41
Our Management	42
Executive Compensation	45
Our Principal Stockholders	54
Selling Securityholders	56
Description of Our Securities	57
Anti-Takeover Effects of Certain Provisions of Nevada Law and of our Governing Documents	59
Plan of Distribution	60
Disclosures of the SEC’s Position of Indemnification for Securities Act Liabilities	61
Shares Eligible for Future Sale	61
Changes in and Disagreements with Accountants	62
Legal Matters	63
Experts	63
Where You Can Find Additional Information	63
Index to Financial Statements

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that is important to your investment decision. You should read the following summary together with the entire prospectus, including, among other sections, Risk Factors, Management’s Discussion and Analysis, Business, Management, and Capital Stock, as well as our financial statements, and the related notes.

Our Business Summary

Through our wholly owned subsidiaries, IWT Tesoro Corporation is principally a value-added reseller of hard and soft floor and wall covering products to the new construction and remodeling industries for commercial and residential marketplaces.  These products primarily are ceramic, porcelain and stone tile.  We distribute our products through four distinct channels:

•                  Independent dealers and stocking distributors;

•                  Major home center distributors;

•                  Buying groups and design centers; and

•                  Regional wholesalers

We are primarily a wholesaler and do not sell directly to any end user.  We also act as a fulfillment center for many of our customers.  We purchase our products largely from foreign manufacturers in Italy (50%), Spain (30%), and Brazil, China and Turkey (the remaining 20%). Our primary source of revenue is from selling hard flooring materials. Our principal costs relate to acquiring, warehousing, selling and delivering our products. While we sell our products throughout the country, the majority of our sales are currently in the Southeastern United States.

Tile and stone have a rich history that dates back thousands of years.  The Greeks constructed temples and ornate statuary with it.  The Romans used it to pave their halls of power.  The enduring quality that these fine stones have brought to the magnificent palaces and villas of Europe, is now in high demand in the United States.  Tile and stone represent 12.6% of the $22.8 billion floor covering market in the United States and is consistently gaining market share against the softer floor covering materials such as carpet and vinyl.  The growth rate of the $2.9 billion tile and stone market is expected to grow at between 8 and 10 percent through 2008.

On a consolidated basis, we had net sales of $44,925,449 million and a net loss of $1,209,396 in 2004. The loss resulted primarily from the Company’s efforts to expand into three new distribution channels.  For the six months ended June 30, 2005, we had net sales (unaudited) of $28,134,699 and net profits (unaudited) of $215,793.  Our gross margin has been between 38 and 40 percent for the last three years.  Management believes that the Company’s gross margin reflect the significant value it offers to its customers through:

•                  Maintaining strong importing relationships with foreign manufacturers;

•                  Significant inventory levels to ensure just in time delivery for our dealers’ customers; and

•                  Full service fulfillment options for dealers, i.e. orders shipped directly to job sites or dealer warehouses

Our Goal and Objectives

Our principal goal is to build a sustainable national market, value added reseller company capable of delivering our products in three business days within our chosen markets. We plan to:

•                  Expand geographically into the three additional major market centers for our products, which includes;

•                  establishing sub-distribution centers in the West, Midwest and Northeast,

•                  creating dealer networks in each of these quadrants, acquiring or starting up one new territory per year, and

•                  expanding value added services, consistent with the central focus of providing building products through a network of independent dealers and distributors;

•                  Deepen our current customer base penetration by increasing our market share with current dealer customers, providing customer incentives, and creating a buying group for IWT customers;

•                  Continue to strengthen relationships with suppliers; and

•                  Ensure a continuous flow of high quality, current design and competitively priced products by increasing our involvement in the manufacturing of products.

As part of our growth strategy, we recently:

•                  Opened new warehouses in Irvine, California in April 2005 and Dallas, Texas in December 2004;

•                  Expanded our national sales force to include a national sales manger and three regional sales people, a national sales manager for our buying group and large builder market and a sales manager for our home center store business; and

•                  Extended our warehouse space in Palm City, Florida from 220,000 to 310,000 square feet.

Our Business Information

While our principal executive offices are located at 191 Post Road West, Suite 10, Westport, Connecticut 06880, our operating activities are conducted out of our Palm City, Florida location where we employ 115 people, of which 113 are full-time and 2 are part-time, including 52 warehouse staff and 23 salespeople covering sales in the United States and Canada.  Our telephone number is: (203) 221-2770 in Westport and our telephone number in Palm City is (772) 223-5151.  Our website is http://www.iwttesoro.com. Information contained on our web site is not part of this prospectus.

The Offering

The registration statement, of which this prospectus is a part, relates to the sale of shares of our common stock issuable to Laurus Master Fund, Ltd.  Specifically, the shares of our common stock included in this offering consist of:

•                  1,094,891 shares of our common stock issuable upon conversion of the secured convertible minimum borrowing note ($3.0 million), issued to Laurus with a conversion price of $2.74 per share (or a total of 1,824,818 assuming conversion of all $5,000,000 at a conversion price of $2,74);

•                  511,883 shares of our common stock issuable upon exercise of warrants issued to Laurus with an exercise price of $3.15 per share; and

•                  1,170,110 shares of our common stock upon exercise of options issued to Laurus with an exercise price of $.001 per share, but which are subject to a one-year lock-up through August 26, 2005.

On August 25, 2005, Laurus entered into a securities agreement and revolving notes and supporting documents (together, “Agreements”) in the principal amount of $5.0 million with Tesoro and IWT as borrowers, pursuant to which Laurus may convert, subject to certain limitations, the term loan and the revolving notes made thereunder into our common stock at Laurus’ option any time up to maturity at a conversion price of $2.74 per share.  Pursuant to the Agreements, we also agreed to issue Laurus warrants to purchase 511,883 of our common stock at an exercise price of $3.15 per share and options to purchase 1,170,110 shares at $.001 per share.  Both the conversion price and the warrant exercise price were based on the average closing price of Tesoro’s common stock for the 10 days prior to August 25, 2005.  The conversion price is 103% and the warrant exercise price is 115% of this average price.  Under the terms of the agreements, Laurus is prohibited from engaging in short sales as long as the minimum borrowing note is outstanding.

Had Laurus exercised its conversion rights for the shares underlying the secured convertible minimum borrowing note, and its warrants and options in full on August 25, 2005, it would have received a total of 2,776,884 shares of our common stock representing 19.2% of our outstanding shares of common stock.  Additionally, if it had converted the full amount of the secured revolving note of $5.0 million, along with the warrants and options, it would have received a total of 3,506,811 shares or 23.1% of our outstanding common stock.  The breakdown is as follows:

•                  511,883 shares underlying the warrants;

•                  1,824,818 shares issuable upon conversion of the $5.0 million secured convertible minimum borrowing note of which 1,098,891 are being registered hereby; and

•                  1,170,110 shares underlying the options (subject to a one-year lock-up through August 25, 2006),

The remaining 729,927 shares will be restricted shares that may be sold in the future in a private sale or pursuant to a registration statement or an exemption under the Securities Act such as Rule 144.

Under the terms of the Agreements, the number of shares to be obtained by Laurus upon exercise of the conversion rights, the warrants and the options held by Laurus cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Laurus, would result in Laurus owning more than 4.99%  of our outstanding common stock at any given point of time (or 19.99% shares, in the event that such limitation is suspended upon the occurrence of an “event of default” as defined under the Agreements or any other related agreements).

We will not receive any of the proceeds from the sale of the shares offered by Laurus. We will receive a maximum of approximately $1,612,000 from the exercise of the warrants and $1,170 from the exercise of the options, assuming all of the warrants and options are exercised for cash and in full, of which there can be no assurance. Any proceeds received by us in connection with the exercise of the warrants or options will be used for working capital and general corporate purposes.

Neither Laurus nor any of its officers, directors or affiliates is neither an officer, director nor affiliate of us, and none of our officers or directors are related to, or, except in connection with the revolving credit facility, has any business relationship with, Laurus.

SUMMARY FINANCIAL DATA

The following tables summarize our historical consolidated financial data for the periods presented for the years ended December 31, 2004, 2003 and 2002.  The summary historical consolidated statement of operations data for the years ended December 31, 2004, 2003 and 2002 and the summary historical consolidated balance sheet data as of December 31, 2004 and 2003 are derived from our consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated statement of operations data for the year ended December 31, 2002 and the summary historical consolidated balance sheet data as of December 31, 2002 are derived from our consolidated financial statements not included in this prospectus. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the summary historical consolidated statement of operations data for the six months ended June 30, 2005 and 2004, as well as the summary historical consolidated balance sheet data as of June 30, 2005 and 2004 are derived from the unaudited consolidated financial statements included elsewhere in this prospectus, all of which, in the opinion of management, have been prepared on the same basis as the consolidated financial statements, and reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial data in accordance with generally accepted accounting principles for interim financial reporting for the periods presented.

You should read the following financial information together with “Selected Financial Information,”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus. Our historical results may not be indicative of the operating results to be expected in any future period and our results for interim periods may not be indicative of results to be expected for the entire year.

				(Unaudited)
	Years Ended December 31,			Six Months Ended June 30,
	2004	2003 (3)	2002(1)(2)(3)	2005	2004(3)
		(restated)	(restated)		(restated)

Net sales	$44,925,449	$32,604,546	$25,387,708	$28,134,699	$21,119,648
Cost of Goods Sold	27,790,173	19,814,514	15,268,535	17,165,389	12,954,820
Gross profit	17,135,276	12,790,032	10,119,173	10,969,310	8,164,828
Operating expenses	17,671,748	13,562,593	8,694,101	10,297,442	8,641,017
Income (loss) from Operations	(536,472)	(772,561)	1,425,072	671,868	(476,189)

Interest expense	(627,439)	(480,139)	(328,920)	(604,760)	(261,377)
Other income (expense), net	(45,485)	(15,421)	(15,788)	148,685	30,276

Income (loss) Before Income Taxes	(1,209,396)	(1,268,121)	1,080,364	215,793	(707,290)
Income tax Benefit (Expense)	—	(597,196)	597,174	—	—
Net Income (Loss)	$(1,209,396)	$(1,865,317)	$1,677,538	$215,793	$(707,290)
Earnings (Loss) Per Share
Basic and Diluted	$(0.10)	$(0.17)	$0.15	$0.02	$(0.06)
Weighted Average Common Shares Outstanding
Basic	11,679,028	11,197,655	10,845,775	11,697,721	11,661,050
Diluted	11,679,028	11,197,655	10,845,775	12,160,449	11,661,050

Balance sheet data
Total assets	$33,129,095	$21,702,266	$11,062,676	$39,469,847	$26,577,075
Working capital	14,228,787	9,581,191	4,526,789	20,179,205	11,393,134
Long term obligations	16,593,794	10,129,745	5,486,800	22,285,456	12,954,750
Stockholders’ equity	156,055	1,070,526	(1,351,944)	382,448	651,411

(1)                                  During the first nine months of 2002, IWT was taxed as an “S” corporation. Accordingly, no provision or liability for Federal income taxes is reflected. Instead, the stockholders were liable for individual Federal income taxes on their respective share of IWT’s taxable income.

(2)                                  Tesoro acquired International Wholesale Tile on October 1, 2002. Financial statements for the year ended December 31, 2002 represent pro-forma statements.

(3)                                  Tesoro has restated the consolidated balance sheets as of December 31, 2003 and 2002 and the consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and each of the interim periods between March 31, 2003 and June 30, 2004.  It anticipates that it will be filing a restatement for the quarter ended September 30, 2004 in the near future. These restatements were made as a result of management determining that it had been incorrectly calculating the allowances for product returns and for the accruals for sales commission.  Additionally, management reassessed its methodology for accounting for sample and display boards.  Tesoro believes that these restatements will provide financial information more comparable to other companies in the industry.

RISK FACTORS

Investing in our securities involves high risk. You should carefully consider the following important risk factors and the other information contained in this prospectus before investing in our stock. The price of our securities could decline because of any of these risks, and you could lose all or part of your investment. You also should read and consider the other information included in this prospectus, including the financial statements and related notes. If any of the events described here occur, our business prospects, financial condition and operating results could be materially affected in a negative manner.

COMPANY RISKS

WE WILL LIKELY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE FOR ACQUISITIONS AND GROWTH. IF WE CANNOT SECURE ADDITIONAL FUNDS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS.

To raise additional capital, we may sell additional equity securities, accept debt financing, or obtain financing through a bank or other entity. There is no limit as to the amount of debt we may incur nor have we adopted any ratio of our equity to debt. If we need to obtain additional financing, it may not be available or it may not be available on terms acceptable to us. Likewise, an offering of our securities may not be successful. If additional funds are raised through issuing additional stock, the value of our outstanding stock may be significantly diluted.

Our future capital requirements will depend upon many factors, including the following:

•                  The magnitude of the inventory we must carry to adequately support our customers;

•                  The volume of sample material and product we must have in place with our customers to help merchandise our products;

•                  The number of different product variations demanded by our customers;

•                  Currency fluctuations, particularly with respect to the Euro Dollar against the U.S. Dollar;

•                  The rate at which we expand our operations; and

•                  The occurrence, timing, size and success of acquisitions.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE, WHICH COULD RESULT IN A LOWER PRICE FOR OUR SECURITIES.

Our quarterly results may be affected by a variety of factors, some of which are beyond our control, including, for example, the following:

•                  Introducing new products or pricing programs by our competitors;

•                  Increased transportation costs;

•                  Increases in selling and marketing expenses, as well as other operating expenses;

•                  Adverse weather conditions;

•                  Economic conditions specific to our industry; and

•                  Costs and risks associated with potential acquisitions.

Of these conditions, the 1st, 2nd, 4th and 5th factors are largely beyond our control.

GENERALLY, WE MUST PAY ALL COSTS AND EXPENSES INCURRED WITH DEFENDING ANY ACTIONS ALLEGED AGAINST ANY OF OUR DIRECTORS.

Our articles of incorporation and bylaws provide that we may indemnify our officers and directors against losses sustained or liabilities incurred arising from any transaction in that officer’s or director’s respective managerial capacity unless that officer or director:

•                  violates a duty of loyalty,

•                  did not act in good faith,

•                  engages in intentional misconduct or knowingly violated the law, or

•                  derives an improper benefit from the transaction.

Additionally, we have also entered into separate indemnity agreements with each of our executive officers and directors to provide added protection unless that person committed any of the prohibited acts described above. Any obligations we incur defending any such actions could adversely affect our cash flow and profitability.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN CERTAIN PROVISIONS THAT COULD HINDER A CHANGE IN OUR CORPORATE CONTROL.

Certain provisions of our articles and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable to our stockholders. Only our directors may call annual stockholder meetings and only our directors, officers or stockholders holding not less than a majority of all shares entitled to vote may call a special stockholder meeting.  Likewise, our bylaws require notice procedures with regard to stockholder proposals and nominations of candidates for electing directors are required. Furthermore, vacancies on our Board, including newly created directorships, may be filled by a majority of our directors then in office and not by our stockholders.

FAILING TO INTEGRATE THE ACQUIRED OPERATIONS SUCCESSFULLY COULD ADVERSELY AFFECT OUR BUSINESS STRATEGY AND OPERATIONS.

Any operations we acquire may not achieve levels of sales, operating income or productivity comparable to those of our existing operations, or perform as expected. Acquisitions may also involve a number of special risks, some or all of which could have a material and adverse effect on our business, operating results and financial condition. Among these risks are:

•                  Being unable to integrate operations, systems and procedures and to eliminate redundancies and excess costs effectively;

•                  Diverting management’s attention and resources; and

•                  Difficulty retaining and training acquired key personnel.

WE MAY BE UNABLE TO OBTAIN PRODUCTS ON A TIMELY BASIS, WHICH COULD MATERIALLY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

We currently do not manufacture any of the products we distribute. Our business depends primarily upon a continuous supply of material from third party suppliers. We currently obtain our products from one domestic and 40 foreign manufacturers. While we believe this large group of suppliers insulates us from the effect of any one supplier, international supply relationships are sensitive to geo-political situations beyond our control.  In particular, we depend on suppliers in Italy and Spain and any disruption in this supply chain could put us in a difficult position. In addition, any extended interruption in product supply would disrupt our operations, which could adversely affect our business, financial condition and operating results.

BECAUSE WE DO NOT CARRY ANY INSURANCE ON PRODUCTS IN TRANSIT, WE RISK LOSING ENTIRE SHIPMENTS.

Title to our products transfers either at the port of the originating country or at the foreign factory in the case of inventories held for direct shipment to our customers. We self-insure in the event of loss after title is taken. We only ship between ten and twenty containers at any one time. We currently estimate that our current maximum exposure for loss would be approximately $150,000. Because we often place special orders on behalf of our customers, if any shipments were lost or damaged, our clients would not be able to receive their product in a timely fashion, which, in turn, could adversely affect our relationship with those customers. To date, we have only incurred minimal losses with respect to products that have been lost after we acquired title.

ADVERSE WEATHER CONDITIONS, SUCH AS RECENT HURRICANES IN THE SOUTHEAST, COULD ADVERSELY AFFECT OUR SALES, AS WELL AS OUR ABILITY TO PROVIDE CUSTOMERS WITH PRODUCT ON A TIMELY BASIS.

The Southeastern part of the United States, sustained major damage during the 2005 and 2004 hurricane seasons.  While our warehouse facilities were not damaged, a number of dealers to whom we sell product have been and were unable to do business for several weeks.  Likewise, with the threat of any hurricane, we need to take precautions, which often requires employees to leave the premises in order to secure their own properties.  Additionally, we have not always received product on a timely basis because of the inclement conditions.  Moreover, new construction is affected both pre- and post- hurricane because contractors are needed to aid those who could be or have been negatively impacted.  As a result, our sales following the recent hurricane seasons were adversely affected.  Additionally, major international catastrophes such as the tsunami and recent earthquakes could adversely affect our business in a number of ways, all of which are beyond our control and cannot be anticipated.

IF THE CONFLICT IN THE MIDDLE EAST ESCALATES, WE MAY HAVE DIFFICULTY OBTAINING PRODUCTS FROM CERTAIN FOREIGN MANUFACTURERS.

To date, we have not been adversely affected in any material way by conflicts in the Middle East. We have not had problems obtaining product from Turkey, although minor problems with product from Dubai have occurred. However, we purchase only limited product from Dubai manufacturers and can obtain substitute products, if necessary. Protest strikes in the European Union countries such as Spain and Italy may slightly delay shipping of products, but to date, these delays have been very minor.

WE MAY BE UNABLE TO PASS ON TO OUR CUSTOMERS INCREASES IN TRANSPORTATION COSTS, WHICH COULD HAVE A MATERIAL EFFECT ON OUR PROFITABILITY.

Significant increases in transportation costs could adversely affect our operating margins and our business, financial condition and operating results. Although we generally attempt to pass on increases in the costs to our customers, our ability to do so, to a large extent, depends on the rate and magnitude of any increase, as well as competitive pressures and market conditions for our products. There have been, in the past and may be in the future, periods of time during which increases in this cost cannot be recovered. During these periods, our profitability could be adversely affected. Likewise, the outbound transportation costs differ depending on how far our products are to be shipped, which may not always be passed on to our customers.

IF WE GROW TOO QUICKLY, WE COULD ENCOUNTER PROBLEMS RELATED TO INCREASED CUSTOMER DEMANDS ON OUR LIMITED RESOURCES.

Rapid growth would place a significant strain on our managerial, operational, financial and other resources. Our systems, procedures, controls and management resources may not be adequate to support our future operations. Future growth will require us to

•                  implement additional management information systems,

•                  develop further our operating, administrative, financial and accounting systems, and

•                  maintain close coordination between departments.

If we cannot manage our growth, we could limit our ability to capitalize on new business opportunities that may arise or to implement our business plan or attain our objectives. Additionally, we cannot assure anyone that our personnel, systems and controls will be adequate to support future growth. Our inability to manage growth or to maintain the quality of our products and services could cause us to lose customers and could significantly increase our operating expenses.

WE DEPEND ON OUTSIDE DISTRIBUTORS FOR PRODUCT SALES.

We sell our products primarily through a network of dealers and dealer distributors. Our dealers and dealer distributors do not have a minimum sales requirement and are independent contractors. If we do not competitively price our products, or if the quality of the products is substandard, our dealers and dealer distributors may fail to aggressively market our products for us. If our dealers or dealer distributors do not successfully sell our products, then our revenue and profits may decline.

IF WE ARE UNABLE TO RETAIN OUR MANAGEMENT TEAM, OUR BUSINESS OPERATIONS AND OUR GROWTH OBJECTIVES MAY BE ADVERSELY AFFECTED.

Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of Henry J. Boucher, Jr., our Chief Executive Officer, Forrest Jordan, our Chief Financial Officer and Senior Vice President, and Paul F. Boucher and Grey Perna who are Senior Vice Presidents, as well as other of our management members. While we do have written employment agreements with each of these individuals, we currently do not have employment agreements with all our employees. The loss of the services of any of these individuals may have a material adverse effect on our business, financial condition and operating results. We may not be able to maintain and achieve our growth objectives should we lose any or all of these individuals’ services.

FUTURE EXCHANGE RATE FLUCTUATIONS OR INFLATION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

We import most of the product we sell from countries whose currency is the Euro Dollar. We currently write purchase contracts and pay for materials in U. S. dollars. However, the manufacturing facilities pay all their expenses in their country’s currency. This means that we realize a benefit when a country’s currency devalues against the U.S. dollar, although that country’s inflation rate or internal expenses may offset this benefit. Any future increases in a country’s inflation rate, which are not offset by devaluation of their currency, may negatively impact our operating results. To the extent that a foreign country’s currency appreciates against the U.S. dollar, there could be a material adverse effect on our business, financial condition and operating results.

INDUSTRY RISKS

THE FLOOR AND WALL COVERING INDUSTRY IS CYCLICAL AND PROLONGED DECLINES IN RESIDENTIAL OR COMMERCIAL CONSTRUCTION ACTIVITY COULD ADVERSELY AFFECT OUR BUSINESS.

Our industry depends on residential and commercial construction activity, including both new construction, as well as remodeling. New construction activity and remodeling to a lesser degree, is cyclical in nature and a prolonged decline in residential or commercial construction activity could have a material adverse effect on our business, financial condition and operating results. Construction activity is significantly affected by numerous factors, all of which are beyond our control, including, among others,

•                  national and local economic conditions;

•                  interest rates;

•                  housing demand;

•                  employment levels;

•                  changes in disposable income;

•                  financing availability;

•                  commercial rental vacancy rates;

•                  seasonal weather conditions;

•                  federal and state income tax policies; and

•                  consumer confidence.

The U.S. construction industry has experienced significant downturns in the past, which have adversely affected suppliers to the industry, including suppliers of ceramic and tile floor coverings. The industry could experience similar downturns in the future, which could have a negative impact on our business, financial condition and operating results.

WE FACE INTENSE COMPETITION IN THE CERAMIC FLOOR AND WALL TILE INDUSTRY, WHICH COULD DECREASE DEMAND FOR OUR PRODUCTS AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY.

The industry is highly competitive. We face competition from a large number of domestic and foreign importers and independent distributors of floor covering products. Some of our existing and potential competitors may be larger and have greater resources and access to capital than we do. Maintaining our competitive position may require us to make substantial investments in our product design efforts, distribution network and sales and marketing activities. Competitive pressures may also result in decreased demand for our products and in the loss of market share. In addition, we face, and will continue to face, pressure on sales prices of our products from competitors, as well as from large customers. As a result of any of these factors, there could be a material adverse effect on our sales and profitability. Hard flooring products also face competition from alternative products such as carpet and vinyl. Changes in customer attitudes toward hard flooring and wall covering materials could also adversely affect our ability to market and sell our products profitably.

INVESTMENT RISKS

SHAREHOLDERS MAY SUFFER DILUTION FROM THIS OFFERING AND FROM THE EXERCISE OF EXISTING OPTIONS, WARRANTS AND CONVERSION RIGHTS; THE TERMS UPON WHICH WE WILL BE ABLE TO OBTAIN ADDITIONAL EQUITY CAPITAL COULD BE ADVERSELY AFFECTED.

Our common stock may become diluted if warrants and options to purchase our common stock are exercised or additional shares are issued upon conversion pursuant to conversion rights. The number of shares of our common stock that can currently be purchased upon exercise of warrants are 1,191,883 (511,883 of which were granted to Laurus ), upon exercise of options are 1,547,777 (1,170,110 of which were granted to Laurus that are subject to a one-year lock-up through August 26, 2005).  Additionally, assuming that Laurus exercised its conversion rights with respect to the $3.0 million minimum borrowing note would be 1,094,891 shares (or 1,824,818 shares assuming the entire $5.0 million revolving note would be exercised).  The existing holders of warrants may also suffer dilution of net tangible book value per share.  Under the terms of our Agreements with Laurus, the number of shares to be obtained upon exercise of options or pursuant to conversion rights held by Laurus cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Laurus, would result in Laurus owning more than 4.99% of our outstanding common stock at any given point of time (or 19.99% in the event that such limitation is suspended upon the occurrence of an “event of default” under any of the Agreements or any other transaction agreements).

These shares, as well as the eligibility for additional restricted shares to be sold in the future, either pursuant to future registrations under the Securities Act, or an exemption such as Rule 144 under the Securities Act, may have a dilutive effect on the market price of our common stock. The terms upon which we will be able to obtain additional equity capital could also be adversely affected. In addition, the sale of common stock offered by this prospectus, or merely the possibility that these sales could occur, could have an adverse effect on the market price of our common stock.

WE HAVE SIGNIFICANT OUTSTANDING INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS.

In order to finance our operations we have incurred indebtedness.  Our credit facility with our commercial lender (in first priority position) and our credit facility with Laurus (in second priority position) is secured by substantially all of our assets. The line with our commercial lender matures September 10, 2006 and contains certain covenants requiring the Company to maintain a certain leverage ratio, a required minimum fixed charge coverage ratio, and a certain inventory turnover ratio. In addition to certain limited financial covenants with our primary lender, both of our credit facilities restrict our ability to incur additional indebtedness or to pledge our assets At June 30, 2005 and December 31, 2004 the Company was not in compliance with our commercial ledger on the fixed charge converage ratio and the leverage ratio. The Company was granted a waiver of these covenants by our lender for both these reporting periods.  As of September 20, 2005, we are not in compliance with all of the terms of our credit facility with our commercial lender. We make no assurances, however, that we will be able to comply with the terms of our commercial lender in the future.

Our business is subject to all of the risks associated with substantial leverage, including the risk that available cash may not be adequate to make required payments. Our ability to satisfy outstanding debt obligations from cash flow will be dependent upon our future performance and will be subject to financial, business and other factors, many of which will be beyond our control. In the event that we do not have sufficient cash resources to satisfy our repayment obligations, we would be in default, which would have a material adverse effect on our business. To the extent that we are required to use cash resources to satisfy interest payments to the holders of outstanding debt obligations, we will have fewer resources available for other purposes. There is no assurance that we will not increase our leverage in the future, whether as a result of operational or financial performance, acquisition or otherwise.

IN THE FUTURE WE MAY ISSUE MORE SHARES OF OUR SECURITIES, AND ESPECIALLY INCLUDING OUR COMMON STOCK. THIS WOULD REDUCE INVESTORS PERCENTAGE OF OWNERSHIP AND MAY REDUCE OUR SHARE VALUE.

Our Articles of Incorporation authorizes our issuing up to 100 million shares of common stock and 25 million shares of preferred stock. If we issue all or part of our remaining authorized common stock or preferred stock, depending on its terms, the percentage of common stock held by existing stockholders would be diluted. Issuing common or preferred stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on the value of our shares.

SHOULD OUR SECURITIES TRADE ONLY ON THE OTCBB, OUR COMMON STOCK’S LIQUIDITY MAY BE SEVERELY LIMITED.

Securities trading on the Over-The-Counter Bulletin Board like ours ordinarily have much lower trading volume than on the NASDAQ SmallCap. Very few market makers take interest in shares traded over-the-counter; and, accordingly, the markets for such shares are less orderly than is usual for NASDAQ or the American Stock Exchange (AMEX) traded securities. As a result of the low trading volumes ordinarily obtained in over-the-counter markets, sales of our securities in any significant amount can generally not be absorbed without a dramatic reduction in price. Moreover, thinly traded shares in the over-the-counter markets are more susceptible to trading manipulations than is ordinarily the case for more actively traded shares.  As of the date of this prospectus our common stock has traded on a very limited and sporadic basis.

The trading price of our securities may be highly volatile and could be subject to wide fluctuations in response to factors such as the active float of our securities could be small, meaning that relatively small trades of our securities could materially effect the share price and other general economic or stock market conditions, many of which are beyond our control.

The stock market in general, and the market for shares in tile and ceramic floor covering companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. We make no assurance that these trading prices and price earnings predictions will be sustained.

In addition, a substantial portion of our future expenses, including most product design and selling and marketing expenses, must be incurred in advance of revenue generation. If our actual revenue does not meet our expectations, then our operating profit, if any, may fall short of our expectations, or our operating loss may be greater than our expectations. We may need to change our pricing strategy and any adverse changes may affect our quarterly results. Any one or more of these factors could affect our business, financial condition and operating results, and this makes the prediction of operating results on a quarterly basis unreliable. As a result, period-to-period comparisons of our historical operating results may not be meaningful and you should not rely on them as an indication of our future performance. This could adversely affect the price of our securities.

NONE OF OUR SECURITIES QUALIFY FOR LISTING ON THE NASDAQ SMALLCAP MARKET NOR WILL THEY FOLLOWING THE CLOSE OF THIS OFFERING.  OUR SECURITIES MAY CONTINUE TO ONLY TRADE ON THE OVER-THE-COUNTER BULLETIN BOARD AND WE MAY NEVER ATTAIN THE REQUIREMENTS FOR LISTING ON NASDAQ.

Under the current rules relating to the listing of shares on the NASDAQ SmallCap Market, we must have:

•                  Three registered and active market makers;

•                  Stockholders’ equity of at least $5 million, or market capitalization of at least $50 million, or net income of at least $750,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years;

•                  Operating history of at least one year or market capitalization of $50 million;

•                  Public float of at least 1,000,000 shares;

•                  Market value of public float of at least $5 million;

•                  A minimum bid price of $4.00 per share; and

•                  At least 300 stockholders who own at least 100 shares each, among other requirements.

For a continued listing, a company must maintain:

•                  Two registered and active market makers, one of which can be a market maker entering a stabilizing bid;

•                  Stockholders’ equity of at least $2.5 million, market capitalization of at least $35 million, or net income of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years;

•                  A public float of at least 500,000 shares;

•                  Market value of public float of at least $1 million; and

•                  A minimum bid price of $1.00 per share, among other requirements.

Until such time as we meet all the listing requirements, any trading of our securities will be conducted on the over-the-counter market on an electronic bulletin board established for securities that do not meet the listing requirements of NASDAQ, or in what are commonly referred to as the “pink sheets.” As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our shares.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

“PENNY STOCK” REGULATIONS MAY IMPOSE RESTRICTIONS ON MARKETABILITY OF OUR SECURITIES.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that is not traded on a national securities exchange or NASDAQ and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since our securities are currently included on the OTC Bulletin Board and are trading at less than $5.00 per share at any time, our stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors generally include investors that have assets in excess of $1,000,000 or an individual annual income exceeding $200,000, or together with the investor’s spouse, a joint income of $300,000. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the securities and must receive the purchaser’s written consent to the transaction prior to the purchase.

Additionally, for any transaction involving penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell your shares.

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR STOCK AND DO NOT INTEND TO IN THE NEAR FUTURE, A PURCHASER OF OUR STOCK WILL ONLY REALIZE A GAIN ON HIS OR HER INVESTMENT IF THE MARKET PRICE OF OUR SECURITIES INCREASES.

We have never paid, and do not intend to pay, any cash dividends on our common stock in the current year. Therefore, an investor in this offering, in all likelihood, will only realize a profit on his investment, in the short term, if the market price of our common stock increases in value.

A SMALL NUMBER OF STOCKHOLDERS WILL STILL OWN MOST OF OUR SECURITIES.

Prior to this offering, our executive officers and directors and their affiliates beneficially owned, in the aggregate, approximately 85.3% of our outstanding common stock.  Assuming Laurus exercises its conversion rights (as to the shares underlying the $3.0 million minimum borrowing note), exercise of all the warrants and the options, Tesoro’s insiders will still control appropriate 69.3% of our stock (including any vested securities).  As a result, our executive officers and directors are able to collectively exercise control over matters requiring stockholder approval, such as the election of directors and the approval of significant corporate transactions. These types of transactions include transactions involving an actual or potential change in control or other transactions that the non-controlling stockholders may deem to be in their best interests and in which such stockholders could receive a premium for their shares.

USE OF PROCEEDS AND EXPENSES OF THE OFFERING

We will not receive any of the proceeds from the sale of the shares offered by Laurus. We will receive a maximum of approximately $1,612,000 from the exercise of the warrants and $1,170 from the exercise of the options, assuming the warrants and options, assuming all of the options are exercised for cash and in full, of which there can be no assurance. Any proceeds received by us in connection with the exercise of the option rights will be used for working capital and general corporate purposes. With the exception of any brokerage fees and commission, which are the obligation of Laurus, we are responsible for the fees, costs and expenses of this offering, which are estimated to be $50,000, inclusive of our legal and accounting fees, printing costs and other miscellaneous fees and expenses.

 Converting the secured convertible minimum borrowing note, and exercising the warrants and the options will result in the discharge of indebtedness under the Agreements to the extent debt outstanding under the convertible minimum borrowing notes, convertible revolving note, or convertible term note is reduced thereby. Debt outstanding under the convertible term note accrues interest at the prime rate (as published in the Wall Street Journal from time to time) plus 4% and debt outstanding under the convertible minimum borrowing notes and convertible revolving note accrues interest at the prime rate (as published in the Wall Street Journal from time to time) plus 1.5%; provided, however, that in each instance such interest rates shall not be less than 6.0%. Each of the notes will mature on August 25, 2008. The proceeds received in connection with the debt incurred pursuant to the Agreements were used as follows:

•                  $4,441,338 to Tesoro for working capital (of which $45,000 was paid to Laurus’ counsel for legal fees and $2,000 for escrow fees),

•                  $195,000 to Laurus Management, LLC for management fees in connection with the transaction through closing,

•                  $129,975 to Paul F. Boucher, a Tesoro executive officer and director, to extinguish a debt,

•                  $88,712 to Forrest Jordan, a Tesoro executive officer and director, to extinguish a debt,

•                  $119,975 to Grey Perna, a Tesoro executive officer and director, to extinguish a debt, and

•                  $25,000 to Laurus Capital Management for due diligence fees.

THE LAURUS TRANSACTION

The conversion and exercise prices for the conversion and option rights issued by us were a function of the market price for our common stock at or about the time each transaction was consummated, computed on the basis of the closing price per share of our common stock on the OTC for the ten days prior to August 25, 2005, and arms length negotiations with Laurus.

On August 25, 2005, we entered into the Agreements with Laurus pursuant to which:

•                  Laurus provided us with a secured revolving note with a maximum availability of $5.0 million which as of August 25, 2005 would be 1,824,818 shares at a conversion price of $2.74 per share, including amount under the secured convertible minimum borrowing note;

•                  As a part of the $5.0 million secured revolving note Laurus provided us with a secured convertible minimum borrowing note in the principal amount of $3.0 million.  This note is convertible into 1,094,891 shares of our common stock of which are being registered;

•                  The remaining 729,927 shares represent the additional $2.0 million under the secured revolving note and if converted at a price of $2.74 would be restricted stock

•                  We granted Laurus warrants to purchase up 511,883 shares of our common stock, and

•                  We granted Laurus options to purchase 1,170,110 shares of our common stock but which are subject to a one-year lock-up through August 26, 2005.

The conversion rights, warrants and option are exercisable at any time until the maturity date of the notes.  Adjustments in the price and number of common shares issued to Laurus pursuant to the conversion rights and option rights may be made under any of the following circumstances:

•                  if we, at any time while the conversion rights, warrants and option rights are unexpired and not exercised in full, by reclassification or otherwise, change the common stock into the same or a different number of securities of any class or classes;

•                  if we, at any time while the conversion rights, warrants and option rights are unexpired and not exercised in full, subdivide outstanding shares of our common stock into a greater number of shares;

•                  if we, at any time while the conversion rights, warrants and option rights are unexpired and not exercised in full, combine outstanding shares of our common stock into a smaller number of shares of common stock; and

•                  if we, at any time while the conversion rights, warrants and option rights are unexpired and not exercised in full, issue any shares of our common stock or securities convertible into common stock to a person other than Laurus (except as listed in the bullet points above or pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by us).

Additionally, the exercise price of each of the conversion rights, warrants and option will be adjusted for any dilutive issuances whereby the exercise price shall be reduced to the weighted average per share offering price of such dilutive issuance.

Accounting Treatment

We accounted for convertible debt issued with stock purchase warrants in accordance with Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, Emerging Issues Task Force (EITF) No. 98-5, Accounting for convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.

Accordingly, the secured revolving debt proceeds of $5,000,000 all of which is convertible secured debt is allocated between the equity and debt elements of the transaction based on their relative fair values.  The gross proceeds of $5,000,000 have been reduced by loan costs paid directly to Laurus in the amount of $241,000.  The net proceeds of $4,759,000 have been allocated on the basis of relative fair value to the debt element of the transaction in the amount of $2,763,000 and $1,996,000 has been allocated to the equity element.  Using the amount of proceeds allocated to the debt portion of the transaction, an effective conversion rate is calculated to obtain the intrinsic value of the beneficial conversion feature, which is $2,072,000.

In accordance with EIFT 98-05, the debt is presented net of discounts for the intrinsic value of the beneficial conversion feature of the fair value of the options and warrants granted and net of loan cost paid directly to Laurus resulting in net Note Payable of $932,000 and increase to additional paid in capital of $4,068,000.

The discounts on the convertible notes are being amortized to interest expense over the term of the convertible notes at a rate of $113,000 per month for 36 months. The capitalized loan costs of $47,000 are amortized at a rate of $1,306 per month for 36 months.

Right of First Refusal

Prior to the incurrence of any additional indebtedness convertible into common stock, and/or the sale or issuance of any convertible equity interests by us, Laurus shall have a right of first refusal with regard to providing such financing on similar terms. Such right of first refusal shall be implemented in accordance with the Agreements.

Registration Rights

In connection with the Agreements, we entered into a Registration Rights Agreement with Laurus on August 25, 2005 pursuant to which we agreed to provide Laurus with registration rights for their shares of our common stock.  Under the terms of the Registration Rights Agreement, we are obligated to file an additional registration statement registering the resale of shares of the common stock issuable upon the exercise of conversion rights granted pursuant to an additional minimum borrowing note evidencing an aggregate principal amount of up to $2,000,000 of loans made pursuant to an additional minimum borrowing note. We will be obligated to pay Laurus certain fees and certain obligations may be deemed in default if

•                  the registration statement of which this prospectus is a part is not filed by September 24, 2005 or with 30 days following the date of the funding of such additional tranches of loans, or

•                  the registration statement is not declared effective because of our not responding to any SEC comments within 15 days, or

•                  the registration is suspended other than as permitted in the Registration Rights Agreement, we are obligated to pay Laurus certain fees and certain obligations may be deemed to be in default.

4.99% Limitation on Ownership

Under the terms of our Agreements with Laurus, the number of shares to be obtained upon exercise of the conversion rights or option rights cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Laurus, would result in Laurus owning more than 4.99% of our outstanding common stock at any given point in time (or 19.99% in the event that such limitation is suspended upon the occurrence of an “event of default” under any of the Agreements or any other transaction agreements).

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005.  Our capitalization is presented on an historical basis as of June 30, 2005 and on a Pro Forma basis to reflect the retirement of $339,000 term note due to certain shareholders and the capitalization giving effect to this offering and the Laurus transaction.  You should read the following table in conjunction with “Management’s Discussion and Analysis of the Financial Condition and Results of Operations”, “Description of Capital Stock,” and our financial statements and related notes included elsewhere in this prospectus.

	Actual	Pro Forma
	(in thousands)	(in thousands)
Long Term debt and capital lease obligations, net of current portion and net of discounts	$21,946	$22,637

Notes Payable to Stockholders	339	-0-

Stockholders’ Equity:

Common stock, par value $.001 per share, 100,000,000 authorized; 11,701,102 shares issued and outstanding 11,701,102 pro forma	12	12
Additional paid-in capital	4,189	8,257

Accumulated deficit	(3,819)	(3,819)
Total equity
Total stockholders’ equity	382	4,450
Total capitalization	$22,328	$27,087

MARKET PRICE AND DIVIDEND INFORMATION AND RELATED STOCKHOLDER MATTERS

(a)                               Market Information

We have been filing periodic reports with the Securities and Exchange Commission since October 2000. Our common stock has been trading on the OTC Bulletin Board since December 17, 2003 under the symbol “IWTT” on a limited and sporadic basis and there is no established public trading market for our common stock nor may there ever be. For the periods indicated, the following table presents the range of high and low sale prices for the common stock as reported by the OTC Bulletin Board.

	High Bid	Low Bid
2003
December 17— January 31	$6.50	$6.00
2004
First Quarter	$6.25	$5.00
Second Quarter	$5.25	$4.00
Third Quarter	$4.25	$2.25
Fourth Quarter	$3.75	$2.48
2005
First Quarter	$2.55	$1.60
Second Quarter	$2.95	$1.60
July 1—September 15	$3.15	$2.60

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock”, for purposes relevant to Tesoro, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require

(i)                                     that a broker or dealer approve a person’s account for transactions in penny stocks, and

(ii)                                  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, they must:

(i)                                     obtain financial information and investment experience and objectives of the person, and

(ii)                                  make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

(i)                                     sets forth the basis on which the broker or dealer made the suitability determination, and

(ii)                                  that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

(b)                               Our Stockholders

At August 31, 2005, 11,701,102 shares of common stock were outstanding, which were held by approximately 239 stockholders of record.

(c)                                Our Dividend Policy

We have never paid, and do not intend to pay, any cash dividends on our common stock for the foreseeable future.  Therefore in all likelihood, an investor in this offering will only realize a profit on his investment, in the short term, if the market price of our common stock increases in value.

(d)                                 Securities Authorized to be Issued Under our Equity Compensation Plans

Equity Compensation Plan Information

	Number of Securities to be issued upon Exercise of Outstanding options, warrants and rights		Weighted-average Exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities in column)
Equity compensation plans approved by stockholders	517,749		$3.14	3,329,351
Equity compensation plans not approved by stockholders	-0-		-0-
Total	517,749	(1)	$3.14	3,329,151	(1)

(1)                                  Of the 517,749 options, 331,667 are vested.

(2)                                  Tesoro’s Stock Incentive Plan includes the right to grant options and to issue restricted stock and the Plan was approved by Tesoro’s then sole stockholder in December 2001. This number reflects 152,700 restricted shares and 400 registered shares that have been issued all pursuant to the Plan through December 31, 2004. In January 2004, all the shares underlying the Plan were registered pursuant to a registration statement on Form S-8 and those shares already issued were registered for resale, all pursuant to a registration statement on Form S-8.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements made in our Prospectus Summary, Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Description of Business and elsewhere in this Prospectus constitute “forward-looking statements” and not historical factors.  For example, statements regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements. When we use words like “intend,” “would”, “anticipate,” “believe,” “estimate,” “plan” or “expect” or the negative of these terms and similar expressions we are making forward- looking statements.  You should be aware that these forward-looking statements are subject to risks and uncertainties.  Additionally, our forward-looking statements speak only as of the date of this report.  Other than as required by law, we undertake no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.  New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them.  Factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements include, among other things:

•	Our ability to successfully implement our business plan, including expanding our markets, increasing our product lines, and maintaining high quality customer service;
•	Continuing and cultivating our relationships with current and new vendors;
•	Funding our growth in a manner that is beneficial to our stockholders;
•	Trends affecting our financial condition or results of operations, the impact of competition, the start-up of certain operations, roll out of products and services and acquisition opportunities;
•

Restraints on pricing flexibility due to competitive conditions in the flooring industry, while taking into consideration factors beyond our control such as increases in freight and tariff charges, currency risks, and political conditions;

•	Depending on third party suppliers outside the United States;
•	The impact of adverse weather conditions, both in our targeted markets, as well as with respect to our foreign suppliers; and
•	Other risks referenced from time to time in our SEC filings.

SELECTED FINANCIAL INFORMATION

The balance sheet and statement of earnings data as of and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 are derived from our audited Financial Statements. The balance sheet and statement of earnings data as of and for the six months ended June 30, 2005 and June 30, 2004 are unaudited; however, such information reflects all adjustments consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of our financial position and results of operations for the interim periods.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

	2004	2003 (3)	2002(1)(2)(3)	2001 (2)(3)	2000 (2)(3)
		(restated)	(restated)	(restated)	(restated)

Net Sales	$44,925,449	$33,604,546	$25,387,708	$19,626,819	$14,898,423
Cost of Goods Sold	27,790,173	19,814,514	15,268,535	12,629,138	10,228,039
Gross Profit	17,135,276	12,790,032	10,119,173	6,997,681	4,670,384
Operating Expenses	17,671,748	13,562,593	8,694,101	5,760,552	4,688,909
Income (Loss) from Operations	(536,472)	(772,561)	1,425,072	1,237,129	(18,525)

Interest expense	(627,439)	(480,139)	(328,920)	(424,527)	(513,927)
Other income (expense), net	(45,485)	(15,421)	(15,788)	9,789	(876)

Income (Loss) before income taxes	(1,209,396)	(1,268,121)	1,080,364	822,391	(533,328)
Income Tax Benefit(Expenses)	—	(597,196)	597,174	—	—
Net Income (Loss)	$(1,209,396)	$(1,865,317)	$1,677,538	$822,391	$(533,328)
Earnings (Loss) Per Share
Basic and Diluted	$(0.10)	$(0.17)	$0.15	$0.09	$(.08)
Weighted Average Common Shares Outstanding
Basic and diluted	11,679,028	11,197,655	10,845,775	9,000,000	6,000,000

Balance sheet data
Total assets	$33,129,095	$21,702,266	$11,062,676	$8,163,779	$8,470,974
Working capital	14,228,787	9,581,191	4,526,789	3,220,341	2,225,059
Long term obligations	16,593,794	10,129,745	5,486,800	4,640,004	3,851,995
Stockholder’s equity	156,055	1,070,526	(1,351,944)	(735,389)	(1,036,334)

(1)                                  During the first nine months of 2002, IWT was taxed as an “S” corporation. Accordingly, no provision or liability for Federal income taxes is reported. Instead, the stockholders were liable for individual Federal income taxes on their respective share of IWT’s taxable income.

(2)                                  Tesoro acquired International Wholesale Tile on October 1, 2002. Financial statements for the years ended December 31, 2002, 2001, and 2000 represent pro-forma statements.

(3)                                  See Note 2 to Consolidated Financial Statements for discussion of restatements.

	June 30,
	2005	2004
		(restated)
Statement of operations data:
Net sales	$28,134,699	$21,119,648
Cost of sales	17,165,389	12,954,820
Gross profit	10,969,310	8,164,828
Operating expenses	10,297,442	8,641,017
Operating Income (loss)	671,868	(476,189)

Interest expense	(604,760)	(261,377)
Other income (expense), net	148,685	30,276
	(456,075)	(231,101)
Income (loss) before income taxes	215,793	(707,290)
Income tax benefit	—	—
Net income (loss)	$215,793	$(707,290)
Earnings (loss) per share
Basic and Diluted	$0.02	$(0.06)
Weighted average common shares outstanding
Basic	11,697,721	11,661,050
Diluted	12,160,469	11,661,050

Balance sheet data
Total assets	$39,469,847	$26,577,075
Working capital	20,179,205	11,393,134
Long term obligations	22,285,456	12,954,750
Stockholders equity	382,448	651,411

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

General

We were incorporated on May 5, 2000 as a Nevada corporation. Our principal office is located at 191 Post Road West, Suite 10, Westport, CT 06880. Any reference in this “Management’s Discussion and Analysis or Plan of Operations” discussion to “the company”, “our”, “we” or “us” refers to Tesoro.

Effective October 1, 2002, we acquired IWT through a share exchange and IWT became our wholly owned subsidiary. We issued nine million shares of our common stock in exchange for all of the IWT shares. Tesoro has three additional wholly owned subsidiaries. The first is IWT Tesoro International, Ltd., which was created to own and manage assets relating to any of our potential future overseas activities. The second is IWT Transport, Inc., organized to handle our domestic freight operations. Finally, the Tile Club, Inc., organized in 2004, was formed to acquire licensing, manufacturing and distribution rights for high-end designer and artistic based decorative tiles, and to act as a domestic agent for selected manufacturers.

Company Overview

The Company is a value added distributor of imported ceramic, porcelain and stone flooring and decorative wall tiles. Our warehousing and distribution centers contain over 420,000 square feet of storage space and over seventeen million square feet of product ready for immediate shipment to our customers. In 2004, we signed an agreement to realign and expand our Palm City, FL distribution center facility.  This agreement consolidates multiple agreements into a new single fifteen-year lease.  Realigning our Florida distribution facilities has consolidated approximately 80,000 square feet of warehouse space that was in multiple small warehouses into one single facility, provides an additional 70,000 square feet of warehouse space for future anticipated growth and create a second facility similar in size and adjacent to our first warehouse. Our total warehouse capacity in Palm City is approximately 310,000 square feet.  In 2004, the Company signed a five-year lease for a warehouse facility in Dallas, Texas.  The Dallas facility contains approximately 120,000 square feet.  The Company’s primary strategy is to be a reliable supplier and not a competitor to its customers. In 2005, the Company contracted with a nation warehouse management company to operate a flexible warehouse facility on the Company’s behalf in Pomona, California.

Management believes that the critical success factors to the Company’s business are its ability to:

•                                          Maintain relationships with and serve a growing base of independent dealers, distributors and wholesalers by providing adequate stocks of in demand product at reasonable and competitive prices;

•                                          Stay ahead of the trends in color, texture and format that drive demand for our fashion based products; and

•                                          Make the correct investments in product inventories, relationships with suppliers and logistics and support services to ensure our continuing capability to meet our customers’ expectations.

Our primary source of revenue is the sale of hard flooring and wall covering materials and our primary costs relate to the acquisition, warehousing and delivery of those products. While sales are made throughout the United States, the majority of our sales are in the southeastern quadrant of the country. The primary sources of working capital are a $ 25.0 million (US) revolving line of credit from a large US commercial bank, our suppliers who extend us payment terms and our stockholders’ equity.

On December 17, 2003 we began trading our stock on the OTC Bulletin Board under the symbol IWTT. During 2005, we expect to raise additional capital, both equity and debt, through both the public and private markets. Any new capital raised will be used to strengthen our balance sheet or provide capital for continued growth.

During the year ended 2004, the Company continued to expand its distribution channels beyond its traditional small and mid-sized floor-covering dealers in the southeastern United States. These channels included larger regional distributors outside the southeastern United States, home center stores and floor-covering dealers that focus on the builders of new construction units.

Results of Operations

We are a small distributor of coverings in a growing market. We are entering new markets and adding new products. As a result we anticipate being able to grow faster than the market as a whole for the next several years. Market Studies, Inc. a recognized industry market research firm anticipates sales in the ceramic floor and wall tile industry in the United States for 2005 to be approximately $2.54 billion and continues to grow at an eight to ten percent rate. We estimate that our share of this market is approximately 1.7%.

The following discussions and analyses should be read in conjunction with our financial statements and related notes included in this Prospectus.

Results of Operations for the Years ended December 31, 2004, 2003 and 2002

	For the Years Ended December 31,
	2004		2003		2002
			(as restated)		(as restated)
Revenues	$44,925,449	100.0%	$32,604,546	100.0%	$25,387,708	100.0%
Cost of goods sold	27,790,173	61.9	19,814,514	60.8	15,268,535	60.1
Gross profit	17,135,276	38.1	12,790,032	39.2	10,119,173	39.9
Operating expenses	17,671,748	39.3	13,562,593	41.6	8,694,101	34.2
Income (loss) from operations	(536,472)	-1.2	(772,561)	-2.4	1,425,072	5.6
Interest expense	(627,439)	1.4	(480,139)	1.5	(328,920)	1.3
Other (expense)	(45,485)	0.1	(15,421)	0.0	(15,788)	0.1
Income (loss) before income tax	(1,209,396)	-2.7	(1,268,121)	-3.9	1,080,364	4.3
Income tax (expense) benefit	—	0.0	(597,196)	0.0	597,174	2.4
Net income (loss)	(1,209,396)	-2.7	(1,865,317)	-3.9	1,677,538	6.6

Year Ended December 31, 2004, as compared to December 31, 2003

Net sales for the year ended December 31, 2004 were $44,925,400, reflecting an increase of $12,320,900, or approximately 37.8%, over the $32,604,500 reported for the year ended December 31, 2003. This growth follows a 28.4% increase for the year ended December 31, 2003 from the year ended December 31, 2002.  The Company expects to be able to maintain its strong growth rate for the foreseeable future.

In 2004, we continued to expand our wholesale customer base business. We anticipated that sales to this wholesaler business would operate at a somewhat lower gross margin resulting in a decrease in our gross margin to 38.1% for the year ending December 31, 2004 from 39.2% for the year ending December 31, 2003. We anticipate in the future that the wholesaler business will operate at a lower operating cost ratio than our dealer business due to the reduced handling costs.  The initial products related to the dealer business were at a lower price point and gross margin, however we expect the margin for these sales to increase slightly as existing markets mature and new products are introduced.

Our gross margin is a function of the mix of our products sold and our ability to purchase materials from our suppliers in volumes that produce lower costs.  We distribute products that have a wide range of both price point and margin.  Our historical mix has provided the Company with a gross margin of between 38% and 40%.  We expect that we will be able to maintain this margin range as we grow.  However, circumstances beyond our control such as the increase in import costs and the competitive pricing environment in which we operate could adversely affect our ability to maintain our gross margin.

Quarterly net sales and the percentage changes in net sales by quarter for 2004 versus 2003 were as follows:

	2004	2003	Change
First quarter	$9,534,632	$6,713,810	42.0%
Second quarter	11,585,016	8,477,575	36.7%
Third quarter	11,052,268	8,955,693	23.4%
Fourth quarter	12,753,533	8,457,468	50.8%
Total Year	$44,925,449	$32,604,546	37.8%

Sales growth in the third quarter of 2004 was impacted by several hurricanes that made landfall over the entire state of Florida, impacting dealer and builder sales markets. During the forth quarter of 2004 our sales returned to expected levels.

Gross profit was $17,135,300 (38.1% of net sales) for 2004 and $12,790,000 (39.2% of net sales) for 2003. The reduction in percentage was primarily attributable to the increase in transportation and import costs.

Operating expenses for 2004 was $17,671,700 (39.3% of net sales) compared to $13,562,600 (41.6% of net sales). The Company’s ability to decrease its current percentage rate of operating expenses was due to ongoing efforts to increase efficiency while expanding into new markets and new product lines. The increases in warehouse costs are attributable to the additional warehouse facilities required to support the increase in sales. The increase in distribution and sales costs are directly related to the increase in sales. The increases in marketing costs are related to the Company’s effort to expand into three new distribution channels.

	For the Years Ended December 31,
	2004		2003		Change

Warehouse and distribution	5,489,263	31.1%	3,807,845	28.1%	1,681,418	44.2%

Sales and marketing	6,074,812	34.4%	4,311,558	31.8%	1,763,254	40.9%

General and administrative	6,107,673	34.6%	5,443,190	40.1%	664,483	12.2%

	$17,671,748		$13,562,593		$4,109,155

The operating loss for 2004 was $536,500 (-1.2% of net sales) compared to the operating loss for 2003 of $772,600 (-2.4% of net sales). The percentage decrease in operating losses was attributable to the Company’s ability to increase efficiency while expanding into three new distribution channels..

The average price per square foot in 2004 was $1.15, down $.04 from $1.19 in 2003. This decrease was primarily due to volume variance in our mix of products.

Interest expense for 2004 was $627,400 compared to $480,100 in 2003. The increase in interest expense was attributable to the Company’s increased debt necessitated by its expansion efforts and increasing interest rates.

Year Ended December 31, 2003, as compared to December 31, 2002

Net sales for the year ended December 31, 2003 were $32,604,500, reflecting an increase of $7,216,800, or approximately 28.4%, over the $25,387,700 reported for the year ended December 31, 2002. This growth follows a 29.4% increase for the year ended December 31, 2002 from the year ended December 31, 2001.

Quarterly net sales and the percentage changes in net sales by quarter for 2003 versus 2002 were as follows:

	2003	2002	Change
First quarter	$6,713,810	$6,014,020	11.6%
Second quarter	8,477,575	6,803,466	24.6%
Third quarter	8,955,693	6,383,981	40.3%
Fourth quarter	8,457,468	6,186,241	36.7%
Total Year	$32,604,546	$25,387,708	28.4%

Gross profit was $12,790,000 (39.2% of net sales) for 2003 and $10,119,200 (39.9% of net sales) for 2002. The reduction in percentage was primarily attributable to the increase in transportation and import costs.

Operating expenses for 2003 was $13,562,600 (41.6% of net sales) compared to $8,694,100 (34.2% of net sales). The increases in warehouse costs are attributable to the additional warehouse facilities required to support the increase in sales. The increase in distribution and sales costs are directly related to the increase in sales. The increases in marketing costs are related to the Company’s effort to expand into three new distribution channels. The increase in general and administrative expense was primarily attributable to the initial infrastructure costs necessary for anticipated expansion into national markets.

	For the Years Ended December 31,
	2003		2002		Change

Warehouse and distribution	3,807,845	28.1%	2,429,795	27.9%	1,378,050	56.7%

Sales and marketing	4,311,558	31.8%	3,050,890	35.1%	1,260,668	41.3%

General and administrative	5,443,190	40.1%	3,213,416	37.0%	2,229,774	69.4%

	$13,562,593		$8,694,101		$4,868,492

The operating loss for 2003 was approximately $772,600 (-2.4% of net sales) compared to the approximate operating income of $1,080,400 (4.3% of net sales) in 2002. The percentage decrease in operating income was attributable to the Company’s expansion efforts, including a significant expansion in warehouse space, costs associated with becoming a public company and higher transportation and import cost.

The average price per square foot in 2003 was $1.19, down $.07 from $1.26 in 2002. This decrease was primarily due to volume variance in our mix of products.

Interest expense for 2003 was $480,100 compared to $328,900 in 2002. The increase in interest expense was attributable to the Company’s expansion efforts.

Results of Operations for the three months ended June 30, 2005, 2004 and 2003

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto that appear elsewhere in this document. The table below sets forth certain operating data for the periods indicated. Percentages are relative to total revenue for the periods indicated.

	Quarter ending June 30,
	2005	2004	2003
		(restated)	(restated)

Revenues	$14,441,721	$11,585,016	$8,477,575
Cost of Goods sold	8,602,396	7,144,406	5,011,999
Gross Margin	5,839,325	4,440,610	3,465,576
Gross Margin Percentage	40.43%	38.33%	40.88%
Operating Expenses	$5,381,537	$4,392,108	$3,067,820

Quarter ended June 30, 2005 Compared to Quarter June 30, 2004

Net sales for the three months ended June 30, 2005 increased $2,856,700 or approximately 24.7% over the reported net sales for the three months ended June 30, 2004. This growth follows a 36.7% increase in net sales for the three months ended June 30, 2004 over the three months ended June 30, 2003. The Company’s continued growth rate exceeds industry growth rates. We believe we will continue to exceed industry growth rates as a result of continued expansion into national markets.

Gross profit for the three months ended June 30, 2005 was $5,839,300 (40.4% of net sales) compared to $4,440,600 (38.3% of net sales) for the three months ended June 30, 2004. The second quarter 2005 gross profit increased was a direct result of a new pricing structure implemented in March 2005.  This new pricing structure will enable us to maintain an approximate gross margin of 38%.

Our operating expenses for the three months ended June 30, 2005 were $5,381,500 (37.3% of net sales) compared to $4,392,100 (37.9% of net sales) for the three months ended June 30, 2004. The decrease in the current percentage of operating expenses was a result of the Company’s continued realization of economies of scale.

Income from operations for the three months ended June 30, 2005 were $457,800 (3.2% of sales) compared to $48,500 (.4% of sales) for the three months ended June 30, 2005. The 2.8% increase is attributed to continued growth in sales distribution channels and process efficiencies gained in delivering these services.

The average price per square foot in the three months ended June 30, 2005, 2004 and 2003 were $1.24, $1.15 and $1.21 respectively. The average price per square foot went up $.09 in 2005 and down $.06 in 2004. This increase is a direct result of our price increase that was affect March 1, 2005. The decrease in 2004 was primarily due to volume variance in our mix of products.

Results of Operations for the Six Months ended June 30, 2005, 2004 and 2003

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto that appear elsewhere in this document. The table below sets forth certain operating data for the periods indicated. Percentages are relative to total revenue for the periods indicated.

	Six Months Ending June 30,
	2005	2004	2003

Revenues	$28,134,699	$21,119,648	15,191,385
Cost of Goods sold	17,165,359	12,954,820	9,091,607
Gross Margin	10,969,310	8,164,828	6,099,778
Gross Margin Percentage	38.99%	38.66%	40.15%
Operating Expenses	$10,297,442	$8,641,017	$5,686,537

 Six Months ended June 30, 2005 Compared to Six Months ended June 20, 2004 and 2003

Sales for the six months ended June 30, 2005 were $28,134,700, a 33.2% increase over sales for the six months ended June 30, 2004. This growth follows a 39.0% increase for the same period ended in 2004 compared with 2003. The Company’s growth rate continues to exceed industry growth rates. We believe we will continue to exceed industry growth rates as a result of our continued expansion into national markets.

The gross margin for the six months ended June 30, 2005 was $10,969,300 (39.0% of net sales) compared to $8,164,800 (38.7% of net sales) for the six months ended June 30, 2004. The slightly higher gross margin for the six months ended June 30, 2005 is a result of the March 2005 new pricing structure. This new price structure was implemented as a direct result of increasing material and import costs.

Our operating expenses for the six months ended June 30, 2005 have increased by $1,656,400 over the same period in 2004, an increase of 19.2%. This compares with a 52.0% increase for the period ended June 30, 2004 from 2003.  The decrease in the current percentage of operating expenses was a result of the Company’s continued realization of economies of scale.

Income (loss) from operations for the six months ended June 30, 2005 were $671,900 (2.4% of sales) compared to ($476,200), (-2.3% of sales) for the six months ended June 30, 2004.  The 4.7% increase is attributed to continued growth in sales distribution channels and process efficiencies gained in delivering these services.

The average price per square foot in the six months ended June 30, 2005, 2004 and 2003 were $1.22, $1.16 and $1.21 respectively. The average price per square foot went up $.06 in 2005 and down $.05 in 2004. This increase is a direct result of our price increase that was affect March 1, 2005. The decrease in 2004 was primarily due to volume variance in our mix of products.

Changes in Financial Position for the six months ended June 30, 2005 from the year ended December 31, 2004

Accounts receivable and inventory have increased by $1,171,900 and $5,025,900 respectively during the six-month period ended June 30, 2005 from the year ended December 31, 2004.  The increases in these account balances relate primarily to our growth in sales and the expansion of our distribution channels.

We had a net decrease in our investment in property and equipment of $15,700 net of depreciation for the six months ended June 30, 2005 from the year ended December 31, 2004.  The net decrease was primarily due to the disposal of capitalized leasehold improvement costs.

Our liabilities for accounts payable increased $248,000 and long-term debt increased $5,704,300 for the six months ended June 30, 2005 from the year ended December 31, 2004.  The net increase in our liabilities relates directly to the financing of our sales growth and expansion into national markets.

Liquidity and Capital Resources

We had cash balances of approximately $636,900 at June 30, 2005 and $507,700 at December 31, 2004.  We have financed our growth with new equity capital and increased borrowings from our commercial lender.

Our line of credit, provided by our primary commercial lender, is $25.0 million. A secondary lender has provided the Company with subordinate convertible debenture in the amount of $5.0 million. The Company expects that these resources will be sufficient to support its growth in accounts receivable and inventory through 2005. Our rapid growth is expected to continue requiring the Company to seek outside capital to supplement earnings and strength our balance sheet. We expect to raise additional capital, either debt or equity through both the public and private markets during 2005. However, we cannot assure anyone that we will be able to obtain outside capital, or if we do, that it will be on terms beneficial to us.

The balance due at June 30, 2005 to our commercial lender for the use of the revolving line of credit was approximately $21.8 million. The loan and security agreement contains certain covenants, which include financial covenants that require us to maintain a certain leverage ratio, limit our unfunded capital expenditures, a required minimum fixed charge coverage ratio, and a certain inventory turnover ratio. At June 30, 2005 the Company was not in compliance with the leverage and fixed charge coverage ratio requirement. The Company was granted a waiver of these covenants by our commercial lender. We believe that our relationship with our commercial lender is good and that they will continue to support the Company.

Subsequent Events

On August 25, 2005, Tesoro, along with IWT, closed a $5.0 million secured term note from Laurus Master Fund. Ltd., a Cayman Islands Corporation.  Net proceeds from the financing are being used for working capital.  Tesoro’s other subsidiaries, International, Transport, Tile Club, Import Flooring Group are each guarantors in connection with the financing.

As part of the financing, Tesoro paid Laurus Capital Management, LLC a closing payment of $195,000, plus due diligence and legal expenses.

The investment by Laurus, which takes the form of a secured term note, secured by substantially all of the assets of Tesoro and of IWT, has a three-year term and bears interest at a rate of prime plus 1.5% per annum.  In connection with the financing, Tesoro issued Laurus a common stock purchase warrant to purchase up to 511,883 shares of Tesoro’s common stock at $3.15 per share.  Portions of the note may be converted into common stock at a conversion price of $2.74 per share, which was 103% of the average trading price of Tesoro common stock through August 24, 2005.

The following describes the material terms of the financing transaction with Laurus.

Maturity Date:	August 25, 2008

Payment of Interest and Principal:	Principal and Accrued interest will be paid on the maturity date, if not sooner.

Warrant Terms:	The Company has agreed to issue Laurus a five year warrant to purchase up to 511,883 shares of common stock at an exercise price of $3.15 per share. Laurus must exercise the warrant for cash.

Option Terms:

The Company has agreed to issue Laurus a five year option to purchase up to 1,170,110 shares of common stock at an exercise price of $.001 per share. The options must be exercised by Laurus for cash, but are subject to a lock-up through August 25, 2006.

Security for the Note:	The Notes is secured by a lien on substantially all of the assets of the Company and its subsidiaries, subject to a first priority lien of the Company’s primary financial lender.

Conversion of Underlying Stock

Laurus has agreed that it will not convert the Note or exercise any warrants or options into shares of Tesoro’s common stock in amounts that would cause Laurus’ aggregate beneficial ownership of Tesoro’s common stock to exceed 4.99% at any given time (or 19.99% without stockholder approval)

Registration Rights

The Company expects to file a registration statement to register the shares underlying the secured convertible minimum borrowing note (1,094,891 shares), the warrants (511,883 shares) and options (1,170,110 shares, which are subject of a one-year lock-up through August 25, 2006) within 30 days and will respond to any Securities and Exchange Commission comments within 15 days after receiving such comments.  The total number of shares to be registered is 2,776,884.

Contractual Obligations

For the year ended 2004, our long-term debt obligations consisted of notes payable, capital leases and a line of credit. The future payment requirements for these obligations are as follows:

	Total	2005	2006	2007	2008	2009	Thereafter

Long-term debt	$16,102,925	$18,218	$16,063,987	$16,906	$3,814	$—	$—
Capital leases	251,368	80,943	72,092	57,089	26,130	15,114
Operating leases	26,911,000	1,462,000	1,823,000	1,973,000	2,003,000	2,033,000	17,617,000
Related party debt	338,662	—	—	—	—	—	338,662
Purchase commitments	2,280,000	1,824,000	456,000	—	—	—	—
	$45,883,955	$3,385,161	$18,415,079	$2,046,995	$2,032,944	$2,048,114	$17,955,662

The related party debt obligations as of December 31, 2004 relate to notes payable to Tesoro’s three principal stockholders who also serve as executive officers and directors.  The notes include an interest rate of 10% per year and are due on December 31, 2025. The capital leases relate to equipment leases. The other long-term liabilities represent an existing loan and security agreement for a line of credit with our commercial lender. The line matures on September 10, 2006 at which time the Company plans on renewing the debt. However, we cannot assure anyone that we will be able to renew the line of credit, or if we do, that it will be on terms beneficial to us. The Company entered into an agreement to purchase tile from a vendor, who is also a stockholder of the Company. The agreement is for a term of 18 months expiring in March 2006.

Critical Accounting Policies

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, the Company must make decisions which impact the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. Such decisions include the selection of appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, the Company applies judgment based on its understanding and analysis of the relevant circumstances and historical experience. Actual amounts could differ from those estimated at the time the consolidated financial statements are prepared.

The Company’s significant accounting policies are described in Note 1 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2004. Some of those significant accounting policies require the Company to make subjective or complex judgments or estimates. Critical accounting policies are defined as those that are both most important to the portrayal of a company’s financial condition and results and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The Company believes the following accounting policies require it to use judgments and estimates in preparing its consolidated financial statements and could represent critical accounting policies.

Accounts receivable and revenue recognition policies; Revenues are recognized when goods are shipped and legal title passes to the customer. The Company provides an allowance for expected doubtful accounts based upon historical bad debt and claims experience and periodic evaluation of specific customer accounts and the aging of accounts receivable. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories are stated at the average landed cost, which matches current costs with current revenues. Inventories on hand are compared against anticipated future usage, which is a function of historical usage and anticipated future selling price, in order to evaluate obsolescence, excessive quantities, and expected sales below cost. Actual results could differ from assumptions used to value obsolete, excessive inventory or inventory expected to be sold below cost.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in earnings (loss) in the period that includes the enactment date. Additionally, taxing jurisdictions could retroactively disagree with the Company’s tax treatment of certain items, and some historical transactions have income tax effects going forward. Accounting rules require these future effects to be evaluated using current laws, rules and regulations, each of which can change at any time and in an unpredictable manner.

Segment Information

We manage our operations in one segment and all revenue is derived from customers in the United States.

Recent Accounting Pronouncements

In November, 2004, the FASB issued SFAS No. 151 “Inventory Costs” an amendment to Accounting Research Bulletin No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material.  This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  Additionally this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  The provisions of SFAS No. 151 is effective for fiscal years beginning after June 15, 2005.  The adoption of SFAS 151 will not have an impact on our consolidated results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets” an amendment to Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” which is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that Opinion, however, included certain exceptions to that principle.  This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges in which the future cash flows of the entity are not expected to change significantly as a result of the exchange.  The provisions of SFAS No. 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005.  The adoption of SFAS 153 does not have an impact on our consolidated results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123(R)”).  SFAS No. 123(R) requires companies to recognize the compensation cost relating to share-based payment transactions in the financial statements.  This Statement eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, and requires instead that such transactions be accounted for using a fair-value-based method.  SFAS No. 123 (R) is effective for the first quarter of 2006. The Company will adopted SFAS No. 123(R) but has not yet determined the impact of adopting this standard.

In March 2005, the FASB issued FIN 47 as an interpretation of FASB Statement 143, Accounting for Asset Retirement Obligations (FASB 143). This interpretation clarifies that the term conditional asset retirement obligation as used in FASB 143 and refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainly exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. We are currently assessing the impact of the adoption of FIN 47.

On June 1, 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154). The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. We will adopt SFAS 154 at December 31, 2005 and do not anticipate a change to our operating results as a result of this adoption.

Impact of Inflation

Inflation affects the Company’s distribution costs and operating expenses. The tile industry has experienced significant inflation in the prices of fuel-related and import costs beginning in the first quarter of 2004. In the past the tile industry experienced moderate inflation in these costs and has generally passed them along through price increase to its customers.

Seasonality

The Company is a calendar year-end company and its results of operations for the first and fourth quarter tends to be the weakest. The second and third quarters typically produce higher net sales and operating income. These results are primarily due to consumer residential spending patterns for floor covering, which historically have decreased during the last two months of each year and the first two months of each year. Our recent increase in the market share of wholesale dealers that purchase in anticipation of retail customers has weakened the impact of consumer spending trends.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Financial exposures are managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility of the exchange rate and lending markets may have on its operating results. The Company does not regularly engage in speculative transactions, nor does it regularly hold or issue financial instruments for trading purposes. A summary of our market risk exposures is presented below.

Interest Rate Risk

We have revolving line of credit agreement with interest rates that are either a ½% over Prime or Libor therefore to the extent that Prime or Libor change we are subject to interest rate risk. The interest rate on our subordinate convertible debenture facility is prime plus 1.50%.

Foreign Currency Risk

We currently purchase our products from foreign manufacturers in U.S. dollars and foreign currencies. Our fund transfers are relatively large. The Office of the Comptroller of the Currency (USOCC) monitors these activities. Should the Euro continue to strengthen against the U.S. dollar, we could see an increase in our cost of product that could, in time, be passed on to our customers and therefore have a detrimental impact on our profitability. The nature of the agreement with our commercial lender would require any hedge or forward purchase transactions be offset against our borrowing base therefore, reducing our access to the funds under our borrowing base. We currently do not hedge against the risk of exchange rate fluctuations and do not intend to in the foreseeable future.

DESCRIPTION OF OUR BUSINESS

Executive Summary

IWT Tesoro Corporation’s primary business is as a wholesale distributor of building materials.  We do not sell directly to any end user.  Our products consist of ceramic, porcelain and natural stone floor, wall and decorative tile. We import a majority of these products from suppliers and manufacturers in Europe, South America, and the Near and Far East.

Our markets currently include the contiguous 48 United States as well as Canada.  We distribute to our customers from three regional warehouses located in Florida, Texas and California.  Tesoro provides value added services for our customers ranging from maintaining significant inventories to fulfill daily orders for smaller customers to shipping full truckloads of mixed manufacturers’ product to larger distributors.  We also offer private label programs for branded retail sales customers, buying groups, large homebuilders and home center store chains.

Our competition comes from the major full line flooring companies such as Mohawk and Shaw Industries.  On a regional basis, there are a number of distributors that import competing products and distribute them to smaller dealers.  Many of these regional distributors maintain retail operations as well.  However, on an increasing basis, these distributors are becoming Tesoro’s customers for products that we have manufactured for us on an exclusive basis.

Tesoro’s focus is on bringing value to its customers in the form of broad product assortment, current design and competitive pricing.  Some of the key components of this focus are:

•                  Maintaining strong relationships with suppliers that allow us to influence design, buy in large quantity and select the best manufacturers

•                  Locating product close to our customers to control freight costs, including shipping in our own trucks whenever possible

•                  Shipping customer orders the same day they are received

•                  Supporting our products with aggressive marketing and merchandising programs

To date, we have financed its growth through the use of a revolving debt facility currently provided by Bank of America, public and private offerings of its common stock and retained earnings.  It is our intention to continue to use these varied sources to finance our future growth; however, we can not assure any investor that these sources will continue to be available to us nor if they are available that they will be at rates acceptable to us.  If adequate financing is not available, we will most likely be forced to slow down our growth.

Background

IWT Tesoro Corporation was organized in Nevada on May 3rd, 2000, originally under the name “Ponca Acquisition Corporation”.  Effective October 1, 2002, Tesoro acquired all of IWT’s common stock from IWT’s three shareholders. IWT was organized in Florida and has been in continuous operations since 1994. In exchange for the IWT stock, the IWT shareholders each received 3.0 million Tesoro shares, representing 87% of Tesoro’s then outstanding common stock.

Tesoro is the parent company and currently has four wholly-owned subsidiaries and one of its subsidiaries has a wholly-owned subsidiary as follows:

Our principal executive office is located at 191 Post Road West, Suite 10, Westport, CT 06880.  Our telephone number is (203) 221-2770.  Our web site can be found at http://www.iwttesoro.com.  Information contained on our web site is not part of this report.

IWT’s Business Strategy

We believe that we have built our reputation by supplying quality products with superior customer service at competitive prices. As part of our business model, we have established a chain of dealer stores throughout the Sunbelt area of the United States.  The purpose of this strategy is to provide a complete approach in order to establish a strong reputation in our market.

The following includes the foundations of our strategy and philosophy:

•                  Supplying quality products;

•                  Providing outstanding customer service;

•                  Offering competitive pricing;

•                  Introducing high quality new products to the marketplace;

•                  Distributing products only on a wholesale level and not directly to the consumer;

While we ship product in quantities that can range from small cut orders to full pallets or complete truckloads or containers, the core of our business is the cut order, i.e. less than a pallet of mixed floor, wall and decorative tiles specific to a project. This special handling and the reputation we enjoy as a dependable supplier allows us to maintain above average margins. We do not operate any retail outlets. This non-competitive relationship is unique in the ceramic floor and wall tile distribution industry, has been a key factor in our growth and defines us as a “value added reseller” rather than merely a distributor.  We believe that other keys to our success include:

•                  Actively merchandising programs,

•                  Assisting our dealers to meet their customers’ demand, with products presented in attractive easy to visualize environments, and

•                  Acting as the extension of our dealer networks’ stock availability by warehousing levels consistent with the dealers’ delivery requirements.

Other Tesoro Subsidiaries’ Business Strategies

•                  IWT Tesoro International aims to leverage the international purchasing network in order to sustain the expansion of

Tesoro’s business.  This subsidiary has established strong relationships in the form of partnerships with a number of granite and tile manufacturers from around the world, including Italy, Spain, Turkey, Brazil and China.  Based on these partnerships, Tesoro will strive to use these advantages to strengthen our market position within the building products industry.

•                  IWT Tesoro Transport, a USDOT licensed common carrier, is an integral part of Tesoro’s plans on becoming a vertically integrated company.  Transport is a federally licensed freight broker that handles inbound and outbound freight operations.  Given that this subsidiary has recently begun generating revenue, although de minimus, Tesoro plans to expand from a regional to a national distribution system following the recent efforts to move sales nationwide.

•                  The Tile Club intends to acquire licensing, manufacturing and distribution rights for high-end designer and artistic based decorative tiles and to also act as an agent for foreign manufacturers from whom IWT has acquired exclusive distribution rights.  TTC has signed a joint venture agreement with The Weir Farm Trust, Connecticut’s first National Park Site, which, among other things, provides artists opportunities such as artist-in-residence programs.

•                  Import Flooring Group, Inc. (IFG), a wholly owned subsidiary of the Tile Club, distributes floor and wall covering materials under exclusive agreements with manufacturers to customers in the United States, Canada and Mexico. These manufacturers compensate IFG through commissions and other fees. IFG products include natural stones, porcelain and ceramic tiles, engineered hard woods and carpet and rungs. IFG has created a membership based buying group. Members can purchase floor and wall covering products through IFG on a factory direct basis, a landed (FOB destination) or from back-up inventory maintained by IFG. Members pay an annual fee to IFG for exclusive rights to sell specific products and geographies. IFG leases administrative and product show room space in southern California and distributes product under a warehouse maintenance and shipping agreement with a national warehouse management company.

Pricing Strategy

We maintain a wide distribution of price points for the products we import.  Our pricing strategy provides incentives to customers for purchasing products in larger quantities.  The lowest price products include red body ceramic tiles.  The mid priced items are solid body porcelain.  Natural stone are typically the highest price points.  Products we ship directly to customers in various quantities ranging from “cut order” specific to consumer’s project to full pallets of a single product to full container and truckload packages.  Large quantities allow customers to stock their own product to service cash-and-carry customers.

Distribution Centers

Our warehousing and distribution centers currently contain over 420,000 square feet of storage space, in which we maintain over 17.0 million square feet of product ready for immediate shipment to our customers.  In 2004, we signed an agreement to realign our distribution facilities in Palm City, Florida. Realigning these distribution facilities will consolidate approximately 80,000 square feet of warehouse space currently in multiple small warehouses into one location, add 70,000 new square feet for future expansion and create a single 15-year lease for the Palm City facility.  With this new space, we have over 310,000 square feet of storage space, 30 truck bays and room for approximately 20.0 million square feet of inventory.  In addition, we current lease warehouse space in Dallas, Texas and Irvine, California and have begun distributing from these locations.  As we expand, we will likely need additional satellite warehouse locations.

Branded Products

We have created Tesoro The Collection®, a branded collection of high quality porcelain floor and wall tiles complemented by coordinated decorative borders and listellos.  We support this collection with an extensive merchandising program including grouted display boards and racks, and institutional marketing and advertising.  We also plan to expand the Tesoro™ line of products by building our proprietary Tesoro brand awareness. We prominently display the Tesoro line at all of the national and regional flooring exhibitions in which we participate. We have also placed institutional print media and television advertising to educate consumers and to support our dealer network.  We further intend to grow by acquiring or merging with existing regional distributors.

Tesoro’s Goals

Tesoro’s goal is to build a national distribution company that is a value added reseller delivering our products in three business days. In order to attain this goal, we believe we need to achieve the following objectives:

•                                          Augment our client base and market penetration by expanding nationally and duplicating our Palm City, Florida and Dallas, Texas models into four additional major centers for our products, These include:

•   establishing sub-distribution centers in the West, Midwest and Northeast regions,

•   creating dealer networks in each quadrant, acquiring or starting up one new territory per year, and

•   expanding value added services, consistent with the central focus of providing building products through a network of independent dealers and distributors;

•                                          Deepen our current customer base penetration by increasing our market share with current dealer customers, providing customer incentives, and creating a buying group for IWT customers;

•                                          Maintain our high level of customer service and satisfaction;

•                                          Obtain adequate capital to support the inventory levels our customers expect by raising additional capital through debt and equity financing as required, to fund growth within a prudent debt equity relationship;

•                                          Continue strengthening our relationships with suppliers to ensure a continuous flow of high quality, contemporary designs that are competitively priced;

•                                          Ensure a continuous flow of high quality, current design and competitively priced products by increasing our involvement in the manufacturing of products;

•                                          Increase the number of products we carry;

•                                          Strengthen our consolidated balance sheet by reducing our debt to equity ratio. We hope to accomplish this by using new equity or convertible debt to fund growth and eventually reduce debt.

On a short-term basis, we intend to look to acquire assets of businesses with products and services that complement our business.  We further intend to grow by acquiring or merging with existing regional distributors. We also are expecting to establish subsidiaries based in Spain and Italy to handle our relationships with manufacturers located in those countries.

The Ceramic Floor and Wall Tile Covering Industry

The market for ceramic floor and wall tile products in the United States is approximately a 3.3 billion square feet market, which experienced a significant growth of between 8% and 10% during the last five years (Source: Ceramic Tile and Stone Consultants- www.ctasc.com).  By 2010, the consumption volume is expected to reach 4.3 billion square feet (Tile Magazine (www.tilemagazine.com), with an estimated increase of 6% per year (www.ceramicworldweb.it).  Ceramic tile is the third most widely used floor covering material in the U.S., with a market share of 11.2% behind carpet (67.5% and vinyl (13.8%).  While this information is based on national statistics, we believe that the use of ceramic and other hard floors coverings represents a much higher percentage in the our targeted market—the Sunbelt.

While increasing interest rates may have a temporary impact on the new home construction industry, studies show that over any length of time the impact is minimal. This is particularly true in the Sunbelt (southern and southwestern United States) where we have our strongest presence.  Of course, we cannot assure anyone that these estimates will be achieved or if met, will occur when expected.

The U.S. ceramic floor and wall covering market has been positively impacted by:

•                  U.S. population growth, requiring new and renovated housing and commercial space,

•                  Housing starts reached 1.85 million units in 2003, growing by 8.4%, which was the best performance in 26 years,

•                  In 2003, the new construction market rebound was driven by a 10.3% surge in the residential sector,

•                  2003 issuance of building permits was up 6.6%,

•                  New, one-family home sales rose 13.8% in the South, our primary market;

•                  Mortgage rates at a 40-year low made homes affordable for an expanding number of households while the refinancing of existing mortgages improved consumers’ financial positions and provided increased funds for spending for remodeling,

•                  Increasing average house size (up approximately 30% since 1980), and

•                  Growth in vacation (second) home ownership.

(“US Ceramic Tile Market- 2004 Edition”, published by Market Studies, Inc., a recognized industry market research firm.  As new information becomes available, we will update these statistics).

Long acknowledged for its durability and functionality, ceramic tile now means fashion. Consumers can chose from soft hues or primary colors, finishes that resemble stone, wood or fabric, and can incorporate metal and glass accents for flexible design. The high growth rate of ceramic tile relative to other flooring options has led to more full service distributorships, manufacturers, and retailers adding ceramic tile to their lines. With more floor space being devoted to ceramic tile at retail, efforts at product differentiation have intensified. Licensing, a relatively new strategy in the ceramic tile marketplace, is heating up, including the following partnerships: Shaw Industries with Martha Stewart and Kathy Ireland; Witex with Laura Ashley, Armstrong’s Liz Claiborne line in partnership with Carpet One, and Marrazzi Group with Benetton.

Sales in the ceramic tile industry are influenced by economic and market factors including:

•                  consumer confidence;

•                  spending for durable goods;

•                  interest rates;

•                  turnover in housing, the condition of the residential and commercial construction industries; and

•                  the overall strength of the economy.

“US Ceramic Tile Market- 2004 Edition”, published by Market Studies, pointed to a market growth rate for ceramic tile of approximately 5% to 7% per year. This growth rate is higher in the Sun Belt areas, including the Southeastern part of the United States, where we currently operate.

IWT’s Products

We purchase our products on the world market. Approximately 50% of our products are imported from Italy, 30% from Spain and the balance from Brazil, Turkey and China. Each foreign manufacturer has registered agents in the United States that work with us, as well as with other distributors. We believe that we maintain close personal contact with our suppliers, visiting the plants regularly and working with suppliers to influence design, quality and reliability. We do not currently purchase any raw materials, but only finished goods. Our principal suppliers and the countries in which each is located include

Italy	Spain	Brazil	Turkey	China	United States
Acif Ceramiche Ceramicasa Ceramiche Castelvetro Ceramiche Ricchetti Cermaiche Uda Isla Tile	Alfa Porcelnico Metropol Cermaica	Delta Ceramia Incepa Ceramicos Lume Ceramica	Eczacibasis Vitra Ege Seramik	Megacera	American Marazzi

We carry over 200 separate product lines.  A product line consists of several profiles, sizes (of the same tile design, i.e. six inch by six inch, twelve inch by twelve inch) and matching or coordinating borders.  Annually we add and delete lines to keep the selection current with industry and consumer trends.  For example, in 2004, we added granite counter and backsplash tiles to our product mix. We estimate that the there is a 10% turn over in the lines annually.  This translates into approximately 20 new lines added each year replacing a similar number of deleted lines.  We believe we have ample time to transition into the product lines as the time to manufacture and ship new lines can exceed nine months.  This lead-time also allows deleted lines to be drawn down to a minimum level before being eliminated from stock.

We maintain a wide distribution of price points for our product. Our lowest priced products include red body ceramic tiles to mid priced solid body porcelain to higher priced natural stone tiles. Pricing strategies are also designed to provide incentives to customers for purchasing product in larger quantities. While the average wholesale price of ceramic floor and wall tile has continued to decline, reaching $0.89 per square foot in 2003, according to the industry magazine, Floor Covering Weekly (July 2004), the market for high- end porcelain tiles and decorative/designer tile has been increasing. The development of a dual price point market has given rise to a bimodal environment for us, through our branded porcelain collection and natural stone products, has been able to maintain an above average wholesale price. We will continue to emphasize this high-end tile and stone by selectively marketing them to dealers and distributors with customer bases that demand such products. Our unique position as a pure wholesaler gives us a clear advantage in this hourglass shaped market.

We ship product to our customers in quantities ranging from “cut order” specific to a consumer’s project to full pallets of a single product to full container and truckload packages. These larger quantities allow our customers to stock their own product to service cash and carry consumers.

We import a majority of our products into the Port of Miami.  In 2004, we expanded our distribution facilities to Dallas, Texas.  Product imported for distribution from our Dallas facility arrives via the Port of Houston.  In addition, we also import products into the port of Long Beach, California.  Orders that are shipped directly from the manufacturer to our customers may enter through any number of U.S. ports.

Inventory

We are committed to maintaining inventory levels that support the sales of our customer network. We currently maintain over 17.0 million square feet of product in inventory, representing over 2,500 SKU’s (individually numbered product items). We also act as the warehouse and fulfillment source for many of our approximately 2,700 dealers and wholesale customers. We target an inventory turn over rate of 1.5 to 2.0. This turn over rate is established to minimize out of stock situations and to attain our goal of same day shipping for qualified orders received by 2:00 p.m.

Industry trends toward product packages, floor and wall tile combinations and the pre-organized tile, borders, decorative listellos, bull nose and end caps, increases the number of parts we must carry in stock to ensure that our customers can meet the demand of their consumer.

Freight and Transportation Costs

We base our distribution costs on a number of factors including, among others,

•                  factory cost,

•                  freight (international and domestic), and

•                  duties, tariffs, taxes and other regulatory costs.

Ocean freight charges differ from country to country therefore our selling price is based on factors specific to each international manufacturer. We pay most of our international manufacturers in U.S. dollars. The strength of the U.S. dollar relative to a specific country’s currency will have an impact on the price we pay for product. Additionally, we also take into account that title to our products transfers at the port of the originating country. We generally ship between 10 and 20 containers at any one time. We currently estimate that our maximum exposure for loss would be approximately $150,000. Based on maritime loss history, cost of ocean marine insurance and our ultimate ability to subrogate against the freight carrier, we self-insure in the event of loss after title is taken.  Our in-bound freight cost, gasoline, fuel and other surcharges have increased our shipping costs of which we have not yet passed on to our customers. As such, our gross margins may be lower because we are currently absorbing these increased costs.

As a result of increasing out-bound freight costs, we organized IWT Tesoro Transportation, Inc., a federally licensed freight carrier. By working with this subsidiary to supply a portion of our shipping needs, we hope to have more control over these costs.

Revenue Source

We generate all our revenue from the U.S. territory and currently have no sales outside the country.  Within the

United States, the lion’s share of revenue is derived from the southeastern quadrant of the country.  On a per product basis, the sales of hard flooring and wall covering materials generate the largest share of revenue.

IWT’s Customer Base and Distribution Channels

When IWT first began business in 1994, it started our distribution history focusing on the traditional small and mid-sized floor-covering dealers in the southeastern United States.  Later, it expanded its distribution channels over larger regional distributors outside the southeastern United States, home center stores and floor-covering dealers that focus on the builders of new construction units.  We maintain separate and coordinated sales forces for each of the new channels of distribution.  Different product series are sold to each channel to avoid market saturation or channel conflict.

We currently distribute our products through four separate distribution channels.

•                  The independent retail floor-covering dealer and stocking distributor market is our largest channel. This channel currently accounts for about 54% of the sales revenue. These customers, who sell directly to the public, can be either “cut to order” or “stocking” dealers/regional distributors. We currently serve approximately 2,000 customers in this channel through our sales personnel. In addition, we have sub-distributors that handle specific market territories for limited numbers of our Tesoro-The Collection® product packages.

•                  The major home center “buy-it-yourself/do-it-yourself” store market makes up our second distribution channel. These customers typically operate under blanket purchase orders. There are three basic programs for home center stores. The first is a special order program. Consumers place orders from sample boards provided by us to the store. The store representatives forward these orders to us and we ship the product either directly to the consumer or to the store for pick-up by the consumer. The second program is a stocking program, which provides for a home center store to maintain specific product inventories for their cash and carry trade.  The third program is “Special Buys”. Under this program the customers purchase large quantities of specific product for special promotions.  The home center store channel currently accounts for about 8% of our revenue.

•                  Our third channel, accounting for 16% of our revenues, is made up of national buying groups. These groups support independently owned, branded floor covering outlets with coordinated buying agreements that require us to market directly to each individual retail outlet. This channel also includes large builders, who staff and maintain captive design centers specifically for their own customers.

•                  Our fourth channel is the bulk sale channel. In this channel we service retail buyers that purchase full truckloads or containers of specific product that is manufactured for us specifically for this program. These products can be drop-shipped from our manufacturer directly to the customer. The customer base for this channel is the United States and Canada. This channel makes up the remaining 22% of our sales.

We maintain a separate and coordinated sales force for each of the channels of distribution. The geographic distribution of our sales is predominately in the Southeastern United States, which accounts for 80% of our sales, however we do make sales throughout the United States. We also sell different product series to each channel to avoid market saturation or channel conflict. Currently, we do not sell to any single customer, which aggregates to more than 5% of our sales.

Merchandising

The market for ceramic tiles, once characterized by little or no brand recognition, is beginning to enter into branding agreements with well-known designer names such as Ralph Lauren and Laura Ashley. In May 2002, we introduced our proprietary brand Tesoro-The Collection®. Tesoro is a collection of porcelain tiles and decorative inserts, borders, and accents that are marketed throughout the United States. We have invested in specifically designed display racks that communicate the quality and value of our Tesoro brand that we believe assists our dealers in communicating product combinations to the consumer.  We are continually updating these displays with new products. We have a fifteen-year manufacturer’s warranty program for Tesoro-The Collection® products that we believe elevate the quality position of our products.

In addition to the display units, we provide our customers with display boards that are smaller and show a single line of product with its accent pieces. These boards are portable so as to allow the dealer to easily show our product or take it to the installation site. Our sales force distributes lose sample packs, usually an assortment of colors for a single product line, whenever a line or dealer needs restocking. We account for the sample packs and display units and sample boards, along with the labor and overhead involved in creating them, as promotional expenses, when they are distributed to the customers.  Our promotional expense represents a significant part of our cost of doing business.

Credit and Collection Procedures

We maintain strict criteria for credit approval:

•                  Potential customers must complete our credit application;

•                  Credit must be approved by our credit department; and

•                  We may require a personal guaranty.

Once approved, typically our dealers receive 30-day terms.  Our bulk truckload customers may be offered extended terms of payment.  We generally provide a 15-day grace period and orders are held and not shipped once an invoice is 60 days or older.  We have purchased credit insurance for these extended term customers to offset some of the risk inherent in the extending of longer credit terms.

Additionally, to be an IWT customer, a business must, at a minimum:

•                  Have a storefront designed to market tile

•                  Sell to retail customers

•                  Operate at lease one forklift

•                  Accept material in bulk

When sales orders are entered, our computer system notes if a customer is on credit hold. If so, those orders are given to our credit department to determine whether the products can be shipped. Customers are generally given a 15 day grace period and orders are held and not shipped once an invoice is 60 days or older.

Marketing, Promotion and Sales

Marketing

We current employee 20 full time individuals for our marketing and advertising activities.  Our public relations and marketing activities focus on creating demand for our products. We have an in-house advertising and marketing staff that develops and coordinates our sales materials. We use trade magazines articles, specifically designed mailer programs and trade shows as our primary communication devices.

Sales

Our commission based sales force work with dealers to place the products in showrooms, educate the dealers regarding the quality and variety of product available to them and work with our internal customer service staff to facilitate delivery. We employ a twenty-three person full time sales force most of whom have been with us for five years after spending many years in various facets of the tile business.

Competition

We compete in the flooring industry with both large national companies that supply both soft and hard materials and with smaller regional distributors that focus specifically on ceramic, porcelain and stone. Vertically integrated companies such as Shaw Industries and Mohawk, the two largest flooring providers, account for over 60% of the hard surface market in the U.S. While maintaining their dominant positions in the carpet market, both companies are moving aggressively into the hard flooring sector. Dal-tile, a subsidiary of Mohawk, manufactures, wholesales and retails tile on a national basis.

Regional competitors such as Master Tile, Florida Tile and Arizona Tile act as both wholesalers and retailers. In their markets, each supplies smaller dealers and distributors and also operates branded retail outlets. We currently only distribute at the wholesale level.

We believe that our competitive strengths include:

•                  Focusing solely on the wholesale segment of the distribution process. We do not own or operate direct to consumer locations. We work exclusively through dealers and stocking distributors or buying groups who service the buying public. As a result, we do not compete with our customers. Our customers can buy specific materials from us to meet a consumer’s need, i.e. “cut orders” or can stock limited amounts of product for cash and carry business by purchasing larger quantities.

•                  Getting involved in designing products. We actively participate in designing and selecting new color, texture and formats for emerging style tends. Our field sales force is constantly working with our customers to identify trends in the market. Feedback from these sources is continuously shared with the manufacturers. Manufacturer’s representatives frequently meet with us and our management travels to the manufacturing sites to communicate the markets needs.

•                  Building our Tesoro-The Collection® brand equity. We are branding our designs and many of our products with our Tesoro Brand. We incorporate products from different manufacturers and different countries into programs that leverage the best of each source to create Tesoro collections. Unlike most other tile and ceramic products, Tesoro products include a 15-year manufacturer’s warranty against wear.

•                  Providing superior merchandising and customer support programs. We maintain an active sampling program to ensure that customers have the latest materials in their showrooms. Our field sales force continually updates, refreshes and replaces sales materials. We distribute literature to consumers referencing our dealer network participants. Our field personnel work with the customer and train them on the appropriate use and care of the product. Our goal is to make the dealers’ job as easy as possible.

•                  Implementing our Distribution Philosophy. We see ourselves as an extension of the dealer warehouse. We aim to be responsive to our customers’ needs by shipping most orders the same day they are received. We also carry stock to back-up our customers in the cash and carry market.

By maintaining these competitive strengths, we currently believe that we can profitably challenge our competitors for a greater share of our targeted market.

Additionally, manufacturers generally extend exclusives through their agents to distributors based geographically. Therefore, we currently believe specific product-to-product competition is rare.

Government Regulations

The Federal Trade Commission regulates our wholesale operations. The Federal Motor Carriers Administration regulates Transport’s freight activities. International is an exempt company subject to Bermudian commercial law. We do not expect to import product into Bermuda and will therefore maintain our exempt status. Both federal and state authorities regulate the distribution and sale of imported products. We have obtained all required federal and state permits, licenses and bonds to operate our businesses. We make no assurances that our operations and profitability will not be subject to more restrictive regulations, oversight or increased taxation by foreign, federal, state or local agencies.

We currently purchase our products from foreign manufacturers in U.S. dollars. Our fund transfers are relatively large. The Office of the Comptroller of the Currency (USOCC) monitors these activities. Should the Euro continue to strengthen against the US dollar, we could see an increase in our cost of product that we may not be able to pass on to our customers and therefore we could suffer a detrimental impact on our profitability. Our competitors rely as heavily on imported product as we do. Therefore, we do not see any change in the competitive landscape for ceramic tile as a result of the strength of the Euro.

Acquisitions and other Interests

Tesoro intends to expand its operating activities globally. We have had preliminary discussions with manufacturers, product aggregators and agencies in Spain, Italy and Brazil. In the United States, we plan to expand our geographical position by acquiring the assets of similar, but smaller, distributors.  We cannot assure anyone, however, that any of these discussions will result in the intended acquisitions or that any acquisitions, if made, will generate the planned revenue or profits.

Intellectual Property

We incorporate our proprietary brand Tesoro™ in connection with a collection of porcelain tiles and decorative inserts, borders, and accents.  With respect to this brand, we rely on common law and Lanham act protection.  In December 2004, we were granted federal trademark protection for our mark Tesoro The Collection®.  We make no assurances that any trademark or other protections will be meaningful. We are not aware of any claims of infringement against us and we have not been involved in any related court proceedings.

We are also in preliminary discussions to create unique artwork and high-end tile designs for national distribution.

Employees

IWT currently employ 115 people, of which 113 are full-time and 2 are part-time, including 52 warehouse staff and 23 salespeople covering sales in the United States and Canada.  None of its employees are members of any union.  The remaining 36 employees include customer service, accounting and administrative positions. IWT believes that its relationships with its employees are good. Tesoro currently has three employees and Transport has one employee.  Neither International, IFG, nor The Tile Club currently has any employees.

DESCRIPTION OF OUR PROPERTIES

Executive Office Space – Tesoro - Connecticut

Tesoro currently subleases office space in Westport, Connecticut. We pay a monthly base services fee of $2,400 per month and are automatically renewed every six months.  Tesoro anticipates that it will be securing a more permanent space in the foreseeable future.

Warehouse and Office Space – IWT - Florida

In December 2004, IWT signed an agreement to realign its distribution center facility on April 1, 2005. This agreement consolidates under one 15-year operating lease all 310,000 square feet of our Palm City, FL warehouse facilities.  Amongst the consolidation is approximately 80,000 square feet of warehouse space currently in multiple small warehouses. We have expanded our warehouse capacity by 70,000 square feet to accommodate expected growth and integrate into two adjacent warehouses all of the company’s Palm City operations.  Of the total 310,000 square feet, 10,000 square feet (on two floors) is for office space.

IWT Warehouse Space - Texas

Effective December 1, 2004, IWT entered into an agreement to lease warehouse space in Dallas, Texas.  Over the next 18 months, IWT will use 56,000 square feet and will subsequently take over an additional 74,000 square feet, for a total of approximately 120,000 square feet.  The lease is for 64 months. The average monthly lease amount is approximately $40,000, based on the life of the lease and includes, in addition to the lease space, common area charges, taxes, insurance and management fees. The new warehouse space is our first warehouse facility outside Florida.  IWT expects that it will support its current customers and sales force in Texas and in the Southwest.  This new location is also part of IWT’s strategic plan to increase its sales and customer service throughout the Sunbelt (southern and southwestern United States).

IWT and IFG Contract Warehouse Space in California

Effective July 1, 2005 IWT and IFG entered into separate agreements with WSI, a warehouse management company in Pomona, California. The contract provides for flexible space based on demand and handling charges.

IFG Office and Show Room Space

Effective July 1, 2005 IFG entered into a short term lease of approximately 4,000 square feet. This space will be used for general office space and show room facilities for the products the company represents in the United States, Canada and Mexico. The cost of these facilities is approximately $,3500 per month.

The total costs of our long-term operating leases as of December 31, 2004, are estimated as follows:

2005	$1,462,000
2006	$1,823,000
2007	$1,973,000
2008	$2,003,000
2009	$2,033,000
Thereafter (remaining portion of a 15year lease)	$17,617,000
TOTAL	$26,911,000

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such action by or against us is contemplated, threatened or expected.

OUR MANAGEMENT

The names and ages, business experience of our executive officers and directors are shown below:

Name	Age	Principal Occupation and Business Experience	Year First Elected Director
• Inside Directors

Henry J. Boucher, Jr.	58	• Tesoro’s President since December 2001 and Chairman, Director, and Chief Executive Officer since November 2002.	2001
		• Tesoro’s subsidiaries: IWT Tesoro International (International) Director since 2003, IWT Tesoro Transport President and Director since 2003, and President and Director of The Tile Club since 2004.
		• Principal, Mentus Consulting LLC, a consulting firm since January 2001.

Forrest P. Jordan	58	•Tesoro’s Senior Vice President and Director since 2002 and Chief Financial Officer since 2003.	2002

• Tesoro’s subsidiaries: International Wholesale Tile’s Vice-President, Secretary, Treasurer, Director and Sales Manager since April 1994, International Director since 2003, Transport Director since 2003, The Tile Club Director since 2004.

Paul F. Boucher	47	• Tesoro’s Senior Vice President and Director since 2002.	2002
		• Tesoro’s subsidiaries: President and Director of IWT since 1994, International Director since 2003, The Tile Club Director since 2004.

Grey Perna	49	• Tesoro’s Senior Vice President and Director since 2002.	2002
		• Tesoro’s subsidiaries: Vice President and Director of IWT since 1997, President and Director of International since 2003, Director of The Tile Club since 2004.

• Outside Directors

James R. Edwards	54	• Senior Vice President, General Counsel and Secretary of Wireless Facilities, Inc. (Nasdaq: WFII), a telecommunications services and engineering company, April 2004 to present	2002
		• Senior Legal Counsel, Qualcomm Incorporated, a telecommunications company, from May 2003 to April 2004
		• Vice President, General Counsel and Secretary of Wireless Knowledge, Inc., a telecommunications company from March 2002 to May 2003
		• Vice President, General Counsel, Secretary and Vice President of Finance & Administration for Vapotronics, a medical device company from April 2000 to March 2002.

Carl G. Anderson, Jr.	60	• Chairman of the Board, Chief Executive Officer and President of Arrow International, Inc. (NMS:ARRO) a $450 million critical care medical device company since 2002.	2002
		• President and CEO of ABC School Supply between 1997 and 2002.

Joseph A. Equale	60	• Managing Partner of Equale & Cirone, LLP, a Connecticut CPA firm founded in 1999.	2004
		• Audit Committee Chair and Board Member of Startech Environmental Corporation (OTCBB:STHK), which provides waste management services.

Robert B. Rogers	69	• Chairman Emeritus of Ewing Marion Kauffman Foundation since March 1999.	2003

Allen G. Rosenberg	57	• Executive Vice President of Marke Communications, a direct response agency since November 2004 and from 1979 to January 2004, which he co-founded.	2002
• Vice President of Marketing for Panolanm Industries, a laminate manufacturing company, between February and October 2004.

Paul Boucher and Henry J. Boucher, Jr. are brothers.

Each Director is elected at our Annual Meeting of Stockholders and holds office until the next Annual Meeting until his successor is elected and qualified. Our bylaws permit the Board of Directors to fill any vacancy and any appointee may serve until the next Annual Meeting of Stockholders or until his successor is elected and qualified. Our Board elects Officers and their terms of office are at our Board’s discretion, except to the extent governed by employment contracts. Our Officers devote full time to our business.

Code of Ethics

In November 2002, Tesoro’s Board of Directors adopted a Code of Ethics for its executive officers, including its CEO and CFO and other persons performing similar functions.  The Code of Ethics are written standards that are designed to deter wrongdoing and promote

•                  honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Commission and in other publics made by us;

•                  our complying with applicable governmental laws, rules and regulations;

•                  our prompt internal reporting of violations of the code to appropriate persons; and

•                  accountability for adhering to the code.

In January 2005, the Code of Ethics was also incorporated into IWT’s Employee Handbook, which was distributed to all employees. All new employees receive the Employee Handbook upon being hired.

In March 2003, our Board has also adopted “Principles of Corporate Governance,” the full text of which can be found on our website at www.iwttesoro.com.  These principles include the standards for our Board and management, which, include other things:

•                  Requires an ethical Board, Chief Executive Officer and management;

•                  Sets forth our Directors’ and committee members’ qualification standards and responsibilities;

•                  Describes our management’s responsibilities to new Board members;

•                  Enumerates the guidelines for our Board’s compensation;

•                  Provide for access to our management and independent advisors; and

•                  Address succession planning for senior management.

Board Committees

Standing Committees

We have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. In January 2003, upon the recommendation of each of the Committees, our Board adopted separate charters for our Audit Committee, our Compensation Committee and our Nominating and Governance Committee.  Copies of each of the standing committee charters are available on our website at www.iwttesoro.com.  All members of our standing committees are “independent”, as we described above.

Audit Committee

The Committee assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of Tesoro’s financial statements, the financial reporting process, and the systems of internal accounting and financial controls; (ii) the appointment, engagement and performance review of the Independent Public Accountants and the evaluation of their qualifications and independence; and (iii) Tesoro’s compliance with ethics and confidential information, policies and legal and regulatory requirements, including Tesoro’s disclosure controls and procedures.  Additionally, the Committee, consistent with the Sarbanes-Oxley Act of 2002 and the related rules, as amended, meets with management and the auditors prior to the filing of the Officers’ certification with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls. The Independent Public Accountants report directly to the Audit Committee.

Compensation Committee

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to (1) compensating our executives, (2) approving and evaluating our equity-based compensation plans, including our Stock Incentive Plan, and (3) making arrangements with executives Officers relating to their employment relationships.

The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs.  In addition, the Committee oversees, views and approves all of our ERISA and other employee plans.

Nominating and Governance Committee

The Committee is charged with reviewing the appropriate skills and characteristics required of Directors in the context of the then current make-up of the Board. Its assessment generally includes issues of judgment, diversity, age and skills (such as understanding of relevant technologies, business background, etc.) in the context of an assessment of the perceived needs of the Board at that time. The Committee makes an annual report of its findings to our Board.  It also develops and recommends to the Board a set of Corporate Governance guidelines.

The Committee is also responsible for selecting individuals who stand for election to our Board of Directors and to consider all reasonable comments from our stockholders regarding proposed nominees for Directors, as well as nominations for Board members recommended by Stockholders.

EXECUTIVE COMPENSATION

The information described in our discussion concerning “Executive Officers” includes Henry J. Boucher, Jr., Paul Boucher, Forrest Jordan and Grey Perna. Prior to November 2002, no individual held the title of Chief Executive Officer, however Henry J. Boucher, Jr. has acted in that capacity since December 2001.

Summary Compensation Table

							Long-Term Compensation
							Awards
		Annual Compensation					Restricted	Securities		Payouts
					Other Annual		Stock	Underlying		LTP
				Bonus	Compensation		Awards	Options/		Payouts	All Other
Name and Principal Position	Year	Salary		($)	($)		($)	(A)		($)	Compensation

Henry J. Boucher, Jr.,	2004	$240,000		$0	$18,292	(4)	$0	33,333	(1)	$0	$0
Chairman, Director, President,	2003	240,000		25,000	18,000	(5)	0	66,667	(2)	0	0
Chief Executive Officer(1)	2002	120,000		0	—		0	0		0	0

Paul F. Boucher,
Director, Senior Vice President,	2004	$263,066		$0	$37,719	(6)	$0	33,333	(1)	$0	$0
President, International	2003	263,066		25,000	40,150	(7)	0	66,667	(2)	0	0
Wholesale Tile	2002	237,067	(3)	0	57,653	(8)	0	0		0	621,340	(8)

Forrest Jordan,
Director, Senior Vice
President, Vice President,	2004	$253,067		$0	$43,407	(9)	$0	33,333	(1)	$0	$0
Treasurer and Secretary,	2003	253,067		25,000	42,374	(10)	0	66,667	(2)	0	0
International Wholesale Tile	2002	237,067	(3)	0	49,000	(11)	0	0		0	621,340	(8)

Grey Perna
Director, Senior Vice President,	2004	$253,067		$0	$46,258	(12)	$0	33,333	(1)	$0	$0
Vice President, International	2003	253,067		25,000	49,558	(13)	0	66,667	(2)	0	0
Wholesale Tile	2002	237,067	(3)	0	51,883	(14)	0	0		0	621,340	(8)

(1)                                  These represent incentive stock options granted on December 18, 2004 pursuant to our Stock incentive Plan. The options are for ten years and have an exercise price of $2.48 per share. Twenty percent of the options, which is 6,666 options, will vest on December 20, 2005, first anniversary of the grant date and an additional 20% will vest thereafter on each anniversary date thereafter, subject to forfeiture in the event that Tesoro no longer employs the executive.

(2)                                  These represent incentive stock options granted as of November 23, 2002 pursuant to our Stock Incentive Plan. The options are for ten years and have an exercise price of $3.00 per share. The options vest as follows: (a) 33% at such time as our Common Stock begins trading on the OTCBB (or equivalent), (b) 33% at such time as Tesoro attains no less than a $50.0 million market cap for ten consecutive trading days, and (c) 34% when Tesoro achieves its 2003 revenue and profit targets, as approved by Tesoro’s Board of Directors. Of the options granted, 66,667 were vested and the remaining 33,333 have been cancelled.

(3)                                  Of the annual salary, $63,250 represents salary for the last quarter of 2002 following our acquisition of IWT effective October 1, 2002.

(4)                                  Includes an automobile allowance of $18,000 and an automobile fringe benefit of $292.

(5)                                  Includes an automobile allowance of $18,000.

(6)                                  Includes an automobile allowance of $10,372, an automobile fringe benefit of $2,030 and payment of $25,317 for an Executive Life Insurance policy with his spouse as beneficiary.

(7)                                  Includes an automobile allowance of $12,914, an automobile fringe benefit of $1,919 and payment of $25,317 for an Executive Life Insurance policy with his spouse as beneficiary.

(8)                                  Includes an automobile allowance of $10,500 (of which $4,500 was paid in last quarter of 2002 following the IWT acquisition), $2,055 for automobile fringe benefits (paid prior to the IWT acquisition), $2,885 for additional health benefits (paid prior to the IWT acquisition), and payment of $42,213 for an Executive Life Insurance policy with his spouse as beneficiary (of which $6,329 was paid following the IWT acquisition).

(9)                                  Includes an automobile allowance of $7,415, automobile fringe benefits of $2,382 and payment of $33,610 for an Executive Life Insurance policy with his spouse as beneficiary.

(10)                            Includes an automobile allowance of $7,413, automobile fringe benefits of $1,351 and payment of $33,610 for an Executive Life Insurance policy with his spouse as beneficiary.

(11)                            Includes an automobile allowance of $6,785 (of which $4,500 was paid in last quarter of 2002 following the IWT acquisition) and payment of $42,215 for an Executive Life Insurance policy with his spouse as beneficiary (of which $8,402 was paid following the IWT acquisition).

(12)                            Includes an automobile allowance of $9,552, an automobile fringe benefit of $6,650 and payment of $30,056 with his spouse as beneficiary.

(13)                            Includes an automobile allowance of $9,551, an automobile fringe benefit of $9,949 and payment of $30,058 with his spouse as beneficiary.

(14)                            Includes an automobile allowance of $7,739 (of which $4,500 was paid in last quarter of 2002 following the IWT acquisition), $1,936 for additional health benefits and payment of $42,208 of an Executive Life Insurance policy with his spouse as beneficiary (of which $7,514 was paid following the IWT acquisition).

Option Grants in Last Fiscal Year

Individual Grants
		% of total
	# of securities	options			Potential Realizable value at assumed
	underlying	granted to	Exercise or		annual rates of stock price appreciation
	Options	employees in	Base price	Expiration	for option term
Name	Granted (#)	fiscal year	($/Sh)	date	5%	10%
Henry J. Boucher, Jr.	33,333	25%	$3.00	12/30/14	$164,016	$268,464
Paul F. Boucher	33,333	25%	$3.00	12/30/14	$164,016	$268,464
Forrest Jordan	33,333	25%	$3.00	12/30/14	$164,016	$268,464
Grey Perna	33,333	25%	$3.00	12/30/14	$164,016	$268,464

Options to purchase 32,750 were granted to any employees during the fiscal year ended December 31, 2004. 5,000 shares were issued at $6.00 per share and 27,750 were issued at $2.80 per share. Of the total number of options grated to employees, 1,000 vested on January 27th, 2005. None of the options were in the money at December 31, 2004.  Options to purchase up to 10,000 shares were granted to each of our five independent directors, 5,000 of which vested on January 10, 2004 and five thousand of which vested on January 10, 2005.  Of the total number of options granted, 25,000 vested through the end of 2004 and 20,000 vested on January 10, 2005.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

No options were exercised in 2004 by any person, including any of the four named executives, each of whom hold options to acquire up to 100,000 shares ranging from $3.00 per share to $2.48 per share.  None of the options were in the money at December 31, 2004.

	Shares		Number of Securities Underlying Unexercised Options at Fiscal year end	Value of Unexercised In-the-money Options at Fiscal year end (1)
	Acquired on		Exercisable/	Exercisable/
Name	Exercise	Value Realized	Unexercisable	Unexercisable
Henry J. Boucher, Jr.	-0-	-0-	66,667/33,334	0/0
Paul F. Boucher	-0-	-0-	66,667/33,334	0/0
Forrest Jordan	-0-	-0-	66,667/33,334	0/0
Grey Perna	-0-	-0-	66,667/33.334	0/0

(1)                                  At December 31, 2004, none of the options held by the Named Executive Officers were in the money.

The Company sponsors a 401(k) plan known as the International Wholesale Tile 401(k) Profit Sharing Plan & Trust.  The Profit Sharing Plan provides tax deferred salary deductions for eligible employees.  Employees may contribute from 1% to 12% of their annual compensation to the Plan, limited to an annual maximum amount as set periodically by the Internal Revenue Service.  The Company provides matching contributions equal to 100% of the employee’s contributions up to a maximum of 3% of eligible pay.  The contribution expense related to the Plan amounted to $120,492and $76,249 for the years ended December 31, 2004 and 2003 respectively.

Our IWT Tesoro Stock Incentive Plan.

On December 27, 2001, our then sole Director recommended approving the 2001 Tesoro Stock Incentive Plan to our then sole stockholder, who, on December 27, 2001, approved the Plan. Below is a summary of the Plan and its objectives:

Generally

We believe that our Plan satisfies our objective of enhancing our profitability and value for our stockholders’ benefit by enabling us to offer our eligible employees, consultants and our affiliates, stock-based incentives. We believe that this will help to create a means to raise the level of stock ownership by these individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders.

Under the Plan, we may grant “non-qualified” and incentive stock options to purchase, and restricted stock (Awards). All shares issuable or exercisable under the Plan, however, have been registered for resale.  The aggregate maximum number of shares for which Awards may be issued under the Plan is four million shares of our common stock. The Plan does provide for equitable adjustment of the number of shares and the number of shares of each subsequent Award and of the unexercised portion of the stock option award described below in the event of a change in our capitalization due to a stock split, stock dividend recapitalization, merger, or similar event. Other than with regard to incentive stock options, the number of shares that may be delivered under the Plan will be determined after giving effect to the use by a participant of the right, if granted, to cause Tesoro to withhold from the shares of common stock otherwise deliverable to a recipient upon exercising an Award in payment of all or a portion of his or her withholding obligation arising from such exercise.

Compensation Committee’s Role

Our Compensation Committee currently controls and manages the Plan’s operation and administration. The Committee has discretion to:

•                  Determine the types, terms and conditions of all Awards, including exercise price or purchase price (if any), performance goals, and other earn-out and/or vesting contingencies and acceleration provisions,

•                  Adopt, alter or repeal administrative rules, guidelines and practices (including special guidelines for non-U.S. employees),

•                  Delegate administrative responsibilities,

•                  Construe and interpret the Plan’s terms and any agreements evidencing Awards granted.

Additionally, the Committee may grant stock options and restricted stock to our employees and consultants. Participants are selected on the basis of demonstrated ability to contribute substantially to us. Our Board has authority to grant stock options to Non-Employee Directors according to the Plan. All awards are subject to the terms of a written agreement between the participant and us.

The awards granted under the Plan may be either incentive stock options or non-qualified stock options or restricted stock awards. The maximum number of shares subject to any award of stock options or shares of Restricted Stock is 100,000.

The vesting schedule for any option granted under the Plan is determined by the Committee and will be set forth in a specific option agreement. To the extent not exercised, installments will accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires. The Committee has the right to accelerate the exercisability of any option. Incentive Stock Options Stock options qualify as “incentive stock options” (ISOs) if they meet the requirements of Section 422 of the Internal Revenue Code. ISOs may only be granted to our employees and our affiliates and any person holding our capital stock or any affiliate possessing more than 10% of the total combined voting power of all classes of our capital stock. Affiliates will not be eligible to receive ISOs unless the exercise price per share is at least 110% of the fair market value of the stock on the date the option is granted. Each ISO granted pursuant to the Plan is exercisable, during the optionee’s lifetime, only by the optionee or the optionee’s guardian or legal representative. Non-Qualified Stock Options Non-qualified stock options may be granted to employees or to Directors who are not our Officers nor employees, as well as to consultants and other persons who provide services to our affiliates and us. Stock options are non-qualified stock options if they do not meet the requirements for ISOs. Restricted Stock The Committee may grant shares of restricted stock, which is an award of shares of common stock that is subject to the attainment of pre-established performance goals and other conditions, restrictions and contingencies as the Committee determines. Awards of restricted stock may be granted solely to participants who are our employees or consultants, or of any of its subsidiaries or parent corporation. Unless otherwise determined by the Committee at the time of the grant, each award of restricted Stock will provide that if the participant engages in detrimental activities (as defined in the Plan) prior to, or during the one year period after, any vesting of restricted Stock, the Committee may direct (at any time within two years thereafter) that all unvested Restricted Stock be immediately forfeited to us and that the participant will pay us an amount equal to the fair market value at the time of vesting of any restricted stock that has vested in the period referred to above. (This does not apply upon a Change of Control). The Committee will fix the purchase price of the Restricted Stock.

Awards of restricted stock must be accepted within 90 days (or such shorter period as the Committee may specify at grant) after the award date by executing a Restricted Stock Award agreement and paying whatever price (if any) the Committee designates. Additionally, recipients of restricted stock are required to enter into a restricted stock agreement, which states the restrictions to which the shares are subject and the criteria or date or dates on which such restrictions will lapse. Within these limits, based on service, attainment of objective performance goals, and such other factors as the Committee may determine in its sole discretion, the Committee may provide for the lapse of such restrictions or may accelerate or waive such restrictions at any time. A participant who receives an Award of restricted stock shall not have any rights with respect to such award of restricted stock, unless and until such participant has delivered a fully executed copy of a restricted stock award agreement and has otherwise complied with the applicable terms and conditions of such award.

Awards of restricted stock may be intended to satisfy Section 162(m) of the Code. Under the Plan, an award of restricted stock may be conditioned upon or subject to the attainment of performance goals. These performance goals will be based on one or more of the objective criteria with regard to us (or any subsidiary corporation, parent corporation, division, or other operational unit of ours) as described in the Plan.

Exercise Periods

All options will lapse on the expiration of the option terms specified by the Committee, but in no event will non-qualified or incentive stock options be exercisable after the expiration of 10 years from the date such option is granted (five years for participants who own more than 10% of the total combined voting power of all classes of the stock of ours, our corporations or our parent corporation).

Performance Based Grants

The exercise price per share of Common Stock subject to an Incentive Stock Option or a Stock Option intended to be “performance-based” for purposes of Section 162(m) of the Code is determined by the Committee at the time of grant but shall not be less than 100% of the fair market value of the shares of Common Stock at the time of grant. However, if an Incentive Stock Option is granted to a 10% Stockholder, the exercise price shall be no less than 110% of the fair market value of the Common Stock. The Committee also decides the exercise price per share of Common Stock subject to a non-qualified stock option.

To the extent that the aggregate fair market value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under this Plan and/or any other stock option plan of ours or any of our subsidiaries or parent corporation exceeds $100,000, such options shall be treated as non-qualified stock options. In addition, if an employee does not remain employed by us or any of our subsidiaries or parent corporation at all times from the time an ISO is granted until three months prior to the date of exercise (or such other period as required by applicable law), such option shall be treated as a non-qualified stock option. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of our stockholders.

Paying for Options

Payment of the purchase price is by (i) cash, (ii) check, or (iii) such other consideration as the Plan Administrators, in their sole discretion, determine and is consistent with the Plan’s purpose and applicable law, or (iv) any combination of the foregoing.

Effect of Exercise

Upon awarding Restricted Stock, the recipient has all rights of a stockholder with respect to the shares, including, without limitation, the right to receive dividends, the right to vote those shares and, subject to and conditioned upon the full vesting of the shares of restricted stock, the right to tender those shares.

Optionees do not have stockholder rights (e.g., right to vote and receive dividends) until they exercise their option and receive shares of Common Stock.

Each stock option expires and is no longer exercisable on the dates that the Plan administrators determine at the time when the options are granted. Stock options can also be terminated under certain circumstances following a “Change of Control.”

Change of Control

According to our Plan, a “Change of Control” occurs if we

•                  are dissolved or liquidated,

•                  are reorganized, merged or consolidated with one or more corporations where we are not the surviving entity, or

•                  transfer substantially all of our property or more than 80% of our then outstanding shares to another corporation not controlled by our stockholders.

If a Change of Control occurs, the Plan and any outstanding options will terminate unless we provide for the Plan to be assumed and continued with our options either assumed or replaced with substitute options covering the shares of a successor corporation. If no provision is made for Plan continuation, we will give all option holders advance written notice of the Change of Control, all options will become fully exercisable and the option holders will then have 30 days to exercise their options.

If our corporate structure changes or if our shares change (i.e. if we recapitalize, our stock splits, we consolidate, we undertake a rights offering, or we issue a stock dividend), the Plan administrators will make appropriate adjustments to the number or class of shares which may be distributed under the Plan and the option price or other price of shares subject to the outstanding awards under the Plan in order to maintain the purpose of the original grant.

Federal Income Tax Overview

The following discussion of the federal income tax consequences of granting and exercise of stock options and restricted stock awards under the Plan and the sale of common stock acquired as a result of any exercises of options is based on an analysis of the Code, existing laws, judicial decisions, and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the federal income tax consequences described below, a participant may also be subject to state, local, estate and gift tax consequences, none of which is described below. This discussion is limited to the U.S. federal income tax consequences to individuals, who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options.

Neither the grant nor (provided the holding periods described below are satisfied) the exercise of an incentive stock option will result in taxable income to a participant or a tax deduction for us. However, for purposes of the alternative minimum tax, the excess of the fair market value of the shares acquired upon exercise of an incentive stock option (determined at the time the option is exercised) and the exercise price for such shares will be considered part of the participant’s income.

If the applicable holding periods described below are satisfied, the sale of shares of common stock purchased upon the exercise of an incentive stock option will result in capital gain or loss to the participant and will not result in a tax deduction to us. To receive the foregoing incentive stock option tax treatment as to the shares acquired upon exercise of an incentive stock option, a participant must hold such shares for at least two years following the date the incentive stock option is granted and for one year following the date of the exercise of the incentive stock option. In addition, a participant generally must be an employee of ours (or a subsidiary corporation or parent corporation of ours) at all times between the date of grant and the date three months before exercise of the option.

If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of the fair market value of the shares on the date of exercise minus the exercise price, or the amount realized on the disposition minus the exercise price, will be treated as ordinary compensation income in the taxable year of the disposition of the shares, with any remaining gain being treated as capital gain. If the holding periods are not satisfied, we will generally be entitled to a tax deduction equal to the amount of such ordinary income included in the participant’s taxable income, subject to Section 162(m) of the Code.

Non-Qualified Stock Options.

A participant will recognize no taxable income at the time a non-qualified stock option is granted to a recipient.

A participant will recognize ordinary compensation income at the time a non-qualified stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares purchased by the optionee over the exercise price for such shares. Other than with regard to Non-Employee Directors, this ordinary compensation income will also constitute wages subject to income tax withholding under the Code and we will require the participant to make suitable arrangements to ensure that the participant remits to us an amount sufficient to satisfy all tax withholding requirements.

We will generally be entitled to a deduction for federal income tax purposes at such time and in the same amount as the amount includable in the participant’s ordinary income in connection with his or her exercise of a non-qualified stock option, subject to Section 162(m) described herein.

Upon a participant’s subsequent sale or other disposition of shares purchased on exercise of a non-qualified stock option, the participant will recognize capital gain or loss (which may be short-term or long-term depending upon the participant’s holding period) on the difference between the amount realized on such sale or other disposition and the participant’s tax basis in the shares sold. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price for such shares and the amount includable in the participant’s income with respect to such exercise and acquisition of the shares.

All Stock Options.

The following considerations may also apply to grants of non-qualified stock options and/or incentive stock options:

•                  Any of our Officers and Directors subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their stock options,

•                  Any entitlement to a tax deduction on the part of us is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding a $1,000,000 limitation on deductible compensation), and

•                  In the event that the exercisability or vesting of any stock option is accelerated because of a change in control, payments relating to the stock option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes.

In general, Section 162(m) of the Code does not allow a publicly held corporation, for federal income tax purposes, to deduct compensation in excess of $1 million per year per person to its chief Executive Officer and the four other Officers whose compensation is disclosed in its proxy statement, subject to specific exceptions. Our Plan does not currently qualify for the exceptions and is therefore subject to the limitations of Section 162(m).

Options may not be sold, assigned, transferred, pledged or encumbered, except by will or by the laws of descent and distribution. The optionee may only exercise an option during his or her lifetime or his or her estate, for a period of time after the optionee’s death.

Generally, our Board of Directors or the Committee have the power to amend, terminate or suspend all or any portion of the Plan without stockholder approval. However, no amendment may impair an existing award or alter the rights of a recipient of options already granted under the Plan without the recipient’s consent. Additionally, the Board of Directors may not, without further approval of our stockholders and according to Nevada law, solely to the extent required by the applicable provisions of Rule 16b-3, Section 162(m) or 422 of the Code, or the rules of any applicable exchange:

•                  Increase the aggregate number of shares of Common Stock that may be issued under this Plan,

•                  Increase the maximum individual Participant limitations for a fiscal year,

•                  Change the classification of employees, Consultants or Non-Employee Directors eligible to receive Awards under this Plan,

•                  Decrease the minimum option price of any Stock Option,

•                  Extend the maximum Stock Option period,

•                  Materially alter the Performance Criteria for the Award of Restricted Stock, or

•                  Make any other amendment that would require stockholder approval under the rules of any exchange or system on which our securities are listed or traded.

Unless previously terminated by the Board of Directors, the Plan shall terminate on the earlier of December 31, 2012 or ten years after the date the Plan is effective. Through December 31, 2004, 440,000 options were granted, of which 306,668 have vested and the remaining 133,332 will vest 20% per year, commencing December 20, 2005.  Additionally, 124,500 restricted shares were issued under the Plan.

Subsequent to the end of fiscal 2003, all the share underlying the Plan were registered and those shares already issued were registered for resale, pursuant to a registration statement on Form S-8.

Pension Plan

The Company sponsors a 401(k) plan known as the International Wholesale Tile 401(k) Profit Sharing Plan & Trust. The Pension Plan provides tax deferred salary deductions for eligible employees. Employees may contribute from 1% to 12% of their annual compensation to the Pension Plan, limited to an annual maximum amount as set periodically by the Internal Revenue Service. The Company provides matching contributions equal to 100% of the employee’s contributions up to a maximum of 3% of eligible pay. The contribution expense related to the Pension Plan amounted to $120,492 and $59,352 for the years ended December 31, 2004 and 2003, respectively.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of Tesoro or any of its subsidiaries.  None of our executive officers currently serve, or has served during the last completed fiscal year, on any Standing Committee or as Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Directors’ Compensation

Currently, Outside Board Members receive the following:

•                  10,000 shares of common stock upon accepting the Board appointment;

•                  A stipend of $500 per Director per meeting attended;

•                  A stipend of $500 per Director per committee meeting attended (with the exception of the Chair of the Audit Committee, who will receive a stipend of $1,000 per meeting);

•                  Reimbursement of out of pocket expenses incurred by each Director in order to attend a meeting (spouse costs included for annual stockholder/ Board meeting only); and

•                  10,000 options to acquire shares of common stock at the fair market value per each full calendar year of service, of which 50% vest on the grant date and the remaining 50% vest on the anniversary of the grant date, providing that the Director is still serving in that capacity.

Insider Directors do not receive any compensation for their services as such.

Employment and Consulting Agreements

Henry J. Boucher, Jr.  On December 29, 2001, Tesoro entered into an employment agreement with Mr. Boucher to serve as Tesoro’s President. In consideration for his services, and under the terms of his employment agreement, Mr. Boucher’s current annual salary is $240,000.  He also receives a monthly car allowance of $1,500. Mr. Boucher’s employment may be terminated for cause at any time and within 30 days without cause. He is subject to non-disclosure and non-compete provisions.

Forrest Jordan.  Effective October 2, 2002, IWT entered into an employment agreement with Mr. Jordan for one year, renewed automatically unless terminated by IWT not less than ninety days prior to the expiration of the term. In consideration for his services, Forrest Jordan receives a salary of $253,067 per year. He also receives a monthly car allowance of $1,500. Forrest Jordan also receives a life insurance policy whose beneficiary is his family and such other compensation as determined by the Compensation Committee. He is subject to non-disclosure and non-compete provisions.

Paul F. Boucher.  Paul Boucher’s employment agreement is substantially the same as that of Forrest Jordan’s, with the exception that he receives an annual salary of $263,000.

Grey Perna.  Grey Perna’s employment agreement is substantially the same as that of Forrest Jordan’s.

OUR PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of August 31, 2005 for:

•                                          Each person who we know beneficially owns more than 5% of our Common Stock;

•                                          Each of our Directors and nominees for election to the Board;

•                                          Each of the named Executive Directors; and

•                                          All of our Directors and Executive Officers as a group.

“Beneficial Ownership” is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. For example, you “beneficially” own Common Stock not only if you hold it directly, but also if you hold it indirectly (though a relationship, a position as a director or trustee, or a contract or understanding), or have (or share the power to vote the stock or sell it) the right to acquire it within 60 days. Except as disclosed in the footnotes below, each of the Executive Officers, Directors and Nominees for Directors listed have sole voting and investment power over his or its shares.  As of August 31, 2005, there were 11,701,102 shares of Company Stock issued and outstanding (no shares of Preferred Stock were issued and outstanding) and approximately 239 holders of record.

						Percent of Class
		Shares Beneficially Held				Before	After
Name(1)	Current Title	Before Offering		After Offering		Offering	Offering(2)
Henry J. Boucher, Jr.	• Tesoro: Chairman, President, Chief Executive Officer,
	• IWT Tesoro International Ltd.: Director
	• IWT Tesoro Transport, Inc.: President and Director
	• The Tile Club, Inc., President, Director, Secretary	842,267	(3)(4)	842,267	(3)(4)	7.2%	5.8%

James R. Edwards(5)(6)	Tesoro: Director	60,000	(7)	60,000	(7)	*	*

Joseph A. Equale (8)(15)	Tesoro: Director	5,000		5,000		*	*

Carl G. Anderson, Jr.(6)(8)(15)	Tesoro: Director	85,000	(9)	85,000	(9)	*	*

Robert B. Rogers(8)(15)	Tesoro: Director	32,000	(10)	32,000	(10)	*	*

Allen G. Rosenberg(5)(15)	Tesoro: Director	35,000	(11)	30,000	(11)	*	*

Paul F. Boucher	• Tesoro: Director, Senior Vice President, Assistant Secretary
	• IWT: President, Director
	• IWT Tesoro International Ltd.: Director
	• IWT Tesoro Transport: Director
	• The Tile Club, Inc.: Director	3,096,667	(3)(12)(13)	3,096,667	(3)(12)(13)	27%	21.1%

Forrest P. Jordan	• Tesoro: Senior Vice President, Chief Financial Officer, Director
	• IWT: Senior Vice President, Treasurer, Secretary, Director
	• IWT Tesoro International Ltd.: Director
	• The Tile Club, Inc.: Director	3,066,667,667	(2)(12)	3,066,667	(3)(12)	27%	21.3%

Grey Perna	• Tesoro: Director, Senior Vice President, Assistant Secretary
	• IWT: Senior Vice President, Director
	• IWT Tesoro International Ltd.: Director
	• The Tile Club: Director	3,068,667	(3)(12)(14)	3.068,667	(2)(12)(14)	27%	21.3%

All Current Officers, Directors and Nominees for Director; as a Group (nine persons)		10,296,268		10,296,268		85.3%	69.3%

Laurus Master Fund, Ltd.		-0-		2,776,884	(2)	-0-	19.2%

*Less than 1%.

(1)                                  The address for each of Tesoro’s Directors, Nominees for Directors and Executive Officers is 191 Post Road West, Suite 10, Westport, CT 06880.

(2)                                  Assumes that Laurus has converted the $3.0 million minimum borrowing note into 1,094,891 shares, exercises its warrants into 511,883 shares and it options into 1,170,110 shares.

(3)                                  Includes options to purchase up to 66,667 shares are exercisable at $3.00 per share.

(4)                                  Includes 9,500 shares held in IWT’s 401(k) Plan.

(5)                                  Member of the Compensation Committee.

(6)                                  Member of the Nominating and Governing Committee.

(7)                                  Includes 25,000 incentive stock options, of which (a) 10,000 are vested and which are exercisable at $3.00 per share; (b) 10,000 options are vested and exercisable at $6.00 per share; and (c) 5,000 options are vested and exercisable at $2.55 per share.  Also includes warrants to purchase up to 7,500 shares at $3.00 per share through January 7, 2008.

(8)                                  Member of the Audit Committee.

(9)                                  Includes 25,000 incentive stock options, of which (a) 10,000 are vested and which are exercisable at $3.00 per share; (b) 10,000 options are vested and exercisable at $6.00 per share; and (c) 5,000 options are vested and exercisable at $2.55 per share.  Also includes warrants to purchase up to 10,000 shares at $3.00 per share through March 10, 2008.

(10)                            Includes 15,000 incentive stock options that are currently vested of which (i) 10,000 options exercisable at $6.00 per share and (ii) 5,000 are exercisable at $2.55 per share.  Also includes warrants to purchase 3,500 shares at $7.00 per share.

(11)                            25,000 incentive stock options, of which (i) 10,000 are vested and which are exercisable at $3.00 per share; (ii) 10,000 options are vested and exercisable at $6.00 per share; and (iii) 5,000 options are vested and exercisable at $2.55 per share.

(12)                            IWT’s institutional lender requires that during the term of its loan, Paul Boucher, Grey Perna and Forrest P.  Jordan will not allow their aggregate beneficially ownership interest in Tesoro to be less than 51%,

(13)                            Includes 30,000 shares held by Mr. Boucher’s minor children.

(14)                            Includes 2,000 shares held by Mr. Perna’s wife.

(15)                            Includes 5,000 incentive stock options, which are exercisable at $2.55 per share.

(16)                            This does not give effect to the exercise of any vested options or warrants other than those held by Laurus.

SELLING SECURITYHOLDERS

Laurus may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. When we refer to “Laurus” in this prospectus, we mean Laurus Master Fund, Ltd., as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of Laurus’ interests. In the event that Laurus enters into a transaction with a pledgee, donee, assignee, transferee or successor, we will amend or supplement this prospectus to specifically name such individual as a “Selling Securityholder”.

We have agreed to file a registration statement, of which this prospectus is a part, to register the shares of Laurus set forth in the table below in order to permit Laurus to sell these shares from time to time as described in “Plan of Distribution”.

We cannot determine the actual number of shares of our common stock that we will issue, because of the variables discussed in this prospectus. Shares of our common stock issued or sold to Laurus will not be freely tradable by Laurus until they are registered under applicable securities laws or an exemption from such registration is available. However, we are required to register for sale all shares of our common stock issued or issuable to Laurus in connection with the Agreements.

Based upon information provided to us by Laurus, Laurus does not own any shares or rights in our common stock other than as previously disclosed in this prospectus as of August 31, 2005, Laurus has not had a material relationship with us within the past three years other than as a result of the ownership of our shares of common stock or other securities as described in this prospectus and other then in connection with providing the notes discussed in this prospectus. Laurus may offer the shares offered by this prospectus from time to time.  Laurus may have acquired, sold or transferred, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of their common stock since the date as of which the information in the table is presented. We are not making any representation that any shares covered by this prospectus will or will not be offered for resale. Laurus reserves the right to accept or reject, in whole or in part, any proposed sale of shares.

Information about Laurus may change over time. Any changed information will be set forth in prospectus supplements. From time to time, additional information concerning ownership of our common stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

	Shares Beneficially Held		Percent of Class
Name	Before Offering	After Offering(1)	Before Offering	After Offering(2)

Laurus Master Fund, LLC	-0-	2,776,884	0	19.2%

(1)                                  The figures for the number of shares and the percentage of shares beneficially owned by Laurus after the offering are based on the assumption that Laurus will sell all of the shares registered for sale hereby. Because Laurus may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by Laurus after completion of the sale of shares hereunder.

(2)           The number of shares being offered in this prospectus represent the maximum number of shares issuable in connection with the exercise of the conversion rights having exercise prices of $2.74 per share, warrants and options having an exercise price of $3.15 per share and $.001 per share, respectively, as such number may be adjusted upon the occurrence of dilutive events in accordance with Rule 416 under the Securities Act. This does not include conversion nof the remaining $2.0 million into 729,927 shares of common stock.

Laurus has not informed us of its current plans with respect to the disposition of shares of our common stock which are covered by this prospectus.

DESCRIPTION OF OUR SECURITIES

We are authorized to issue 100 million shares of common stock, par value $.001 per share, and 25 million shares of preferred stock, $.001 per share. As of August 31, 2005, 11,701,102 shares of our common stock were issued and outstanding and no shares of preferred stock issued or outstanding.  Additionally, options to purchase up to 1,547,777 options have been granted.  Finally, warrants to purchase up to 549,500 shares of our Common Stock are also outstanding.

The following descriptions constitute brief summaries of the material provisions of our Articles of Incorporation and Bylaws, copies of which have been filed with the SEC. Common Stock The holders of our common stock are entitled to dividends, if any are declared, and are entitled to a pro rata portion of our assets if we liquidate or dissolve our business, if our assets are not first distributed to our creditors or preferred stockholders.

Common Stock

Each share of common stock entitles the holders to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of shares voting for the election of Directors can elect all of the Directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any Directors. Our bylaws require that only a majority of the issued and outstanding shares of our common stock is required to transact business at a stockholders’ meeting. The common stock has no preemptive, subscription or conversion rights nor may we redeem it.

The number of shares of common stock outstanding does not include (i)up to 1,094,891 shares issuable upon Laurus converting the minimum borrowing note in the principal amount of $3.0 million, based upon a conversion price of $2.74 per share, (ii) or an additional 729,927 shares based upon a conversion price of $2.74 for the remaining $2.0 under the Secured Revolving Note.  However, the number of shares to be obtained upon exercise of the conversion rights, warrants or options cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Laurus, would result in Laurus owning more than 4.99% of our outstanding common stock at any given point of time (or 19.99% in the event that such limitation is suspended upon the occurrence of an “event of default” under any of the Agreements or any other transaction agreements).

Preferred Stock

Our Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of our common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of Tesoro.  Currently, no shares of preferred stock have been issued or designated.

Options

We have issued a total of 1,547,777  options, 1,170,110 of which have were granted to Laurus at an exercise price of $.001 per share.  The shares underlying options are subject to a lock-up period through August 25, 2006.

The remaining 567,749 options have been granted pursuant to our Stock Incentive Plan and are for five years from the date of grant. Of these options, 377,667 have vested.  All options granted pursuant to the Plan are priced at not less than fair market value from the date these options were granted.  A summary of the options granted is as follows:

Number of Options Granted	Number Vested	Number Not Yet Vested	Number Not Terminated because of Requirements Not Met	Exercise Price
400,000	66,667	-0-	133,332	$3.00
40,000	40,000	-0-	-0-	3.00
50,000	45,000	-0-	5,000	6.00
5,000	1,000	5,000	-0-	6.00
117,000	-0-	117,000	-0-	2.80
133,332	26,664	106,668	-0-	2.48
50,000	25,000	25,000	-0-	2.55

Warrants

Currently, warrants to purchase up to 1,061,383 shares are outstanding.  Of these warrants, 199,500 are exercisable at $4.50 per share for five years (between October 2007 and March 2008) and 350,000 are exercisable at $7.00 per share through June 17, 2006.  The remaining 511,883 warrants granted to Laurus are exercisable at $3.15 per share through August 25, 2008.  The exercise price was based upon approximately 115% of the ten previous trading days’ closing price of Laurus’ common stock prior to the grant.

The Laurus Master Fund Financing

On August 25, 2005, we entered into agreements with Laurus Master Funds, Ltd, a Cayman Islands corporation, pursuant to which we issued convertible debt, warrants and options to purchase common stock to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933. The securities sold to Laurus include the following:

•                  A convertible secured note, in the principal amount of $5,000,000, convertible at any time into common shares at an initial conversion rate of $2.74 per share, maturing on August 25, 2008.

•                  Five-year warrants to purchase up to 511,883 shares of common stock at an exercise price of $3.15 per share.

•                  Five-year options to purchase up to 1,170,110 shares of common stock at an exercise price of $0.001 per share of which are subject to a one-year lock-up through August 26, 2005..

•                  Laurus has agreed that it will not convert the note or exercise any warrants or options into common stock in amounts that would cause the holder’s aggregate beneficial ownership of the Company’s common stock to exceed 4.99% without 120 days prior notice, or 19.99% without stockholder approval.

We are permitted to borrow an amount based upon its eligible accounts receivable, as defined in the agreements with Laurus, not to exceed an aggregate of $5,000,000. We must pay certain fees for any unused portion of the revolving note or in the event the facility is terminated prior to expiration. Our obligations under the notes are secured by all of our assets, including but not limited to inventory and accounts receivable.  These obligations are subrogated to our commercial lender, Fleet Capital Corporation.  The notes mature on August 25, 2008. Annual interest on the notes is equal to the “prime rate” published in The Wall Street Journal from time to time, plus 1.5%, provided, that, such annual rate of interest may not be less than 6%, subject to certain downward adjustments resulting from certain increases in the market price of our common stock. Interest on the notes is payable monthly in arrears on the first day of each month, commencing on September 1, 2005.

The principal amount of the secured convertible minimum borrowing note for $3.0 million, together with accrued interest thereon is payable on August 25, 2008. We may redeem the secured convertible minimum borrowing note in cash by paying the holder 124% of the principal amount, plus accrued interest. The holder of the term note may require us to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $2.74.

Upon an issuance of shares of common stock below the fixed conversion price, the fixed conversion price of the notes will be reduced accordingly. The conversion price of the secured convertible notes may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution.

124% of the full principal amount of the convertible notes is due upon default under the terms of convertible notes. Laurus has contractually agreed to restrict its ability to convert the convertible notes if it would exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant and the option held by such holder and 4.99% of the outstanding shares of our common stock.

We are obligated to file a registration statement registering the resale of shares of the common stock issuable upon conversion of the convertible notes, exercise of the warrant and exercise of the option. If the registration statement is not filed by September 24, 2005, or declared effective by December 23, 2005, or if the registration is suspended other than as permitted in the registration rights agreement between us and Laurus, we are obligated to pay Laurus certain fees and the obligations may be deemed to be in default.

We paid a fee at closing to Laurus Capital Management LLC, the manager of the Laurus Master Funds, Ltd., equal to 3.9% of the total maximum funds to be borrowed under the Company’s agreements with Laurus.

As of September 21, 2005, we have received an aggregate of $5,000,000 of loan proceeds from Laurus. We have an outstanding balance of $5,000,000 due to Laurus as of August 25, 2008.

Transfer Agent

Our transfer agent for the shares is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Additional Information Describing Securities

For additional information regarding our securities, you may view our Articles of Incorporation and bylaws which are available for inspection at our offices or which can be viewed through the EDGAR database at http://www.sec.gov as exhibits to the registration statement on Form S-1. You may also choose to review applicable statutes of the state of Texas for a description concerning statutory rights and liabilities of stockholders. Reports to Stockholders We will furnish to holders of our securities annual reports containing financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our stockholders as we see as appropriate.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF NEVADA LAW

AND OUR GOVERNING DOCUMENTS

Our articles of incorporation and bylaws and Nevada law contain provisions that could delay or prevent a change in control and could also limit the market price of our stock. Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions provide us with the right to:

•                  Authorize the issuance of preferred stock that can be created and issued by the Board of Directors without prior stockholder approval (but subject to any rights granted in any articles of designations), commonly referred to as “blank check” preferred stock, with rights senior to those of common stock; and

•                  Establish advance notice requirements for submitting nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting.

•                  Further, certain provisions of Nevada law make it more difficult for a third party to acquire us. Some of these provisions permit us to:

•                  Establish a supermajority stockholder voting requirement to approve an acquisition by a third party of a controlling interest; and

•                  Impose time restrictions or require additional approvals for an acquisition of us by an interested stockholder.

PLAN OF DISTRIBUTION

Laurus and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Laurus may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  broker-dealers may agree with Laurus to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale;

•                  through the writing or settlement of options or other hedging

•                  transactions, whether through an options exchange or otherwise; or

•                  any other method permitted pursuant to applicable law.

Laurus may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by Laurus may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from Laurus (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Laurus does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, Laurus may enter into hedging transactions with broker-dealers or other financial institutions. Laurus may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Laurus and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Laurus has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We have agreed to indemnify Laurus against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Laurus may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Laurus has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by Laurus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which all the shares have been sold or (ii) the date on which the shares may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k), as determined by our counsel. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, Laurus will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by Laurus or any other person. We will make copies of this prospectus available to Laurus and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will pay all expenses associated with filing and maintaining the effectiveness of this registration statement. With the exception of any brokerage fees and commission which are the obligation of Laurus, we are responsible for the fees, costs and expenses of this offering which are estimated to be $75,000, inclusive of our legal and accounting fees, printing costs, “blue sky,” filing and other miscellaneous fees and expenses.

DISCLOSURE OF THE SEC’S POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that our Officers and Directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that persons duties is found by a court of law. Additionally, we have entered into separate Indemnity Agreements with each of our Executive Officers and Directors to provide for additional protection. Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Only a very limited public market for our common stock has existed and no market for any of our other securities exists.  Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect our stock’s prevailing market price and our ability to raise capital by another offering of equity securities. Of the 11,701,102 shares outstanding as of August 31, 2005:

•                  250,000 shares were registered on our registration statement effective June 17, 2003,

•                  153,100 shares have been issued pursuant to resales of stock relating to our Stock Incentive Plan, which 4,000,000 underlying shares were registered for resale in January 2004 pursuant to registration Statement on Form S-8,

•                  10,053,500 shares were registered for resale on our October 19, 2004 registration statement (not including warrants to purchase up to an additional 299,500 shares, which underlying shares are also being registered for resale),

•                  1,243,502 shares were registered for resale on our June 17, 2003 registration statement,

•                  1,000 shares are subject to Rule 144.

Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell (within any three month period) a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Tesoro. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of IWT Tesoro at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

The availability for sale of substantial amounts of common stock subsequent to this offering could adversely affect the prevailing market price of the common stock and could impair our ability to raise additional capital through the sale of its equity securities. Prospective investors should be aware that the possibility of such sales might, in the future, have a depressive effect on the price of our common stock in any market that may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of Tesoro may sell their shares during a favorable movement in the market price of our common stock, which may have a depressive effect on its price per share. See “Description of Securities”, “Principal Stockholders”, “Concurrent Offering” and “Important Risk Factors”.

The foregoing summary of Rule 144 is not a complete description.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

Resignation of Kantor, Sewell & Oppenheimer, PA. In September 2004.

Effective September 13, 2004, Kantor, Sewell & Oppenheimer, PA (KSO) resigned as the independent public accountant for IWT Tesoro Corporation.  The decision to accept KSO’s resignation was made by Tesoro’s audit committee.

KSO’s resignation follows Tesoro’s filing of its quarterly report on Form 10-Q for the quarter ended June 30, 2004, which report did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

For the fiscal years ended December 31, 2003 and December 31, 2002, and through the date of this Annual Report on Form 10-K, there have been no disagreements with KSO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to KSO’s satisfaction, would have caused it to make references thereto in its report on Tesoro’s financial statements as of and for the fiscal years ended December 31, 2003 and December 31, 2002.

Appointment of McGladrey & Pullen, LLP (McGladrey) in September 2004.

Effective September 10, 2004, McGladrey & Pullen, LLP was appointed as Tesoro’s independent public accountant. McGladrey reported on Tesoro’s consolidated statements of financial condition as of December 31, 2004 and the consolidated statement of operations, changes in stockholders’ equity and cash flows for the same fiscal period.

During the fiscal years ended December 31, 2003 and December 31, 2002 and the subsequent interim period prior to McGladrey’s engagement, Tesoro has not engaged McGladrey as either the principal accountant to audit Tesoro’s financial statements, or as an independent public accountant to audit any of Tesoro’s significant subsidiaries and on whom McGladrey is expected to express reliance in its report.  Additionally, neither Tesoro nor anyone on its behalf consulted with McGladrey regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit option that might be rendered on Tesoro’s financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable item during Tesoro’s two most recent fiscal years or any subsequent interim period.

Appointment of Kantor, Sewell and Oppenheimer, P.A. in December 2003, successor to Sewell & Company, P.A.

Effective December 1, 2003, Tesoro independent accountants, Sewell and Company, PA, of Hollywood, Florida was replaced by the accounting firm of Kantor, Sewell & Oppenheimer, PA (KSO), the successor firm to Sewell and Company.  KSO maintains the same facilities as Sewell and Company and is a Florida SEC qualified accounting firm.  Sewell reported on and audited the financial statements prepared by the Registrant for the period commencing September 20, 2000 through September 30, 2003.

The recommendation by Tesoro’s Audit Committee was based upon KSO becoming the successor firm pursuant to the merger of Sewell with Kantor and Oppenheimer.

None of Sewell’s reports on the financial statements for either the past two years contained an adverse opinion or a disclaimer of opinion, nor were qualified or modified as to uncertainty, audit scope, or accounting principles.  Additionally, during the Registrant’s two most recent fiscal years and any subsequent interim period preceding Sewell’s dismissal, there were no disagreements with the Registrant’s former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Appointment of Sewell and Company, P.A.

On September 13, 2002, Tesoro notified the accounting firm of Magee, Rausch & Shelton, LLP of Tulsa, OK (“MRS”) that MRS had been replaced as Tesoro’s principal accountant. MRS reported on and audited the financial statements prepared by Tesoro since our inception on May 3, 2000 and ending July 15, 2000. It has not prepared any financial statements subsequent to the July 15, 2000, reports.

On August 23, 2002, Tesoro engaged the accounting firm of Sewell and Company, PA of Hollywood, Florida, as its principal accountant to audit the financial statements prepared by Tesoro for the fiscal year ended December 31, 2002 and for its past financial filings. The decision to change accountants was approved by Tesoro’s Board of Directors and was based on its belief that Tesoro’s operations would be more accessible and economically undertaken by a Florida SEC qualified accounting firm since its wholly-owned subsidiary, International Wholesale Tile, Inc. is a Florida corporation located in Palm City, Florida.

MRS did not prepare the audited financial statements for the last two fiscal years. However, for the previously prepared audited report prepared by MRS, the MRS report on Tesoro’s financial statements and audits contained no adverse opinion or disclaimer of opinion and were not qualified as to uncertainty audit scope or accounting principle. For those reports and documents prepared by MRS, there have been no disagreements with MRS on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures.

LEGAL MATTERS

Rader and Coleman, P.L., Boca Raton, Florida will pass upon the validity of issuing the stock we are offering. Ms. Coleman, a partner in the firm, owns or controls 42,500 shares of our common stock, of which she is custodian for her minor daughter, who owns 1,500 shares.  Stuart Rader, a partner with the firm, owns or controls 2,500 shares of our common stock, individually.

EXPERTS

The consolidated financial statements and schedules for the year ended December 31, 2004 appearing in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, an independent public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.

Additionally, the consolidated financial statements and schedules for the years ended December 31, 2003, 2002, 2001 and 2000 have been audited by Kantor, Sewell & Oppenheimer, P.A., independent public accountants, as indicated in their respective reports dated February 25, 2005 and January 23, 2005, respectively, and are incorporated in reliance upon the authority of this firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement filed on Form S-1 with the SEC. This prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, as permitted by SEC rules and regulations. For further information, please refer to the exhibits filed with this Registration Statement or that were previously filed with the SEC. Similarly, we furnish our stockholders with our annual reports, which will include financial statements audited by our independent accountants, and such other periodic reports as we may determine to furnish or as may be required by law, including sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended. All our filings and exhibits may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may also obtain information by calling the SEC at 1-800-SEC-0330. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System (EDGAR) are publicly available through the SEC’s website (http://www.sec.gov.).

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Additional risks and uncertainties not currently known or that is not currently deemed material may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties that we may face in the future may have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IWT Tesoro Corporation and Subsidiaries

Westport, Connecticut

We have audited the accompanying consolidated balance sheet of IWT Tesoro Corporation and Subsidiaries as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of IWT Tesoro Corporation and Subsidiaries as of December 31, 2004, and the results of its operations and cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGLADREY & PULLEN, LLP

New Haven, Connecticut
February 25, 2005 except for the first paragraph of Note 5, as to which the date is March 23, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IWT Tesoro Corporation and Subsidiaries

Westport, CT

We have audited the accompanying consolidated balance sheets of IWT Tesoro Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IWT Tesoro Corporation and Subsidiaries as of December 31, 2003 and 2002, and the results of its operations, and its cash flows for each of those years in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the accompanying consolidated financial statements, the Company has restated the consolidated balance sheets as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2003 and 2002.

/s/ KANTOR, GEISLER & OPPENHEIMER, PA

Hollywood, Florida
January 23, 2004, except as to Note 2, which is as of March 29, 2005

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
		(Restated)
ASSETS
Current Assets:
Cash	$507,677	$867,361
Accounts receivable, net allowance for doubtful accounts and returns of $270,013 and $175,000	7,883,756	4,852,705
Inventories	21,578,829	13,058,839
Deposit on purchase of inventories	366,667	—
Note receivable arising from sale of stock	—	550,000
Prepaid expenses	271,104	754,281
Total current assets	30,608,033	20,083,186

Property and equipment, net	1,762,065	1,236,979

Other assets	758,997	382,101
	$33,129,095	$21,702,266
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$15,282,653	$9,859,161
Accrued expenses and other liabilities	997,432	536,963
Current portion of capital lease obligations	80,943	63,152
Current portion of notes payable, other	18,218	42,719
Total current liabilities	16,379,246	10,501,995

Long-Term Debt:
Note payable, revolving line of credit	16,047,220	9,599,340
Capital lease obligations	170,425	149,183
Subordinated notes payable, stockholders	338,662	338,662
Notes payable, other	37,487	42,560
Total long-term debt	16,593,794	10,129,745
Total liabilities	32,973,040	20,631,740

Commitments and Contingencies (Note 9)

Stockholders’ Equity:
Preferred stock, $0.001 par value, 25,000,000 authorized; none issued	—	—
Common stock, $0.001 par value, 100 million shares authorized; 11,697,102 and 11,622,702 issued and outstanding	11,697	11,623
Additional paid in capital	4,178,800	3,883,949
Accumulated deficit	(4,034,442)	(2,825,046)
	156,055	1,070,526
	$33,129,095	$21,702,266

See Notes to Consolidated Financial Statements

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
		(Restated)	(Restated)

Net Sales	$44,925,449	$32,604,546	$25,387,708
Cost of Goods Sold	27,790,173	19,814,514	15,268,535
Gross Profit	17,135,276	12,790,032	10,119,173
Operating Expenses:
Warehouse and distribution	5,489,263	3,807,845	2,429,795
Sales and marketing	6,074,812	4,311,558	3,050,890
General and administrative	6,107,673	5,443,190	3,213,416
	17,671,748	13,562,593	8,694,101
Income (Loss) from Operations	(536,472)	(772,561)	1,425,072
Other Expenses:
Interest expense	(627,439)	(480,139)	(328,920)
Other	(45,485)	(15,421)	(15,788)
	(672,924)	(495,560)	(344,708)
Income (Loss) Before Income Taxes	(1,209,396)	(1,268,121)	1,080,364

Income Tax Benefit (Expense)	—	(597,196)	597,174
Net Income (Loss)	$(1,209,396)	$(1,865,317)	$1,677,538
Earnings (Loss) Per Share:
Basic and Diluted	$(0.10)	$(0.17)	$0.15

Weighted Average Common Shares Outstanding:
Basic and Diluted	11,679,028	11,197,655	10,845,775

See Notes to Consolidated Financial Statements

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid in	Subscription	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total

Balance, December 31, 2001, as restated	9,000,000	$9,000	$116,400	$(84,000)	$(776,789)	$(735,389)

Year Ended December 31, 2002:
Distributions, September 30, 2002	—	—	—	—	(1,864,020)	(1,864,020)

Payment of subscription receivable	—	—	—	84,000		84,000

Net income, nine months ended September 20, 2002	—	—	—	—	2,214,239	2,214,239

Balance September 30, 2002 - Before Recapitalization	9,000,000	9,000	116,400	—	(426,570)	(301,170)

Recapitalization, October 1, 2002	1,800,000	1,800	(116,400)	—	3,542	(111,058)

Balance After Recapitalization on October 1, 2002	10,800,000	10,800	—	—	(423,028)	(412,228)

Reclassification of redeemable stock	(450,000)	(450)			(60,086)	(60,536)

Issuance of shares in exchange for legal services	15,000	15	40,635	—	—	40,650

Issuance of shares to employees, directors and consultants	134,500	135	364,360	—	—	364,495

Issuance of shares - private offering	83,334	83	249,917	—	—	250,000

Exercise of warrants	5,000	5	14,995	—	—	15,000

Net loss 3 months ended December 31, 2002	—	—	—	—	(536,701)	(536,701)

Accretion of redeemable stock	—	—	(669,907)	—	(342,717)	(1,012,624)

Balance December 31, 2002, as Restated	10,587,834	$10,588	$—	$—	$(1,362,532)	$(1,351,944)

See Notes to Consolidated Financial Statements

	Common Stock		Additional Paid in	Subscription	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total

Balance, December 31, 2002, as Restated	10,587,834	$10,588	$—	$—	$(1,362,532)	$(1,351,944)

Year Ended December 31, 2003:
Cancellation of stock repurchase agreement	450,000	450	669,907		402,803	1,073,160

Issuance of shares - private offering	236,668	237	959,764	—	—	960,001

Exercise of warrants	80,000	80	239,920	—	—	240,000

Issuance of shares to employees and directors for services rendered	18,200	18	55,441	—	—	55,459

Issuance of shares - public offering	250,000	250	1,292,250	—	—	1,292,500

Issuance of shares - officer’s performance-based stock options	—	—	666,667	—	—	666,667

Net loss	—	—	—	—	(1,865,317)	(1,865,317)

Balance, December 31, 2003, as Restated	11,622,702	11,623	3,883,949	—	(2,825,046)	1,070,526

Year Ended December 31, 2004:
Exercise of warrants	45,500	45	147,830	—	—	147,875

Issuance of shares to consultant for services rendered	17,000	17	98,333	—	—	98,350

Issuance of shares to employees and directors for services rendered	10,400	10	44,065	—	—	44,075

Issuance of shares to customers	1,500	2	4,623	—	—	4,625

Net loss	—	—	—	—	(1,209,396)	(1,209,396)

Balance, December 31, 2004	11,697,102	$11,697	$4,178,800	$—	$(4,034,442)	$156,055

See Notes to Consolidated Financial Statements

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
		(Restated)	(Restated)
Cash flows from operating activities:
Net income (loss)	$(1,209,396)	$(1,865,317)	$1,677,538
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	297,324	341,073	156,307
Deferred income taxes	—	597,196	(597,174)
Common stock issued for services and compensation	147,050	722,128	405,145
Provision for doubtful accounts and reserve for returns	226,089	259,581	3,085
(Gain) loss on disposal of property and equipment	(21,532)	18,757	(5,979)
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(3,257,140)	(2,236,753)	(786,221)
Inventories	(8,426,672)	(7,010,963)	(1,062,449)
Deposit on purchase of inventories	(550,000)	—	—
Prepaid expenses and other assets	186,700	(513,560)	(280,438)
Increase in:
Accounts payable	5,423,492	4,455,345	1,242,495
Accrued expenses	460,469	182,120	203,779
Net cash provided by (used in) operating activities	(6,723,616)	(5,050,393)	956,088
Cash flows from investing activities:
Acquisitions of property and equipment	(656,464)	(1,029,310)	(58,048)
Proceeds from sale of equipment	25,000	20,000	11,000
Net cash used in investing activities	(631,464)	(1,009,310)	(47,048)
Cash flows from financing activities:
Proceeds from revolving line of credit	48,840,627	42,239,607	26,010,639
Payments on revolving line of credit	(42,392,747)	(37,662,341)	(25,105,628)
Collection on notes receivable arising from sale of stock	550,000	—	—
Proceeds from issuance of stock	147,875	1,942,500	349,000
Payments of long-term debt	(126,860)	(128,994)	(113,125)
Loan financing costs	(23,499)	(85,000)	—
Proceed from issuance of long-term debt	—	157,296	—
Repayment of stockholder loan	—	(110,050)	(25,000)
Distribution to stockholders	—	—	(1,864,020)
Proceeds from related party note	—	—	10,640
Net cash provided by (used in) financing activities	6,995,396	6,353,018	(737,494)
Net Increase (Decrease) in Cash	(359,684)	293,315	171,546
Cash, Beginning	867,361	574,046	402,500
Cash, Ending	$507,677	$867,361	$574,046

(Continued)

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
	(Restated)	(Restated)
Cash Paid (Received) During the Period for:
Interest expense	$(627,439)	$473,056	$302,345
Income tax	$(359,400)	$—	$—
Non-Cash Operating Activities:
Inventory acquired through deposit with vendor	$93,318	$—	$—
Non-Cash Investing and Financing Activities:
Acquisition of property and equipment financed through long-term debt	$136,319	$172,667	$100,544
Note receivable arising from the sale of stock	$—	$550,000	$—
Recapitalization	$—	$—	$(111,058)

See Notes to Consolidated Financial Statements

IWT TESORO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE 1.                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

The consolidated financial statements include IWT Tesoro Corporation and its wholly owned subsidiaries (collectively the “Company”).

IWT Tesoro Corporation was incorporated in the state of Nevada on May 3, 2000 as Ponca Acquisition Corporation. On September 23, 2002, the Company changed the name from Ponca Acquisition Corporation to IWT Tesoro Corporation. On October 1, 2002, IWT Tesoro Corporation (an inactive publicly held company) acquired 100% of the outstanding stock of International Wholesale Tile, Inc. (IWT) in exchange for 83% of its outstanding common stock in a transaction accounted for as a recapitalization of IWT. A total of 9,000,000 shares of common stock were issued for the acquisition. For accounting purposes, the acquisition has been treated as a capital transaction and as a recapitalization of International Wholesale Tile, Inc. The financial statements became those of International Wholesale Tile, Inc., with adjustments to reflect the changes in equity structure. The operations are those of International Wholesale Tile, Inc. for all periods presented, and those of IWT Tesoro Corporation from the date of recapitalization.

International Wholesale Tile, Inc. is principally a value added reseller of ceramic floor and wall covering products (primarily ceramic, porcelain and stone tile) to the new construction and remodeling industries for commercial and residential marketplaces. In addition to IWT, Tesoro’s primary operating subsidiary, Tesoro has three additional wholly owned subsidiaries. These include IWT Tesoro Transport, a USDOT licensed common carrier, organized to act as our freight carrier outside of Florida and to back haul non household goods to Florida. IWT Tesoro International, LTD., a Bermuda corporation to act as a holding company for activities and assets such as agency agreements and investments in foreign operations. The Tile Club, Inc., formed in 2004, was organized to acquire licensing, manufacturing and distribution rights for high-end designer and artistic based decorative tiles and to also act as an agent for foreign manufacturers from whom IWT has acquired excusive distribution rights.

Principles of Consolidation

The consolidated financial statements include IWT Tesoro Corporation and its wholly owned subsidiaries International Wholesale Tile, Inc., IWT Tesoro International, Ltd, IWT Tesoro Transport, Inc. and The Tile Club, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash and are of an original maturity of three months or less.

Accounts Receivable

Accounts receivables are carried at the amount billed to a customer, net of the allowance for doubtful accounts and allowance for returns. The allowance for doubtful accounts is an estimate for credit losses based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The allowance for returns is an estimate for material returns estimated at the time revenue is recognized based on historical rates of returns and allowances. Management determines the allowance for returns by regularly evaluating the returns and their corresponding reason.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and accounts receivable.

Cash

At various times during the year, the Company had deposits in financial institutions in excess of the federally insured limits. At December 31, 2004, the Company had deposits in excess of federally insured limits of approximately $709,000. The Company maintains its cash with high quality financial institutions which the Company believes limits these risks.

Accounts Receivable

The Company does business and extends credit based on an evaluation of the customers’ financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. Additionally, the Company maintains credit insurance for certain customer accounts, which mitigates the credit risk. Allowance for doubtful accounts and returns on accounts receivable balances were approximately $270,000 and $175,000 as of December 31, 2004 and 2003, respectively.

Inventories

Inventories are valued at the lower of cost or market, with cost determined on the first in, first out (FIFO) method and include freight in, duty and handling costs. Inventories consist of finished goods and merchandise in transit from overseas factories. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value.

Property and Equipment

Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments at the date of acquisition. Depreciation is calculated on a straight-line basis over the assets’ estimated remaining useful lives, which range from 3 to 10 years. Leasehold improvements are capitalized and amortized on the straight-line method over the shorter of the lease term or the life of the improvement. Betterments and large renewals, which extend the life of the asset, are capitalized, whereas maintenance and repairs and small renewals are expensed as incurred.

Income Taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Revenue Recognition

Revenue is recognized when goods are shipped. Allowances for product returns are recorded as a reduction of sales at the time revenue is recognized based on historical data. These allowances are adjusted to reflect actual returns.

Impairment of Long-Lived Assets

The Company reviews the recoverability of our long-lived assets to determine whether events or changes in circumstances occurred that indicate the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected future cash flows of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between the estimated fair value and carrying value. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Shipping and Handling Costs

Shipping and handling costs, included in warehouse and distribution expense in the consolidated statement of operations, were approximately $2,357,000, $1,775,000 and $1,245,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Advertising and Promotion

Advertising and promotion expenses are charged to expense during the period in which they are incurred. Promotional merchandise, which includes sample and display boards and sample packs, are held in other inventories until they are shipped to the customer at which point they are expensed. Advertising and promotion expenses, included in sales and marketing expenses in the consolidated statement of operations, was approximately $1,978,000, $1,429,000 and $1,112,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related interpretations, in accounting for its employee and board of director stock options rather than the alternative fair value accounting allowed by SFAS No. 123, “Accounting for Stock-Based Compensation”.

          As amended by SFAS 148 “Accounting for Stock-Based Compensation Transition and Disclosure” APB No. 25 provides that the compensation expense relative to the Company’s employee stock options is measured based on the intrinsic value of the stock option.

SFAS No. 123 requires companies that continue to follow APB No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. The Company follows SFAS No. 123 in accounting for stock options issued to non-employees.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, “Accounting for Stock-Based Compensation,” and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions for 2004 and 2002, respectively: risk-free interest rates of 3.47%, and 2.32%, dividend yields of 0% and 0%, volatility factors of the expected market price of the Company’s common stock of 57.4%, and 0.0%; and a weighted average expected life of the options of 3 and 5 years. There were no stock options issued during 2003.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

No stock-based employee compensation cost is reflected in net income (loss) for the years ended December 31, 2004 and 2002 related to non-variable plan awards, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant and the number of shares an individual was entitled to was known. The net loss for the year ended December 31, 2003 includes $666,667 of stock-based compensation cost because of performance-based vesting criteria that were met during 2003 when the market price of the underlying stock was greater than the exercise price of the options. The following table illustrates the effect on net earnings (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to non-variable stock-based employee awards.

	Years Ended December 31,
	2004	2003	2002
	(Restated)	(Restated)
Net income (loss)	$(1,209,396)	$(1,865,317)	$1,677,538

Add: total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(6,334)	(2,281)	(2,697)

Pro forma net income (loss)	$(1,215,730)	$(1,867,598)	$1,674,841

Earnings (loss) per share – Basic and Diluted:
As reported	$(0.10)	$(0.17)	$0.15
Pro forma	$(0.10)	$(0.17)	$0.15

Earnings (Loss) Per Share

The Company has adopted SFAS Statement No. 128, “Earnings per Share”. The statement establishes standards for computing and presenting earnings per share (EPS). It requires dual presentation of basic and diluted EPS on the face of the income statement. There is no presentation of diluted loss per share in 2004 and 2003 as the effect of common stock options and warrants amounts were antidilutive.  The diluted earnings per shares for 2002 are not presented as there were no potentially diluted securities outstanding at that time.

Note 11 discuss the issuance of warrants issued in connection with equity transactions.

Note 12 discuss options issued through the Company’s stock option plans.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to short-term maturities of these instruments. Although there are generally no quoted market prices available for affiliate note receivable, the valuation assessment was based on the respective interest rates, risk-related rate spreads and collateral considerations. The carrying value of the Company’s line of credit approximates fair value because the interest rate used with this instrument fluctuates with the market rate. The fair values of subordinated long-term debt are estimated based on current rates offered to the Company for debt with comparable maturities and similar collateral requirements (see Note 7). The fair value of all other long-term debt approximates their carrying value.

Segment Information

The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. The Company operates in one segment for management reporting purposes.

Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46(R), “Consolidation of Variable Interest Entities.” Interpretation No. 46(R) clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Interpretation No. 46(R) was applicable for all reporting periods after December 15, 2004. Interpretation No. 46(R) did not have a material impact on the Company’s results of operations or financial position.

In November, 2004, the FASB issued SFAS No. 151 “Inventory Costs” an amendment to Accounting Research Bulletin No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” Additionally this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 152 will become effective for fiscal years beginning after June 15, 2005. The Company has not yet determined the impact of adopting this standard.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets” an amendment to Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” which is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges in which the future cash flows of the entity are not expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 will become effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. The Company has not yet determined the impact of adopting this standard.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123(R)”). SFAS No. 123(R) requires companies to recognize the compensation cost relating to share-based payment transactions in the financial statements. This Statement eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, and requires instead that such transactions be accounted for using a fair-value-based method. SFAS No. 123 (R) will be effective for the Company’s third quarter of fiscal 2005. The Company has not yet determined the impact of adopting this standard.

Reclassifications

Certain amounts in the 2003 and 2002 financial statements have been reclassified for comparative purposes to conform to the 2004 presentation.

NOTE 2.                RESTATEMENT OF 2003 AND 2002 FINANCIAL STATEMENTS

The Company has restated the consolidated balance sheets as of December 31, 2003 and 2002, and the consolidated statements of operations, stockholders’ equity and cash flows for the years then ended as described below:

Accounts Receivable

Management determined that the Company had been incorrectly calculating the allowances for product returns. Management revised this calculation and determined that accounts receivable and net sales were overstated by approximately $55,000 as of and for the year ended December 31, 2003.

Accrued Expenses

Management determined that the Company had been incorrectly calculating the accruals for sales commissions. Management revised this calculation and determined that accrued expenses were understated by approximately $400,000 and $204,000 as of December 31, 2003 and 2002, respectively.

Sample and Display Boards

Management reassessed its methodology for accounting for sample and display boards and determined that this promotional merchandise should have been expensed when distributed rather than capitalized and depreciated. The adjustments resulting from the restatement increased the net loss for 2003 by approximately $758,000 and decreased net income for 2002 by approximately $616,000. This change also reduced property and equipment as of December 31, 2003 and 2002 by approximately $2,980,000 and $2,223,000, respectively.

Deferred Taxes

In connection with the restatements for accounts receivable, accrued expenses and sample and display boards described above, the related tax effect was recorded resulting in gross deferred tax assets and recorded a valuation allowance, as needed, to reduce net deferred tax assets to an amount considered by management more likely than not to be realized.

Stockholders Equity

As part of the recapitalization transaction of IWT effective October 1, 2002 (see Note 1), the Company and each of the three stockholders of International Wholesale Tile, Inc. entered into a repurchase agreement to commence on January 1, 2003. The maximum number of redeemable shares under the repurchase agreement was 450,000. On June 26, 2003, the Company voted to cancel the repurchase agreement. The transaction was accounted for by reducing additional paid in capital to the extent a balance existed with the remaining portion of the transaction applied to accumulated deficit as of December 31, 2002.

The effects of these changes are summarized as follows:

	2003			2002
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
As of December 31:
Consolidated Balance Sheet:
Accounts receivable	$4,907,705	$(55,000)	$4,852,705	$2,875,532	$—	$2,875,532
Property and equipment, net	4,217,268	(2,980,289)	1,236,979	2,712,422	(2,222,920)	489,502
Deferred tax assets	249,397	(249,397)	—	34,348	562,848	597,196
Accrued expenses	137,292	399,671	536,963	151,064	203,799	354,863

Deferred tax liability	148,594	(148,594)	—	—	—	—

Additional paid in capital	4,972,820	(1,088,871)	3,883,949	(686,068)	686,068	—

Accumulated Deficit	(380,146)	(2,444,900)	(2,825,046)	(184,740)	(1,177,792)	(1,362,532)

	2003			2002
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
For the Year Ended December 31:
Consolidated Statement of Operations:
Net Sales	$32,659,546	$(55,000)	32,604,546	$25,387,708	$—	$25,387,708
Gross profit	12,845,032	(55,000)	12,790,032	10,119,173	—	10,119,173
Operating expenses	12,609,330	953,263	13,562,593	7,874,786	819,315	8,694,101
Income (loss) before income taxes	(259,861)	(1,008,260)	(1,268,121)	1,899,679	(819,315)	1,080,364
Income tax benefit (expense)	64,455	(661,651)	—	34,348	562,826	597,174
Net Income (loss)	(195,406)	(1,669,911)	(1,865,317)	1,934,027	(256,489)	1,677,538

Earnings (loss) per share:
Basic and Diluted	$0.02	$(0.12)	$(0.10)	$0.19	$(0.04)	$0.15

NOTE 3.                INVENTORIES

Inventories consisted of the following:

	2004	2003

Tiles	$17,034,540	$11,102,115
In Transit	4,544,289	1,956,724
Total inventories	$21,578,829	$13,058,839

Inventory in transit consists of merchandise purchased overseas, which has not yet been received in the warehouse.

The Company obtains legal title at the shipping point.

NOTE 4.                PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	2004	2003
		(Restated)

Furniture and fixtures	$412,316	$307,247
Machinery and equipment	634,531	477,996
Vehicles	233,501	211,215
Office and computer equipment	447,866	329,747
Leasehold improvements	730,534	409,125
	2,458,748	1,735,330
Less accumulated depreciation	696,683	498,351
	$1,762,065	$1,236,979

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was approximately $264,000, $267,000 and $129,000, respectively.

NOTE 5.                NOTE PAYABLE, REVOLVING LINE OF CREDIT

On December 31, 2004, the Company amended and restated the existing revolving line of credit agreement providing up to $25,000,000 with interest rates of either (1) LIBOR plus 3.00% or (2) the base rate plus 0.50% (interest rates ranging from 5.03% to 5.75% at December 31, 2004) payable monthly. The line of credit is limited by a borrowing base which is comprised of a percentage of eligible accounts receivable and eligible inventories, as defined, and is collateralized by substantially all the assets of the Company. The balance due at December 31, 2004 and December 31, 2003 was $16,047,220 and $9,599,340, respectively. The line matures September 10, 2006 and contains certain covenants requiring the Company to maintain a certain leverage ratio, a required minimum fixed charge coverage ratio, and certain inventory turnover ratio. At December 31, 2004 the Company was not in compliance with the leverage and fixed charge coverage ratio requirement. On March 23rd, 2005 the Company obtained a waiver of these covenants from our commercial lender.

For the years ended December 31, 2004, 2003 and 2002, interest expense related to the revolving line of credit amounted to $578,000, $413,000 and $227,000 respectively.

NOTE 6.                CAPITAL LEASE OBLIGATIONS

The Company leases certain machinery and equipment under capital leases which expire at various dates through 2009. The future minimum lease payments required are as follows:

2005	$90,103
2006	77,017
2007	59,648
2008	27,103
2009	25,580
279,451
Less amount representing interest	28,083
Present value of minimum lease payments	251,368
Less current portion	80,943
$170,425

Assets acquired under capital lease are presented in property and equipment in the accompanying balance sheet. Balances of assets under capital leases at December 31, 2004 and 2003 were as follows:

	2004	2003

Property and equipment	$437,716	$394,326
Less accumulated depreciation	98,639	94,665
	$339,077	$299,661

NOTE 7.                SUBORDINATED NOTES PAYABLE, STOCKHOLDERS

	2004	2003

Notes payable to three majority stockholders; interest rate 10% per year; due December 31, 2025; subordinated to the revolving line of credit (see Note 5).	$338,662	$338,662

Interest expense related to the subordinated notes payable was approximately $34,000 for the years ended December 31, 2004 and 2003, and approximately $56,000 for the year ended December 31, 2002.

The fair value of the Company’s Subordinated long-term debt is based on the available market information and management’s estimate of current market conditions of similar instruments.

	Carrying Amount		Fair Value
	2004	2003	2004	2003

Subordinated Notes Payable, Stockholders	$338,662	$338,662	$519,589	$645,440

NOTE 8.                NOTES PAYABLE, OTHER

	2004	2003

Various equipment notes, payable in monthly installments ranging from $882 to $1,455; maturing at various dates through December 2008.	$55,705	$85,279

Less current portion	18,218	42,719
	$37,487	$42,560

Year ending December 31:
2005	$18,218
2006	16,767
2007	16,906
2008	3,814
$55,705

NOTE 9.                COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office and warehouse facilities in Palm City, Florida, Dallas, Texas and Westport, Connecticut under operating leases expiring through March 31, 2020.

Future minimum lease payments under non-cancelable operating leases are estimated as follows:

2005	$1,462,000
2006	1,823,000
2007	1,973,000
2008	2,003,000
2009	2,033,000
Thereafter	17,617,000
Total payments	$26,911,000

Rent expense was approximately $1,435,000, $1,032,000 and $480,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Purchase Commitments

On December 29, 2003, the Company entered into an agreement to purchase tile from a vendor, who is also a stockholder of the Company, and paid a deposit of $550,000 on this purchase commitment during 2004, which is reduced by 20% of each purchase throughout the term of the agreement. The agreement is for a term of 18 months from the date of the initial delivery and commits the Company to purchase a total of $2,750,000 of tile. As of December 31, 2004, the Company had a remaining purchase commitment under the agreement of approximately $2,280,000 and the remaining balance of deposits on future purchases is approximately $456,000. This commitment will expire March 2006.

401K Employee Benefit Plan

The Company sponsors a 401(k) plan known as the International Wholesale Tile, Inc. 401(k) Profit Sharing Plan & Trust (the “401K Plan”). The 401K Plan provides tax deferred salary deductions for eligible employees. Employees become eligible sixty days after the date hired, as defined in the 401K Plan. The Company provides matching contributions equal to 100% of the employee’s contributions up to a maximum of 3% of eligible pay. The contribution expense related to the 401K Plan was approximately $121,000, $76,000 and $59,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 10.              STOCKHOLDERS’ EQUITY

Public Offering

On April 11, 2003, the Company filed a registration statement with the Securities and Exchange Commission that was declared effective on June 17, 2003. Two offerings were included in the registration statement. The first was the offer and sale of 250,000 units at $5.50 per unit. Each unit consisted of one share of the Company’s common stock and a warrant to purchase one common share at $7 per share through June 17, 2006. These units were offered initially to then current stockholders of the Company. The second offering was to register on behalf of certain the Company’s stockholders an aggregate of 1,243,502 shares for resale. Of this total, 443,500 were not subject to any lock-up period, 699,002 shares were subject to a six-month lock-up period commencing as of the effective date of the registration statement, and the remaining 101,000 shares were subject to a 12 month lock-up period through June 17, 2004. All contractual lookup periods have expired.

Under this offering, the Company raised $1,292,500, net of offering costs of $82,500.

Private Offering

During March 2003, the Company completed a private placement of its securities, which was initiated in 2002. The offering resulted in the Company issuing an aggregate of 220,002 shares of common stock at $3 per share or $660,000. Under the offering, the Company issued 83,334 shares for $250,000 during 2002 and 136,668 shares for $410,000 during 2003.

Additionally, as part of this offering, the Company issued 330,000 warrants at an initial price of $3 per share. The price of the warrants will increase by $.25 per share each at the beginning of each calendar quarter. These warrants expire 5 years from the date of issuance. During the years ended December 31, 2003 and 2002, 80,000 and 5,000 shares of common stock were issued pursuant to warrants exercised, respectively.

Note Receivable Arising from Sale of Stock

In December 2003, the Company completed a private placement of securities and signed an agreement with an investor to purchase 100,000 units at $5.50 per unit. Each unit consisted of one share of common and one warrant to purchase one additional share at $7 per share. In addition, the investor signed a stock pledge agreement and a promissory note for $550,000, at 3% interest per year, with a maturity date of March 31, 2004. In March 2004, the Company received full payment for the promissory note.

Common Stock

During the year ended December 31, 2004, the Company issued 45,500 shares of common stock pursuant to warrants exercised at $3.25 per share, for a total of $147,875.

During the year ended December 31, 2004, the Company issued 17,000 shares of common stock to consultants for services rendered, based on the trading price at the date of issuance, for a total of $98,350, resulting in an equivalent charge to operations.

On May 26, 2004, the Company issued 10,000 shares of common stock to a director under the Stock Incentive Plan for services rendered, based on the contemporaneous trading price, for a total of $42,500, resulting in an equivalent charge to operations.

On April 15th, 2004, the Company cancelled 100 shares of common stock issued to an employee, based on the trading price at the date of issuance, for a total of $550, resulting in an equivalent reduction in charge to operations.

On July 20th, 2004, the Company issued 500 shares of common stock to an employee under the original terms of an employment agreement, based on the trading price at the date of issuance, resulting in an equivalent charge to operations of $2,125.

During the year ended December 31, 2004, the Company issued 1,500 shares of common stock to existing customers as a promotional project, based on the trading price at the dates of issuance for a total of $4,625, resulting in an equivalent charge to operations.

Other Matters

As part of the recapitalization transaction of IWT (see note 1), the Company and each of the three stockholders of International Wholesale Tile, Inc. entered into a repurchase agreement to commence on January 1, 2003 for three years, under which the three stockholders may sell a certain amount of the Company’s common stock back to the Company for a price based on an amount equal to 88% of the average trading price of the Company’s common stock so long as the stock is trading. The maximum number of redeemable shares under the repurchase agreement is 450,000. On June 26, 2003, the Company voted to cancel the repurchase agreement.

NOTE 11.              COMMON STOCK WARRANTS

A summary of warrants issued and outstanding in connection with equity transactions as discussed above is presented below. Upon exercise, warrants are convertible into an equal number of the Company’s common stock. The warrants are exercisable immediately.

	Year Ended December 31,
	2004		2003		2002
	Warrants	Weighted- Average Exercise Price	Warrants	Weighted- Average Exercise Price	Warrants	Weighted- Average Exercise Price
Outstanding at beginning of year	595,000	$5.35	120,000	$3.00	—	$—
Granted	—	$3.42	555,000	$5.52	125,000	$3.00
Exercised	(45,500)	$3.25	(80,000)	$3.00	(5,000)	$3.00
Outstanding at end of year	549,500	$5.91	595,000	$5.35	120,000	$3.00
Exercisable at year-end	549,500	$5.91	595,000	$5.35	120,000	$3.00

The following tables summarize information for warrants outstanding at December 31, 2004 and 2003:

	Warrants Outstanding at December 31, 2004
Exercise Prices	Number Outstanding at 12/31/04	Weighted- Average Years Remaining	Weighted- Average Exercise Price

$4.00	199,500	3.0	$4.00
$7.00	350,000	1.9	$7.00

	Warrants Outstanding at December 31, 2003
Exercise Prices	Number Outstanding at 12/31/04	Weighted- Average Years Remaining	Weighted- Average Exercise Price

$3.00	245,000	3.0	$3.00
$7.00	350,000	1.9	$7.00

NOTE 12.              STOCK OPTION PLAN

The Company entered into a Stock Incentive Plan on December 27, 2001. The plan provides that eligible employees, consultants, and affiliates may be granted shares of common stock. Under the plan, the options granted are non-qualified stock options, incentive stock options and restricted stock. The aggregate total common stock that may be issued under the plan is 4,000,000 shares. The restricted shares issued to employees were recorded at the fair value on the grant date.

Under the Plan, a total of 28,900, 18,200 and 134,500 restricted shares were issued to employees, directors, customers and consultants for services rendered for the years ended December 31, 2004, 2003 and 2002, respectively.

A summary of the Company’s stock option plan is presented below:

	Year Ended December 31,
	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the period	306,667	$3.00	440,000	$3.00	—
Granted at fair value	216,082	$3.42	—	—	440,000	$3.00
Forfeited	(5,000)	$6.00	(133,333)	$3.00	—	—
Outstanding at the end of the period	517,749	$3.14	306,667	$3.00	440,000	$3.00

	Year Ended December 31,
	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options exercisable at the end of the period	331,667	$3.03	306,667	$3.00	20,000	$3.00

Weighted average fair value of options granted		$1.01		$—		$0.20

The following table summarizes information for stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/04	Weighted- Average Years Remaining	Weighted- Average Exercise Price	Number Exercisable at 12/31/04	Weighted- Average Exercise Price

$2.48-$3.00	467,749	6.9	2.84	306,667	$3.00
$6.00	50,000	4.0	6.00	25,000	$6.00

The following table summarizes information for stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/03	Weighted- Average Years Remaining	Weighted- Average Exercise Price	Number Exercisable at 12/31/03	Weighted- Average Exercise Price

$3.00	306,667	8.9	3.00	306,667	$3.00

NOTE 13.              INCOME TAXES

Significant components of the benefit for income taxes are as follows:

	Year Ended December 31,
	2004	2003	2002
		(Restated)	(Restated)
Income Tax Benefit:
Current	$—	$—	$—
Deferred	—	—	597,174

Income Tax Benefit	$—	$—	$597,174

During the first nine months of 2002, International Tile Wholesale, Inc.’s net income was $2,214,239 which was taxed as an S corporation according to the provisions of the Internal Revenue Code. Accordingly, no tax provision or liability for income taxes is reflected in the accompanying consolidated financial statements for that period of time.

The following is a reconciliation of income tax computed at the Federal Statutory rate to the benefit for income taxes:

	2004		2003		2002
			(Restated)		(Restated)
	Amount	%	Amount	%	Amount	%

Income tax (benefit) at statutory rate	$(411,193)	(34.0)	$(431,162)	(34.0)	$(201,994)	(34.0)

Permanent items	29,925	2.5	34,981	2.8	6,321	1.0

State taxes, net of federal benefit	(40,706)	(3.4)	(42,298)	(3.3)	(20,891)	(3.5)

Effect of S-Corporation conversion	—	—	—	—	(380,610)	(64.0)

Change in valuation Allowance	$421,974	—	$1,035,675	—	$—	—

Income tax provision (benefit)	$—		$597,196		$(597,174)	100.5%

Deferred tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by the current enacted tax rates. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets to amounts considered by management more likely than not to be realized.

The tax effects of temporary differences that give rise to significant components of deferred tax assets and deferred tax liabilities at December 31, 2004 and December 31, 2003 are presented below:

	December 31, 2004	December 31, 2003
		(Restated)

Deferred tax asset:
Net operating loss carryforward	$571,649	$327,403
Accounts receivable	56,450	45,156
Accrued expenses	72,956	40,219
Deferred compensation - stock options	250,867	250,867
Accumulated depreciation	499,195	368,704
Other	6,532	3,326
	1,457,649	1,035,675
Less: Valuation Allowance	(1,457,649)	(1,035,675)
Net deferred tax asset	$—	$—

A summary of the classification of deferred taxes at December 31, 2004 and 2003 are presented below

	2004	2003

Current	129,406	85,375
Non-current	1,328,243	950,300
Total	1,457,649	1,035,675
Valuation allowance	(1,457,649)	(1,035,675)
Net deferred tax asset	$—	$—

At December 31, 2004, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,519,000, which are available to offset future federal taxable income through 2024.

NOTE 14.              QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(Restated)	(Restated)	(Restated)
2004
Net sales	$9,534,632	$11,585,016	$11,052,268	$12,753,533
Gross profit	3,724,218	4,440,610	4,318,359	4,652,089
Net loss	$(434,117)	$(201,585)	$(318,328)	$(255,366)

Basic and diluted loss per share:	$(0.04)	$(0.02)	$(0.03)	$(0.02)

	Quarter Ended
	March 31	June 30	September 30	December 31

2003 (Restated)
Net sales	$6,713,810	$8,477,575	$8,955,693	$8,457,468
Gross profit	2,634,202	3,465,576	3,582,445	3,107,809
Net income (loss)	$(51,988)	$337,512	$(108,921)	$(2,041,920)

Basic and diluted earnings (loss) per share	$(0.00)	$0.03	$(0.01)	$(0.18)

	Quarter Ended
	March 31	June 30	September 30	December 31
2002 (Restated)
Net sales	$6,014,020	$6,803,466	$6,383,981	$6,186,241
Gross profit	2,401,704	2,609,983	2,596,265	2,511,221
Net income (loss)	$681,763	$493,100	$1,039,376	$(536,701)

Basic and diluted earnings (loss) per share	$0.06	$0.05	$0.09	$(0.05)

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current Assets:
Cash	$636,921	$507,677
Accounts receivable, net allowance for doubtful accounts and returns of $288,909 and $270,013	9,055,652	7,883,756
Inventories	26,604,745	21,578,829
Deposit on purchase of inventories	383,057	366,667
Prepaid expenses	300,773	271,104
Total current assets	36,981,148	30,608,033

Property and equipment, net	1,746,338	1,762,065

Other assets	742,361	758,997
	$39,469,847	$33,129,095

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$15,530,686	$15,282,653
Accrued expenses and other liabilities	1,180,377	997,432
Current portion of capital lease obligations	74,442	80,943
Current portion of notes payable, other	16,438	18,218
Total current liabilities	16,801,943	16,379,246

Long-Term Debt:
Note payable, revolving line of credit	21,751,541	16,047,220
Capital lease obligations	135,576	170,425
Subordinated notes payable, stockholders	338,662	338,662
Notes payable, other	59,677	37,487
Total long-term debt	22,285,456	16,593,794
Total liabilities	39,087,399	32,973,040

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, $0.001 par value, 25,000,000 authorized; none issued	—	—
Common stock, $0.001 par value, 100 million shares authorized; 11,701,102 and 11,697,102 issued and outstanding	11,701	11,697
Additional paid in capital	4,189,396	4,178,800
Accumulated deficit	(3,818,649)	(4,034,442)
	382,448	156,055
	$39,469,847	$33,129,095

See notes to the consolidated interim financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	The three months ended		The six months ended
	June 30,		June 30,
	2005	2004	2005	2004
		(Restated)		(Restated)

Net Sales	$14,441,721	$11,585,016	$28,134,699	$21,119,648
Cost of Goods Sold	8,602,396	7,144,406	17,165,389	12,954,820
Gross Profit	5,839,325	4,440,610	10,969,310	8,164,828
Operating Expenses:
Warehouse and distribution	1,925,995	1,327,688	3,611,386	2,588,744
Sales and marketing	1,768,142	1,535,385	3,457,820	3,135,300
General and administrative	1,687,400	1,529,035	3,228,236	2,916,973
	5,381,537	4,392,108	10,297,442	8,641,017
Income (Loss) from Operations	457,788	48,502	671,868	(476,189)
Other Expenses:
Interest expense	(335,170)	(139,111)	(604,760)	(261,377)
Other	41,694	23,823	148,685	30,276
	(293,476)	(115,288)	(456,075)	(231,101)
Income (Loss) Before Income Taxes	164,312	(66,786)	215,793	(707,290)

Income Tax Benefit (Expense)	—	—	—	—
Net Income (Loss)	$164,312	$(66,786)	$215,793	$(707,290)
Earnings (Loss) Per Share:
Basic	$0.01	$(0.01)	$0.02	$(0.06)
Diluted	$0.01	$(0.01)	$0.02	$(0.06)

Weighted Average Common Shares Outstanding:

Basic	11,698,333	11,687,377	11,697,721	11,661,050
Diluted	12,161,081	11,687,377	12,160,469	11,661,050

See notes to the consolidated interim financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

			Additional	Accumulated
	Common Stock		Paid in	Earnings
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2004	11,697,102	$11,697	$4,178,800	$(4,034,442)	$156,055

Issuance of shares to employees	4,000	4	10,596	—	10,600

Net income, six months ended June 30, 2005	—	—	—	215,793	215,793

Balance, June 30, 2005	11,701,102	$11,701	$4,189,396	$(3,818,649)	$382,448

See notes to the consolidated interim financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2005	2004
		(Restated)
Cash flows from operating activities:
Net income (loss)	$215,793	$(707,290)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	188,619	128,859
Loss (Gain) on disposal of property and equipment	16,900	(21,533)
Common stock issued for services and compensation	10,600	140,300
Provision for doubtful accounts and reserve for returns	18,896	97,966
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(1,190,792)	(2,460,414)
Inventories	(4,952,291)	(2,369,087)
Deposit on purchase of inventories	—	(550,000)
Prepaid expenses and other assets	(96,293)	40,491
Increase in:
Accounts payable	248,033	2,233,146
Accrued expenses	182,945	273,080
Net cash used in operating activities	(5,357,590)	(3,194,482)

Cash flows from investing activities:
Acquisitions of property and equipment	(107,562)	(473,214)
Proceeds from sale of equipment	—	25,000
Net cash used in investing activities	(107,562)	(448,214)

Cash flows from financing activities:
Proceeds from revolving line of credit	32,783,331	21,330,000
Payments on revolving line of credit	(27,079,010)	(18,518,046)
Collection on notes receivable arising from sale of stock	—	550,000
Proceeds from issuance of stock	—	147,875
Payments of long-term debt	(74,271)	(73,350)
Loan financing costs	(35,654)	—
Net cash provided by financing activities	5,594,396	3,436,479

Net Increase (decrease) in Cash	129,244	(206,217)

Cash, Beginning	507,677	867,361
Cash, Ending	$636,921	$661,144

Cash Paid During the Period for:
Interest expense	$604,760	$246,876
Income tax	$8,000	$—
Non-Cash Operating Activities:
Inventory acquired through deposit with vendor	$73,625	$—
Non-Cash Investing and Financing Activities:
Acquisition of property and equipment financed through long-term debt	$53,331	$6,095

See notes to the consolidated interim financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

SIX MONTHS ENDED JUNE 30, 2005

NOTE 1.                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include IWT Tesoro Corporation and its wholly owned subsidiaries International Wholesale Tile, Inc., IWT Tesoro International, Ltd, IWT Tesoro Transport, Inc., The Tile Club, Inc. and The Tile Club, Inc.’s wholly owned subsidiary Import Flooring Group, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Basis of Presentation

The interim financial information included herein is unaudited; however, such information reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position, results of operations, changes in stockholders’ equity and cash flows for the interim periods. All such adjustments are of a normal, recurring nature. The results of operations for the first six months of the year are not necessarily indicative of the results of operations which might be expected for the entire year.

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and with the instructions to Form 10-Q and Rule 10-10 of Regulation S-X of the Securities and Exchange Commission. Accordingly certain information and footnote disclosure required by accounting principles generally accepted in the United States of America for complete financial statements have been omitted. These condensed financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s audited financial statements on Form 10-K, for the fiscal year ended December 31, 2004.

The Consolidated Balance Sheet at December 31, 2004 has been derived from the audited financial statements of IWT Tesoro Corporation at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related interpretations, in accounting for its employee and board of director stock options rather than the alternative fair value accounting allowed by SFAS No. 123, “Accounting for Stock-Based Compensation”.  As amended by SFAS 148 “Accounting for Stock-Based Compensation Transition and Disclosure” APB No. 25 provides that the compensation expense relative to the Company’s employee stock options is measured based on the intrinsic value of the stock option.

SFAS No. 123 requires companies that continue to follow APB No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123.  The Company follows SFAS No. 123 in accounting for stock options issued to non-employees.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, “Accounting forStock-Based Compensation,” and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the grant date using the Black-Scholes option-pricing model using the following weighted average assumptions for 2005 and 2004, respectively: risk-free interest rates of 3.58%, and 2.20%, dividend yields of 0% and 0%, volatility factors of the expected market price of the Company’s common stock of 60.79% and 21.51% and expected lives of ten years. Using these assumptions, the weighted average grant-date fair value per share of options granted in 2005 was $1.57 and in 2004 it was $1.21.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

A total of 50,000 options were granted to directors of the Company during the six months ended June 30, 2005. During the six months ended June 30, 2004 a total of 45,000 options were granted to directors of the Company and 5,000 options were granted to employees. The effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provision of the SFAS No. 123, is presented below:

	For the six months ended June 30,
	2005	2004
		(Restated)
Net income (loss) as reported	$215,793	$(707,290)
Deduct: Stock-based employee compensation expense determined under the fair value based method for all options, net of related tax effects	(37,902)	(54,563)

Pro forma net income (loss)	$177,891	$(761,853)

Earnings (loss) per share - Basic
As reported	$0.02	$(0.07)
Pro forma	$0.01	$(0.07)
Earnings (loss) per share - Diluted
As reported	$0.02	$(0.06)
Pro forma	$0.01	$(0.06)

Earnings per Share

Basic and diluted loss per share for the three month period ended June 30, 2004 are equal as the effect of the common stock options and warrants were antidilutive.

Income Taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Reclassifications

Certain amounts in the 2004 financial statements have been reclassified for comparative purposes to conform to the 2005 presentation. These reclassifications had no effect on net income (loss).

NOTE 2.                RESTATEMENT OF FINANCIAL STATEMENTS

The Company has restated the consolidated balance sheet as of June 30, 2004 and the consolidated statements of operations, stockholders’ equity and cash flows for the six months then ended as described below:

Accounts Receivable

Management determined that the Company had been incorrectly calculating the allowances for product returns.  Management revised this calculation and determined that accounts receivable was overstated by approximately $108,000 at June 30, 2004 and net sales were overstated by approximately $31,200 for the three months ended June 30, 2004 and $52,800 for the six months ended June 30, 2004.

Accrued Expenses

Management determined that the Company had been incorrectly calculating the accruals for sales commissions.  Management revised this calculation and determined that accrued expenses were understated by approximately $600,400 as of June 30, 2004.

Sample and Display Boards

Management reassessed its methodology for accounting for sample and display boards and determined that this promotional merchandise should have been expensed when distributed rather than capitalized and depreciated.  The adjustments resulting from the restatement increased the net loss for the three months ended June 30, 2004 by approximately $254,000 and for the six months ended June 30, 2004 by approximately $666,000. This change also reduced property and equipment as of June 30, 2004 by approximately $3,646,500.

Deferred Taxes

In connection with the restatements for accounts receivable, accrued expenses and sample and display boards described above, the related tax effect was recorded resulting in gross deferred tax assets and the Company recorded a valuation allowance, as needed, to reduce net deferred tax assets to an amount considered by management more likely than not to be realized.

Additional Paid In Capital

As part of the recapitalization transaction of IWT effective October 1, 2002, the Company and each of the three stockholders of International Wholesale Tile, Inc. entered into a repurchase agreement to commence on January 1, 2003. The maximum number of redeemable shares under the repurchase agreement was 450,000. On June 26, 2003, the Company voted to cancel the repurchase agreement. The transaction was accounted for by reducing additional paid in capital to the extent a balance existed with the remaining portion of the transaction applied to accumulated deficit as of December 31, 2002.

The effects of these changes are summarized as follows:

	June 30, 2004
	As
	Previously		As
	Reported	Adjustments	Restated
Consolidated Balance Sheet:
Accounts receivable	$7,322,910	$(107,757)	$7,215,153
Property and equipment, net	5,271,853	(3,646,547)	1,625,306
Deferred tax assets	76,972	(76,972)	—
Accrued expenses	209,644	600,399	810,043
Deferred tax liability	13,768	(13,768)	—
Additional paid in capital	5,260,923	(1,088,871)	4,172,052
Retained earnings (deficit)	$(203,300)	$(3,329,036)	$(3,532,336)

	For the Quarter Ended June 30, 2004			For the Year Ended June 30, 2004
	As			As
	Previously		As	Previously		As
	Reported	Adjustments	Restated	Reported	Adjustments	Restated
Consolidated Statement of Operations:
Net Sales	$11,616,257	$(31,241)	11,585,016	$21,172,404	$(52,756)	$21,119,648
Gross profit	4,471,851	(31,241)	4,440,610	8,217,584	(52,756)	8,164,828
Operating expenses	4,010,729	381,379	4,392,108	7,774,037	866,980	8,641,017
Income (loss) before			—			—
income taxes	345,834	(412,620)	(66,786)	212,446	(919,736)	(707,290)
Income tax benefit	84,400	(84,400)	—	(35,600)	35,600	—
Net Income (loss)	$430,234	$(497,020)	$(66,786)	$176,846	$(884,136)	$(707,290)

Earnings (loss) per share:
Basic & diluted	$0.04	(0.05)	$(0.01)	$0.02	(0.08)	$(0.06)

NOTE 3                 INVENTORIES

Inventories consisted of the following:

	June 30,	December 31,
	2005	2004
	(unaudited)

Tiles	$23,700,299	$17,034,540
Inventory in transit	2,904,446	4,544,289
Total Inventories	$26,604,745	$21,578,829

Inventory in transit consists of merchandise purchased overseas, which is not yet received in the warehouse. The Company obtains legal title at the shipping point.

NOTE 4                 PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30,	December 31,
	2005	2004
	(unaudited)

Furniture and fixtures	$416,560	$412,316
Machinery and equipment	700,806	634,531
Vehicles	265,974	233,501
Computer equipment	344,640	447,866
Leasehold improvements	662,494	730,534
	2,390,474	2,458,748
Less accumulated depreciation	644,138	696,683
	$1,746,338	$1,762,065

Depreciation expense for the three months ended June 30, 2005 and 2004 was approximately $79,200 and $70,300, respectively.  Depreciation expense for the six months ended June 30, 2005 and 2004 was approximately $157,300 and $128,900, respectively.

NOTE 5                 NOTES PAYABLE, REVOLVING LINE OF CREDIT

On December 31, 2004, the Company amended and restated the existing revolving line of credit agreement providing up to $25,000,000 with interest rates of either (1) LIBOR plus 3.00% or (2) the base rate plus 0.50% (interest rates ranging from 6.125% to 7.875% at June 30, 2005) payable monthly.  The line of credit is limited by a borrowing base which is comprised of a percentage of eligible accounts receivable and eligible inventories, as defined, and is collateralized by substantially all the assets of the Company. The balance due at June 30, 2005 and December 31, 2004 was $21,751,541 and $16,047,220, respectively. The line matures September 10, 2006 and contains certain covenants requiring the Company to maintain a certain leverage ratio, a required minimum fixed charge coverage ratio, and certain inventory turnover ratio. At June 30, 2005 the Company was not in compliance with the leverage and fixed charge coverage ratio requirement. The Company was granted a waiver of these covenants by our commercial lender.

For the three months ended June 30, 2005 and 2004, interest expense related to the credit line amounted to $320,676 and $119,787 respectively.  For the six months ended June 30, 2005 and 2004, interest expense related to the credit line amounted to $576,301 and $220,643 respectively.

NOTE 6                 STOCKHOLDERS’ EQUITY

Common Stock

During the six months ended June 20, 2005, the Company issued 4,000 shares of common stock to several employees under the Stock Incentive Plan for services rendered, based on the trading price at the date of issuance, for a total of $10,600, resulting in an immediate charge to operations.

NOTE 7                 SEGMENT INFORMATION

The Company manages its operations as one segment and all revenue is derived from customers in the United States.

NOTE 8                 INCOME TAXES

Income tax expense for the three month period ended June 30, 2005 was $-0-as the provision for income taxes, computed by applying the Federal statutory rate to income before income taxes, was reduced by the decrease in the deferred tax valuation allowance during the period, resulting from the utilization of a portion of the Company’s net operating loss carryforward.

Income tax expense for the three month period ended June 30, 2004 was $-0- as the benefit for income taxes, computed by applying the Federal statutory rate to loss before income taxes, was reduced by the increase in the deferred tax valuation allowance during the period, to adjust deferred taxes to the amount considered by management more likely than not to be realized

NOTE 9                 NEW SUBSIDIARIES

On June 6th, 2005, the Company organized the Import Flooring Group, Inc. (IFG).  IFG will provide agency services by directly importing tile from the foreign factories to wholesale tile distributors within the United States. There was no activity as of period ended June 30th, 2005.

No dealer, sales representative, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Tesoro. This Prospectus does not constitute an offer or any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Expenses	Dollar Amount
SEC Registration Fees	$545
Auditing Fees and Expenses	$45,000
Legal Fees and Expenses	$25,000
Other Expenses, including financial printing	$4,455
TOTAL	$75,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide that our Officers and Directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that persons duties is found by a court of law. Nevada’s General Corporation Law also provides that “to the extent that a Director, Officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.”

Additionally, we have entered into Indemnity Agreements with each of our Directors and Executive Officers. The Indemnity Agreement provisions are similar to those set forth in our Bylaws. These agreements provide, among other things, that so long as

•                  an indemnified party’s actions are not in violation of Section 16(b) of the Exchange Act,

•                  an indemnified party is not judged to have been knowingly fraudulent, dishonest or whose misconduct was willful, or

•                  if law prohibits the indemnification

then an indemnified party is indemnified against all expenses, costs and penalties, so long as the party is acting in his or her fiduciary capacity for or on behalf of Tesoro in good faith.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insurance

We carry policies of insurance that cover individual directors and officers for legal liability and that would pay on our behalf for expenses of indemnification of directors and officers in accordance with our articles of incorporation and each Indemnity Agreement.

RECENT SALES OF UNREGISTERED SECURITIES

The sale of the securities described below were deemed to be exempt from registration under the Securities act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereafter, as transactions by an issuer not involving a public offering.  The sales of the above securities were deemed to be exempt.  The recipient of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising. All recipients had adequate access, through their relationship with the Registrant, to information, including financial, about the Registrant.  None of these transactions involved any underwriters, underwriting discounts or commissions.

On October 1, 2002, we issued an aggregate of nine million shares of our common stock to the then three shareholders of International Wholesale Tile, Inc., now one of our wholly owned subsidiaries, in consideration for all of IWT’s outstanding stock.

On October 4, 2002, we issued 15,000 shares of our common stock in exchange for $5,000 of legal fees.

On October 15, 2002, we issued 10,000 shares of our common stock in exchange for financial advisory services.

Between October 15, 2002 and March 31, 2003, we sold an aggregate of 191,000 units for a total of $573,000. Each unit consists of one share of common stock and warrants to purchase 1 1/2 shares initially at $3.00 per share. The price of the warrants will increase by $.25 per share at the beginning of each calendar quarter following the first public sale of our common stock. Included in the group of accredited investors were two of our outside Board members, Carl Anderson and James Edwards who purchased 20,000 units and 10,000 units, respectively, on the same terms and conditions as all other investors in this offering.

In December 2003, we completed a private offering of unregistered securities and signed a subscription agreement with an accredited investor to purchase 100,000 units at $5.50 per Unit. Each unit consisted of 100,000 shares of common stock and warrants to purchase 100,000 shares at $7.00 per share at $5.50 per unit. In addition, the investor signed a stock pledge agreement and a promissory note for the $550,000, plus $3.0 interest per year that matures on June 30, 2004, which was paid in full on a timely basis. The proceeds were used for inventory and working capital purposes.

On February 17, 2004, Tesoro issued 15,000 shares of common stock valued at $5.99 per share, based on the trading price of the shares on the date issued, for a total of $89,850 to a consultant.

During the nine months ended June 20, 2004, Tesoro issued 45,500 shares of common stock in connection with warrants exercised at $3.25 per share for a total of $147,875.

On May 26, 2004, Tesoro issued 10,000 shares of common stock to a new outside member of our Board of Directors at a price of $4.25 per share, which was the then fair market value, for a total of $42,500. On the same date, we also issued 2,000 shares of common stock to a consultant at a price of $4.25 per share for a total of $8,500. Both the shares issued to the outside director and the consultant was pursuant to Tesoro’s Stock Incentive Plan.

In August 2004, we issued a total of 500 shares to one accredited investor who is an IWT customer, based on a fair market value of $3.75 per share, in consideration for past loyalty. In September these shares were included in Tesoro’s selling stockholders’ registration statement on Form S-1 effective October 19, 2004. In September 2004, we issued an additional 1,000 shares to two accredited investors (500 shares each) who are IWT customers, based on a fair market value of $2.75 per share on the date of issuance, in consideration for past loyalty.

On August 25, 2005, we granted conversion rights for up to 1,824,818 shares of our common stock to Laurus Master Fund, Ltd. pursuant to the Security Agreement and the related convertible minimum borrowing note and convertible revolving credit note.  In connection with the same transaction, we also issued warrants to purchase up to 511,883 shares and options to purchase up to 1,170,110 shares to Laurus.

ITEM 16.

(a)Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (filed as an Exhibit to the Company’s Form 10-SB, filed with the Securities and Exchange Commission on August 7, 2000)
3.1.1

Articles of Amendment to Articles of Incorporation dated September 23, 2002 (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002)

3.2.2	Amended and Restated Bylaws (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2003)
3.3.2	Audit Committee Charter (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2003)
3.3.3	Compensation Committee Charter (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2003)
3.3.4	Nominating And Governing Committee Charter (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2003)
3.4.1	Code of Ethics for Senior Financial Officers (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
4.1.1	Form of Warrant Agreement (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
4.1.2	Form of Stock Certificate (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
5.1	Opinion re: Legality by Rader and Coleman, P.L.*
10.3	2001 Ponca Acquisition Corporation Stock Incentive Plan. (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on September 11, 2002)
10.4

Employment Agreement Between Ponca Acquisition Corporation And Henry Jr. Boucher, Jr. Dated As Of December 29, 2002 (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on September 11, 2002)

10.5

Memorandum Of Understanding Between Ponca Acquisition Corporation And The Stockholders Of International Wholesale Tile, Inc. (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on September 11, 2002)

10.6

Stock Purchase Agreement Among The Stockholders Of International Wholesale Tile, Inc., and Ponca Acquisition Corporation effective October 1, 2002 (filed as an Exhibit on Form 8-K, filed with the Securities and Exhibit Commission on October 15, 2002).

10.9	Form of Indemnity Agreement (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
10.10

Employment Agreement between International Wholesale Tile, Inc. and Forrest Jordan (exhibits omitted) (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on May 21, 2003)

10.11

Employment Agreement between International Wholesale Tile, Inc. and Paul F. Boucher (this document is omitted as it is substantially similar to Forrest Jordan’s Employment Agreement with the exception of the employee’s name and address)

10.12

Employment Agreement between International Wholesale Tile, Inc. and Grey Perna (this document is omitted as it is substantially similar to Forrest Jordan’s Employment Agreement with the exception of the employee’s name and address)

10.13

Subordination Agreement between Congress Financial Corporation (Florida). and Forrest Jordan (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on May 21, 2003)

10.14

Subordination Agreement between Congress Financial Corporation (Florida). and Paul F. Boucher (this document is omitted as it is substantially similar to Forrest Jordan’s Subordination Agreement with the exception of the employee’s name and address)

10.15	Subordination Agreement between Congress Financial Corporation (Florida). and Grey Perna (this document is omitted as it is substantially similar to Forrest Jordan’s Subordination Agreement with the exception of the employee’s name and address)
10.16	Amended and Restated Loan and Security Agreement between by and between Fleet Capital Corporation, IWT Tesoro Corporation and International Wholesale Tile, Inc. effective December 31, 2004*
10.17

Form of Security Agreement dated as of August 25, 2005, by and between IWT Tesoro Corporation and International Wholesale Tile, Inc., on the one hand, and Laurus Master Fund Ltd., on the other hand (without exhibits). (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

10.18

Form of Secured Term Note, dated as of August 25, 2005, by Tesoro and IWT in favor of Laurus Master Fund, Ltd.  (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

10.19

Form of Subsidiary Guaranty, dated as of August 25, 2005, by the Tesoro’s subsidiaries in favor of Laurus Master Fund (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

10.20

Form of Common Stock Purchase Warrant, by Tesoro in favor of Laurus Master Fund., Ltd. dated August 25, 2005 (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

10.21	Form of Funds Escrow Agreement dated August 25, 2005 (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)
10.22	Form of Funds Escrow Agreement dated August 25, 2005 (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005).
10.23	Minimum Borrowing Note in favor of Laurus date August 25, 2005.*
10.24	Option Agreement to Laurus dated August 25, 2005. *
16

Letter from Kantor Sewell & Oppenheimer, P.A., concurring with statements concerning their resignation (filed as an exhibit to the Company Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004).

21	Subsidiaries of Registrant*
23.1.1	Consent of Kantor, Geisler and Oppenheimer, LLP*
23.1.2	Consent of McGladrey & Pullen*
23.2	Consent of Rader and Coleman, P.L. (contained in Exhibit 5.1)*

*              Filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)              To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and each amendment thereto and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Westport, CT on September 21, 2005.

IWT TESORO CORPORATION

By:
/s/ Henry J. Boucher, Jr.
	Henry J. Boucher, Jr.,	September 21, 2005
Principal Executive Officer

By:
/s/ Forrest Jordan
	Forrest Jordan	September 21, 2005
Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this registration statement:

Signature	Title	Date

/s/ Henry J. Boucher, Jr.	Principal Executive Officer, Director	September 21, 2005
Henry J. Boucher, Jr.

/s/ Forrest Jordan	Chief Accounting Officer, Director	September 21, 2005
Forrest Jordan

/s/ Carl G. Anderson, Jr.	Director	September 21, 2005
Carl G. Anderson, Jr.

/s/ Paul F. Boucher	Director	September 21, 2005
Paul F. Boucher

/s/ James R. Edwards	Director	September 21, 2005
James R. Edwards

/s/ Joseph A. Equale	Director	September 21, 2005
Joseph A. Equale

Grey Perna	Director	September 21, 2005
Grey Perna

/s/ Robert Rogers	Director	September 21, 2005
Robert Rogers

Allen G. Rosenberg	Director	September 21, 2005
Allen G. Rosenberg